Form 10-K, Exhibit 13
period 1993-12-31
US WEST INC
filed 1994-03-17
CIK 732718

                            [Graphic]







                          U S WEST

                      1993 ANNUAL REPORT

U S WEST IS LEADING A MULTIMEDIA REVOLUTION THAT WILL CHANGE THE WAY WE WORK, LEARN AND PLAY. IT'S EASY WHETHER IT'S MOVIES ON DEMAND, PERSONALIZED NEWS AND HOME SHOPPING, OR VOICE COMMUNICATIONS, WE'LL PACKAGE THE SERVICES YOU WANT. DELIVER THEM WHEN AND WHERE YOU WANT. AND MAKE SURE THEY'RE SIMPLE TO USE.

                          [Picture]

                          AS 1, 2, 3.

TABLE OF CONTENTS

3    Financial Highlights

4    Letter to Shareowners

6    Review of Operations

12   Management's Discussion
      and Analysis of Financial Condition
      and Results of Operations


27   Reports of Management and
     Independent Accountants

28   Consolidated Financial Statements

48   Board of Directors

49   Corporate Executives and
     Shareowner Information




CORPORATE PROFILE

U S WEST Inc. is in the connections business, helping customers share information, entertainment and communications services in local markets worldwide. U S WEST is headquartered in Englewood, Colo., a suburb of Denver.

   The company's major subsidiary, U S WEST Communications, provides services to more than 25 million residential and business customers in 14 western and Midwestern states. U S WEST Communications was created from three former Bell telephone companies: Mountain Bell, Northwestern Bell and Pacific Northwest Bell.

   U S WEST's stock trades under the symbol USW an the New York Stock Exchange and other major exchanges throughout the world.

CORPORATE MISSION
U S WEST's mission is to be a leading provider of integrated communications, entertainment and information services over wired broadband and wireless networks in selected local markets worldwide.

CORPORATE VISION
By the year 2000, U S WEST will be the finest company in the world at connecting people with their world.

U S WEST INC.
FINANCIAL HIGHLIGHTS



Dollars In millions (except per share date)
- ------------------------------------------------------------------------------------------------------------------------------
                                                             1993        1992          1991        1990         1989
FINANCIAL DATA
Sales and other revenues                                  $  10,294   $   9,823   $    9,528   $   9,369   $   9,229
Income from continuing operations (Note I)                      476       1,076          840       1,145       1,075
Net income (loss) (Note 2)                                   (2,806)      (61.4)         553       1,199       1,111
                                                           ----------------------------------------------------------
Total assets                                              $  20,680   $  23,461   $   23,375   $  22,160   $  21,307
Total debt (Note 3)                                           7,199       5,430        5,969       5,147       5,313
Shareowners' equity                                           5,861       8,268        9,587       9,240       8,071
                                                           ----------------------------------------------------------
Earnings per share (continuing operations) (Note 1)       $    1.13   $    2.61   $     2.09   $    2.97   $    2.91
Earnings (loss) per share (Note 2)                            (6.69)      (1.49)        1.38        3.11        3.01
Dividends per share                                            2.14        2.12         2.08        2.00        1.88
Book value per share                                          13.29       19.95        23.39       23.48       21.58
                                                           ----------------------------------------------------------
Return on shareowners' equity (Note 4)                          --         14.4%         5.7%       13.7%       14.2%
Debt-to-capital ratio (Note 3)                                 55.1%       38.6%        39.4%       35.8%       39.7%
Capital expenditures (Note 3)                             $   2,441   $   2,554   $    2,425   $   2,217   $   1,912
                                                          ----------------------------------------------------------
OTHER SELECTED DATA (Domestic Operations)
Telephone network access lines in service (thousands)        13,843      13,345       12,935      12,562      12,218
Billed access minutes of use (millions)                      48,123      44,369       41,701      38,832      36,374
Cellular subscribers (Note 5)                               601,000     415,000      300,000     219,000     141,000
                                                          ----------------------------------------------------------
Employees                                                    60,778      63,707       65,829      65,469      70,587
Number of shareowners                                       836,328     867,773      899,082     935,530     962,027
Weighted average shares outstanding (thousands)             419,365     412,518      401,332     386,012     369,098
- --------------------------------------------------------------------------------------------------------------------

Note 1 -- 1993 Income from continuing operations was reduced by a restructuring charge of $610 ($1.46 per share) as discussed In Note 3 to the Consolidated Financial Statements, and $54 ($.13 per share) for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. 1991 income from continuing operations was reduced by a restructuring charge of $229.9 ($.57 per share).
Note 2 -- See Consolidated Statements of Operations.
Note 3 -- Debt, the debt-to-capital ratio and capital expenditures exclude discontinued operations.
Note 4 -- 1993 return on shareowners'equity is not presented. Return on shareowners' equity for fourth quarter 1993 (based on income from continuing operations) was 19.9 percent. 1992 return on shareowners' equity is based on income before cumulative effect of change in accounting principles.
Note 5 -- Cellular subscribers have been restated to include MSA, RSA and wholesale subscribers.


                                        3
                                    U S West

TO OUR SHAREOWNERS:

1993 WAS A HISTORIC YEAR FOR U S WEST. IN A SERIES OF FIRSTS THAT HAVE BEEN WIDELY IMITATED, WE MOVED INTO NEW TECHNOLOGIES AND NEW MARKETS. THE WALL STREET JOURNAL DESCRIBED UA AS BEING "AT THE FOREFROND OF THE REVOLUTION IN
INTERACTIVE TELEVISION AND TELECOMMUNICATIONS." We got there by announcing concrete plans to harness the converging technologies of information, communications and entertainment. And by maintaining our leadership in making new services easy for our customers to use.

   By doing so, we're continuing to build future value for our shareowners.

   HIGHLIGHTS OF THE YEAR INCLUDED:

- -- announcement of our plans to build an Interactive multimedia network in many cities across the 14-state region that U S WEST Communications serves. This network will enable us to provide the full range of tomorrow's information and entertainment services, as well as telecommunications.

- -- a precedent-setting alliance with Time Warner Entertainment to build similar networks in many cities outside our home territory. The first such Full Service Network -TM- will begin service this year in Orlando, Fla.

- -- the introduction in London, with our partner Cable & Wireless, of the world's first "personal communications services." PCS features wireless, pocket-size phones that work almost anywhere and are priced for the average consumer.

- -- strong growth of the world's largest combined telephone and cable TV service, which we and Tele-Communications Inc. (TCI) offer in the United Kingdom.

- -- a plan to re-engineer all customer service operations at U S WEST Communications, consolidating 560 service centers Into 26 "super centers" that will provide faster, improved installation, repair and other services.

- -- adoption of new accounting methods to speed the depreciation of telephone wires and switches.

- -- technical and market trials of services that will provide you a single telephone number, enabling calls to "find" you at home, at the office or in your car.

- -- a successful trial in suburban Denver, with TCI and AT&T, of "viewer-controlled cable television," in which consumers could choose the movies they wanted, when they wanted.

- -- an alliance with 14 mobile telephone companies, making it easier for cellular phone users to place and receive calls while traveling across the U.S. and Canada.

- -- a U.S. alliance with Electronic Data Systems and France Telecom Intelmatique to offer easy-to-use home-banking, bill-paying and money-transfer systems.

- -- and continued leadership in selling services like Voice Messaging and Caller ID, by making them easier to use than similar services offered by others.

   Each of these developments was an important step toward fulfilling our strategic mission: to become a leading provider of interactive communications, entertainment and information services. And to provide them together, over wired and wireless networks, in selected local markets worldwide.

   In the years ahead, we'll develop multimedia systems that will provide movies, banking, shopping, education, medical monitoring, personalized news reports and other services.

   Most important: We can say to our customers, "You'll be able to choose what you want the network to deliver ... and when. And we'll make it easy for you, by providing easy-to-use 'menus' and customized packages of products and services."

   As we focused on improving our services and building future value for our shareowners, we also upheld our commitments to the present. Our sales, earnings from operations (excluding a restructuring charge) and quality of service continued to improve.

   Revenues for the year were $10.29 billion, up 4.8 per strong percent from 1992. Especially strong were sales of

                                    U S West
cellular telephone service; we added a record 186,000 subscribers - a 45 percent increase. Meanwhile, the number of telephone access lines served by U S WEST Communications grew by 498,000 -- a record 3.7 percent increase from 1992. Also up, by 8.5 percent, were "minutes of use," an indicator of long-distance calling volumes.

  This strong volume growth and continued cost controls resulted in a 6.7 percent increase in U S WEST's earnings before interest, taxes, depreciation, amortization and other income, or EBITDA. (That figure excludes the effects of a one-time restructuring charge.) EBITDA is considered an important indicator of the operating performance of companies in growing industries.

  Income from continuing operations was $1.14 billion, or 2.72 per share, excluding one-time charges and the operations of the financial services busi-nesses, which the company is selling. Including the effects of all one-time charges, the company reported a loss for the year of $2.81 billion -- but this did not affect the cash available for current obligations or for dividends.

  Cash dividends for the year were $2.14, up about 1 percent.

  U S WEST stock was trading at $38.375 as the year began and $45,875 at year's end, up 19.5 percent. Combined with dividends, this represents a "total return" of 25.4 percent for the year.

  We continued to work hard, worldwide, to improve the quality of our products and services.

  In Utah, we invited customers to "Just Say When" they wanted telephone installations and repairs. In a matter of weeks, customers' ratings of our service improved 40 percent, thanks to this program. We're extending it companywide.

  Overall, the percentage of customers giving us an "A" rating is up 16 percent since 1990.

  As we continue to streamline our operations and introduce new technology, there will be fewer jobs at U S WEST. While this is an unfortunate reality, we're striving to ensure that the remaining jobs will be BETTER, as we work
to meet the needs of our customers and the challenges   of growing competition
in the communications industry.

  We intend to be the leader in our markets, and we're investing in networks and systems that we believe will generate long-term growth in sales, cash flow and earnings. In other developments during 1993, we began selling our financial services businesses; this will enable us to concentrate our capital and our attention on the opportunities I've described in the communications business.

  In other events, two members were elected to the U S WEST Board of Directors:
Frank Popoff, chairman and chief executive officer of The Dow Chemical Co.; and Marilyn Carlson Nelson, vice chair of Carlson Holdings Inc., and chair of Citizens State Bank of Waterville and Montgomery, Minn.

  Among the challenges we faced in 1993 was the widespread flooding in Iowa. U S WEST employees did an outstanding job of keeping the phone lines working for our customers and for public service agencies, as well as doing a great deal of volunteer work.

  Your company received the national Corporate Conscience Award from the Council on Economic Priorities. The award recognized the U S WEST Foundation's support of education, including the American Indian College Fund, and economic develop-ment, through the REvive program for rural areas. The foundation invested more then $23 million in the region's future during 1993.

  We were also the only communications company listed in a 1993 update of "The 100 Best Companies to Work For in America." And we were listed, once again, in WORKING MOTHER magazine's list of best places for women to work. We are pleased to be listed, and are continuing our efforts in these areas.


  We're excited about our work, which we call "connecting people to their world." And we intend to become the world's best at doing so.

Sincerely,


Richard D. McCormick
Chairman and Chief Executive Officer    .

[Photo]
"YOU'LL BE ABLE TO CHOOSE WHAT YOU WANT...AND WHEN"
RICHARD D. McCORMICK

                                        5
                                    U S West

1993 ANNUAL REPORT EVERYWHERE WE TURN THESE DAYS, WE HEAR ABOUT THE "INFORMATION SUPERHIGHWAY." TO SOME, IT MAY BE A VAGUE, EVEN INTIMIDATING, CONCEPT, BUT TO
US WEST IT REPRESENTS AN UNPRECEDENTED OPPORTUNITY TO IMPROVE PEOPLE'S LIVES -- AND INCREASE SHAREHOLDER VALUE. THAT'S why we're taking the lead in developing the information superhighway - and making it as easy as 1, 2, 3.

  The information superhighway will bring you an array of convenient services - WHENEVER and WHEREVER you want. If you're working at home, it will help you communicate with the office by phone, fax, computer and video. If you're relaxing at home, you'll be able to order movies on demand. Play video games with somebody across town. Or shop from a host of video catalogs.

  If you want to buy a shirt, for example, you'll just tap a remote control, choose the store from a menu on your TV screen, find the right department and order the shirt in the size and color you want. The whole process could take only a minute or two, and you could have the shirt delivered to your door the next day.

  This new network also will bring people together -- even when they're miles apart. Voice and video services can connect distant classrooms, enabling students at both schools to work together on a project. Or a doctor at an urban hospital can help diagnose a patient at a rural clinic by reviewing an X-ray that's sent electronically.

THE KEY IS MAKING IT EASY TO USE
CLEARLY, THE INFORMATION SUPERHIGHWAY CAN OFFER UNLIMITED POSSIBILITIES. BUT THOSE DREAMS WILL BECOME REALITY ONLY IF THE TECHNOLOGY IS EASY TO USE. THAT'S WHY U S WEST, WITH AN UNPARALLELED TRACK RECORD OF MEETING CUSTOMERS' NEEDS, IS COMMITTED TO packaging these new services in a simple, helpful way. Because
U S WEST foresaw -- and -- the convergence of cable TV and telephone services, we have a head start at realizing the promise of this new era. And to help ensure that public policies keep pace with our rapidly changing industry, we're working constructively with state and federal government officials.

   As the chairman's letter indicates, U S WEST has taken

                                        6

                                    U S West
several bold steps to make the most of the convergence of the communications, entertainment and information industries:

- - In February, U S WEST was the first regional Bell company to commit to upgrading its network to provide two-way video, voice and data services. We're testing that network this year in Omaha, and plan to build similar systems in Denver; Minneapolis - St. Paul; Portland, Oregon; and Boise, Idaho. By the end of 1994, we intend to unveil initial deployment plans for multimedia networks in 15 more cities in our region.
- - In May, U S WEST also became the first regional Bell company to announce plans to deliver multimedia services OUTSIDE its home territory. Our partnership witht Time Warner Entertainment was the first domestic alliance between a telecommunications company and a major entertainment company. We completed the $2.5 billion agreement in September, and customers will start using Time Warner's Full Service Network-TM- this year in Orlando, Fla. Together, our companies plan to build Full Service Networks in many other cities served by Time Warner Cable.
- - In September in the United Kingdom, U S WEST and Cable & Wireless became the first companies in the world to offer commercial "personal communications services," or PCS -- a new generation of pocket-size, mobile telephones that work almost anywhere and are priced for the average consumer. Initial orders for the service, known as Mercury One-2-One, are exceeding our projections.
- - Also in the United Kingdom, U S WEST and Tele-Communications Inc. (TCI) are the largest providers of telephone and cable TV services in one convenient package. And the experience we're gaining there -- as a head-to-head competitor with British Telecom -- is proving invaluable at home.
- - U S WEST's test of video-on-demand services with TCI and AT&T was the first by a regional Bell company. Customers participating in the trial in suburban Denver bought 12 times more movies than the projected national average for pay-per-view TV.
     As our business horizons widen, it's clear that no one company can do it all. Success in these new markets requires key alliances to take advantage of the complementary technological expertise of other companies.
   Here again, U S WEST is at the forefront of change: Besides our partnerships with TCI, Cable & Wireless and Time Warner Entertainment, we have several key business relationships that align us with the leaders in hardware, software and network technologies.

DOMESTIC TELECOMMUNICATIONS
AS WE PREPARE FOR THE FUTURE, U S WEST CONTINUES TO OFFER HIGH-QUALITY TELECOMMUNICATIONS SERVICES TODAY. OUR LARGEST SUBSIDIARY, U S WEST COMMUNICATIONS, PROVIDES LOCAL-AREA TELECOMMUNICATIONS SERVICES TO MORE THAN 25 MILLION CUSTOMERS IN 14 STATES, encompassing the Pacific Northwest, the Rocky Mountains, the Southwest and the Upper Midwest.
     The region we serve has a diversified economy, including growth areas such as high-tech manufacturing and computer software development, as well as farming, mining, oil and gas production, tourism, manufacturing and insurance. Regional employment growth continues to outpace the nation's.
     In 1993, that growth was reflected in record increases in "access lines" -- the number of home and business telephone numbers we serve. In fact, our record access-line growth of 3.7 percent, or 498,000 lines, made U S WEST one of the fastest-growing regional Bell companies. In addition, minutes of use, an indicator of long-distance calling volumes, grew by 8.5 percent in 1993.


                                     7
                                 U S WEST

FOCUSING ON THE FUTURE
AS WE EVALUATE OUR RISKS AND OPPORTUNITIES IN THIS COMPETITIVE INDUSTRY, WE'RE FOCUSING ON THREE AREAS OF OUR BUSINESS TO ENSURE OUR CONTINUED SUCCESS:
- - BUILDING CUSTOMER LOYALTY; - CONTINUING TO REDUCE COSTS; AND - DEVELOPING NEW SOURCES OF REVENUE. Building customer loyalty is our number-one priority. In a competitive marketplace, CUSTOMERS decide the winners and losers. When we asked customers about our service, they told us they expect reliability, easy access to someone who can help and prompt repairs when there's a problem.
     While we're very good at those things, here's what we're doing to be even better:
- - We're creating 26 full-service centers in 10 cities to replace 560 centers spread across our 14-state region. Employees staffing these new centers will have the training and systems available to them to immediately take care of ANY customer need;
- - We're calling customers after a service or business transaction to be sure they're satisfied;
- - We're letting customers schedule appointments when it's convenient for THEM, including nights and weekends; and
- - We're using new technology to diagnose and fix many potential problems
BEFORE they affect service.
     Much of what we're doing to improve service also will help us reduce costs by being more efficient. Unfortunately, as part of that streamlining, we intend to eliminate 9,000 jobs in the next three years.
Those cost savings enable us to devote more resources toward developing new services.
     With the help of our research-and-development  laboratory, two U S
WEST products have become industry leaders: our easy-to-use voice mail and our Caller ID service, which shows the caller's NAME as well as number.
     To help our customers work better and live better, and to generate new sources of revenue, we introduced a stream of other user-friendly services in 1993:
- - A directory-assistance service that connects callers to the number they request;
- - A single-number service in Phoenix that allows companies with several branches, such as a pizza delivery business, to advertise one number to call. Callers are automatically routed to the nearest store;
- - A U S WEST Visa Card that serves as a credit card for consumer purchases
AND a telephone calling card;
- - Advanced pay phones with voice prompts, larger number-buttons and a next-call button for multiple credit-card calls. And if these pay phones develop trouble, they automatically go out of service and notify our repair center; and
- - A "broadcast" fax service that helps travel and hospitality companies sell airline tickets, hotel rooms and tours. By faxing a single promotional message, these companies can reach a list of thousands of travel agents.
     We're also meeting the needs of the growing data-communications market with sophisticated products, such as:
- - Frame relay service, which enables companies with computer networks to exchange large volumes of data;
- - Desktop video service, which allows customers to use personal computers for video calls; and
- - A new service that's expected to change the data-communications industry by sending voice, data, video and images in a single format.
     We're also designing services for new markets. We formed the U S WEST Multimedia Group to work with Time Warner Entertainment and other partners in packaging a wealth of services to attract customers outside our 14-state region.
     In three Colorado cities, we're providing a service that recognizes your voice and dials programmed telephone numbers upon request. And we're developing innovative ways to keep the growing number of work-at-home people connected to the rest of the world.

                                     8
                                 U S WEST

     Our major sales in 1993 included:
- -    A series of long-term contracts with Boeing valued at more than $17.5 million to use high-speed computers and communications to help engineer a new wide-body Boeing 777 airplane; and
- - A communications system worth more than $30 million at the new Denver International Airport. The system makes the airport the biggest single user of fiber optics in U S WEST's region.

THE WIRELESS WORLD
OUR MOBILE COMMUNICATIONS COMPANY, U S WEST NEWVECTOR, PROVIDES U S WEST CELLULAR SERVICE IN MOST OF THE MAJOR CITIES IN OUR 14-STATE REGION, PLUS SAN DIEGO. 1993 WAS A YEAR OF MARKET INNOVATIONS AND EXCEPTIONAL SUBSCRIBER GROWTH FOR U S WEST CELLULAR. AT year's end, we served more than 600,000 customers, up 45 percent from 1992.
     That strong growth should continue because record numbers of consumers are discovering the convenience, personal security and time-saving advantages of cellular phones.
     We expanded our cellular reach this year by helping develop and introduce MobiLink -- a new national standard for cellular telephone service. Supported by 14 mobile telephone companies, MobiLink offers unprecedented network quality and customer service across the United
States and Canada.
     We also continued to modernize our cellular systems. In Seattle, Denver and Minneapolis, we converted our networks to the latest Motorola technology and launched a new service that combines the benefits of a cellular phone, pager and answering machine in one pocket-size package. Called the MegaPhone, these digital services can print a brief message on the phone's display screen, indicate when a message is waiting, or let you return a call with the push of a button.
     Thanks to a new, enhanced directory-assistance service, our customers on the go in Phoenix and San Diego can call a SelectConnect operator to get specific information, such as an Italian restaurant on the west side of town. The operators will list the various options, provide directions and automatically connect you to the restaurant of your choice to make a reservation. We plan to expand this time-saving service to other U S WEST Cellular markets in 1994.
     In the Seattle area, we're testing a new generation of digital networks that will offer customers even better call quality, greater privacy and more convenient services.
U S WEST NewVector was the first cellular carrier in the world to purchase this system.
     Associating phones with people, rather than places, is the key to the next major growth market in mobile telephones -- personal communications services. We'll be testing these new pocket-size phones this year in Boise, Idaho, and Boulder, Colo.
     To focus exclusively on two-way, wireless communications, we signed an agreement to sell U S WEST Paging to The WestLink Company. The sale is expected to be completed by mid-1994. NewVector will continue to resell packaged paging services for our customers.


                                     9
                                 U S WEST

MARKETING SERVICES
THE BUSINESSES OF U S WEST MARKETING RESOURCES BRING BUYERS AND SELLERS TOGETHER THROUGH WHITE AND YELLOW PAGES DIRECTORIES, DATA-BASE MARKETING AND INTERACTIVE MULTIMEDIA INFORMATION SERVICES. OUR CORE BUSINESS, U S WEST DIRECT, ANNUALLY PUBLISHES MORE than 300 directories and distributes a total of 40 million copies. In 1993, our Yellow Pages revenues grew nearly 6 percent -- almost triple the industry average. And to retain that competitive edge, we're making our directory production process even more efficient and responsive to customer needs.
     In addition, U S WEST Marketing Resources entered the billion-dollar data-base marketing business by introducing a new retail service in Omaha called Your Value Card. An electronic coupon resembling a credit card, Your Value Card gives buyers automatic discounts, while participating businesses gain valuable marketing information about their marketplace.
     To remain a leader in the information services industry, we're giving customers push-button control in getting the precise information they want
24 hours a day. In 1993, for example, we:
- - Introduced U S WEST CityKey in San Francisco. CityKey is a two-way information service that lets guests of certain hotels use the TV and remote control in their rooms to get information on local entertainment, sports and transportation;
- - Launched U S WEST EasySource in the Denver Yellow Pages. This 16-page "infotainment" section of the Yellow Pages is an interactive audio service that offers timely news, sports, weather and other consumer information;
and
- - Formed an alliance with Electronic Data Systems and France Telecom Intelmatique to let customers bank at home and receive and pay certain bills electronically.


INTERNATIONAL OPERATIONS
THROUGH U S WEST INTERNATIONAL, WE'RE PIONEERING NEW TECHNOLOGIES AND DEVELOPING AND OPERATING GROWING BUSINESSES THAT PROVIDE CABLE TV AND TELEPHONE SERVICES, AS WELL AS WIRELESS COMMUNICATIONS. AND WE'RE TRANSFERRING THE KNOWLEDGE WE'RE GAINING IN Europe to new markets at home. The heart of our international operations is in the United Kingdom, where our joint venture with TCI, TeleWest Communications, is the largest operator of combined cable TV and telephone networks. At the end of 1993, TeleWest's network passed about one-third of the 3.3 million households in our 24


                                    10
                                 U S WEST
franchises, and served 226,000 cable TV customers, up from 144,000 at the end of 1992. TeleWest also provided 140,000 telephone lines in 1993, up from 77,000 the year before.
     Also in the U.K., U S WEST and Cable & Wireless last fall introduced Mercury One-2-One -- the world's first high-quality, pocket-size, mobile telephone designed and priced for the average consumer. Customer response to this new technology, known as personal communications services, has exceeded our expectations.
     In Russia, we're playing a major role in building a cellular telephone system across 10 regions of that vast country. We already provide cellular service in Moscow and St. Petersburg, and international long-distance switching centers in those cities and Lithuania. To continue improving Russia's infrastructure, we formed an innovative organization -- the Russian Telecommunications Development Corporation -- to manage and fund various telecommunications projects there.
     In addition, U S WEST International:
- - Won a license in 1993 to build and operate a new digital cellular telephone system in Hungary, where another type of cellular service we provide has been extremely popular. We also operate growing cellular businesses in the Czech Republic and Slovakia;
- - Operates cable TV systems in Hungary, Norway, Sweden and France; and
- - Publishes eight Yellow Pages directories in Poland.


EASY AS 1,2,3
ALL THE SERVICES U S WEST
OFFERS HAVE ONE THING IN COMMON:
THEY WERE DESIGNED FOR OUR CUSTOMERS'
CONVENIENCE. AS AN INDUSTRY LEADER, WE'RE
COMMITTED TO NOT ONLY MEETING -- BUT EXCEEDING --
CUSTOMER EXPECTATIONS. BECAUSE BY BUILDING CUSTOMER LOYALTY, WE'RE ALSO creating superior, long-term shareholder value. As we begin to package new video, voice and data services for our customers, our goal is just as clear: to make the information superhighway as easy to use as the telephone.

                           AS EASY AS 1, 2, 3.


                                    11
                                 U S WEST

U S WEST INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


RESULTS OF OPERATIONS - 1993 COMPARED TO 1992
- ---------------------------------------------------------------------------------------------------------
                                                                                     Increase (Decrease)
                                                                                  -----------------------
                                                           1993         1992            $            %
                                                      ---------------------------------------------------
Income from continuing operations                     $   475.9*  $  1,075.8      $  (599.9)       (55.8)
Income (loss) from discontinued operations                (81.5)       103.6         (185.1)          --
Extraordinary items:
   Discontinuance of SFAS No. 71, net of tax           (3,123.0)          --       (3,123.0)          --
   Early extinguishment of debt, net of tax               (77.2)          --          (77.2)          --
Cumulative effect of change in accounting principles         --     (1,793.4)       1,793.4           --
                                                      ---------------------------------------------------
Net loss                                              $(2,805.8)  $   (614.0)     $(2,191.8)          --
                                                      ---------------------------------------------------
- ---------------------------------------------------------------------------------------------------------

Earnings per share from continuing operations         $    1.13*  $     2.61      $   (1.48)       (56.7)
Earnings (loss) per share from discontinued operations     (.19)         .25           (.44)          --
Extraordinary items:
   Discontinuance of SFAS No. 71                          (7.45)          --          (7.45)          --
   Early extinguishment of debt                            (.18)          --           (.18)          --
Cumulative effect of change in accounting principles         --        (4.35)          4.35           --
                                                      ---------------------------------------------------
Loss per share                                        $   (6.69)  $    (1.49)     $   (5.20)          --
                                                      ---------------------------------------------------
- ---------------------------------------------------------------------------------------------------------

*1993 income from continuing operations was reduced by $610.0, or $1.46 per share, for a restructuring charge, and $54.0, or $.13 per share, for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates.

     In 1993, U S WEST Inc. ("U S WEST" or the "company") income from continuing operations was $475.9, which includes a $610.0 (after tax) restructuring charge and $54.0 for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. Excluding these one-time effects, 1993 income from continuing operations and related earnings per share were $1,139.9 and $2.72, respectively. As normalized, 1993 income from continuing operations increased by $64.1 or 6.0 percent, over the same period last year, and related earnings per share increased by $.11, or 4.2 percent, on more shares outstanding. The increase is primarily attributable to improvements in telephone, domestic cellular and publishing operations, and lower financing costs, partially offset by increased losses associated with developing businesses.
     Revenue growth and continued cost controls in 1993 resulted in a 6.7 percent increase in the company's earnings before interest, taxes, depreciation, amortization and other income ("EBITDA"), excluding the effects of the 1993 restructuring charge. The company considers EBITDA an indicator of the operational strength of its businesses.
     The plan underlying the 1993 restructuring charge is designed to achieve faster, more responsive customer services, while reducing the costs of providing these services. The plan includes a work-force reduction of approximately 8,000 employees by the end of 1996, in addition to a remaining reduction of approximately 1,000 employees related to the 1991 restructuring plan. (See further discussion under "Restructuring Charges.")
     During the second quarter of 1993, the U S WEST Board of Directors approved a plan to dispose of the Capital Assets segment, which includes activities related to financial services and financial guarantee insurance operations. Also included in the segment is U S WEST Real Estate Inc., for which disposition was previously announced. The Capital Assets segment is being accounted for as discontinued operations in accordance with Accounting Principles Board Opinion No. 30, which provides for the reporting of the operating results of discontinued operations separately from continuing operations. The company recorded a provision of $100.0
(after tax), or $.24 per share, for the estimated loss on disposal of the discontinued operations. An additional provision of $20.0 was recorded in the third quarter to reflect the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. Income from discontinued operations to June 1, 1993, was $38.5, net of $15.3 in income taxes. Income from discontinued operations subsequent to June 1, 1993, is being deferred and was included within the provision for loss on disposal of the Capital Assets segment.
     An extraordinary, non-cash charge of $3.1 billion (after tax) was incurred in conjunction with U S WEST's decision


                                    12
                                 U S WEST
to discontinue accounting for the operations of U S WEST Communications
Inc. ("U S WEST Communications") in accordance with Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of
Certain Types of Regulation." SFAS No. 71 generally applies to regulated companies that meet certain requirements, including a requirement that a company be able to recover its costs, competition notwithstanding, by charging its customers at prices established by its regulators. U S WEST's decision to discontinue the application of SFAS No. 71 was based on the belief that competition, market conditions and the development of broadband technology, more than prices established by regulators, will determine the future revenues of U S WEST Communications. As a result of this change, the remaining asset lives of U S WEST Communications' telephone plant have been shortened to more closely reflect the useful (economic) lives of such plant. U S WEST Communications' accounting and reporting for regulatory purposes are not affected by the change.
     During 1993, U S WEST Communications refinanced long-term debt issues aggregating $2.7 billion in principal amount. These refinancings allowed the company to take advantage of favorable interest rates. Extraordinary costs associated with the redemptions reduced 1993 income by $77.2 (after tax).
     The accounting change in 1992 relates to the required adoption of two accounting standards related to post-retirement and postemployment benefits (SFAS Nos. 106 and 112). The adoption of SFAS Nos. 106 and 112, which resulted in a one-time, non-cash charge against 1992 earnings of $1,793.4 (after tax), including $52.7 related to SFAS No. 112, is more fully discussed in "Results of Operations - 1992 Compared to 1991."


INCOME FROM CONTINUING OPERATIONS: BASE AND DEVELOPING BUSINESSES
- -----------------------------------------------------------------------------
                                                                 Decrease
                                                            -----------------
                                      1993        1992          $       %
                                   ------------------------------------------
Base businesses:
     U S WEST Communications       $ 435.3    $  950.0      $(514.7)  (54.2)
     Publishing and other            179.5       206.8        (27.3)  (13.2)
                                   -----------------------------------------
Total base                           614.8     1,156.8       (542.0)  (46.9)
Developing businesses               (138.9)      (81.0)       (57.9)  (71.5)
                                   -----------------------------------------
Income from continuing operations  $ 475.9*   $1,075.8      $(599.9)  (55.8)
                                   -----------------------------------------
- ----------------------------------------------------------------------------

*1993 income from continuing operations was reduced by $610.0, or $1.46 per share, for a restructuring charge, and $54.0, or $.13 per share, for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates.

     U S WEST's operations consist of "base" businesses that have moderate, though consistent, growth rates and which generate substantial income and cash flows, and "developing" businesses that are high-growth potential businesses that are not expected, in the aggregate, to show positive net cash flows or earnings in the near term.

BASE BUSINESSES
- -----------------------------------------------------------------------------
     U S WEST's base businesses include U S WEST Communications, which provides telecommunications services in 14 western and midwestern states, serving approximately 80 percent of the population and approximately 40 percent of the land area. U S WEST Communications offers local service, exchange access service and long-distance network service. About 28 percent of the company's access lines are devoted to providing services to business customers. The access line growth rate for business customers, who tend to be heavier users of the telephone network, has consistently exceeded the growth rate for residential customers. During 1993, business access lines grew by 5.0 percent vs. 3.2 percent for consumer lines. Overall, 1993 access line growth was 3.7 percent.
     Base businesses also include the publishing of approximately 300 White and Yellow Pages directories in 14 states.
     During 1993, income from the company's base operations increased to $1,237.0, excluding the effects of the 1993 restructuring charge and the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. This represents an increase of $80.2, or 6.9 percent, over the same period last year. The increase is attributable to higher demand for telephone services, including the effects of record growth in access lines, and continued cost controls, partially offset by lower prices.


                                       13
                                    U S WEST

DEVELOPING BUSINESSES
- -----------------------------------------------------------------------------
     Developing businesses include U S WEST's domestic cellular business and a growing portfolio of domestic and international telecommunications and cable television investments, the most significant of which is represented by the company's September 1993 $2.5 billion investment in Time Warner Entertainment Company L.P. ("TWE"). Other investments include joint ventures in cable TV and telephony businesses in the United Kingdom, wireless communications, including personal communications services, and international networks. Most of these investments are in high-growth, investment phases. While certain of the company's Eastern European cellular and network ventures are currently in a positive cash flow and income position, the majority of the company's portfolio consists of businesses that will not show positive net income or cash flow until they mature. These losses, which are part of our expected investment in these businesses, will continue in the near term.
     Business volumes related to the developing businesses continue to expand rapidly. Domestic cellular operations added a record 186,000 subscribers in 1993, a 45 percent increase from 1992. Cable TV subscribers in the United Kingdom joint venture increased to 226,000, compared to 144,000 one year ago. Additionally, the joint venture provides 140,000 telephone access lines in the United Kingdom, compared to 77,000 in 1992. The number of cellular customers served by joint venture operations in Hungary, the Czech Republic, Slovakia and Russia grew to 63,000 in 1993, compared to 32,000 a year ago.


SALES AND OTHER REVENUES
- -------------------------------------------------------------------------------
                                                            INCREASE (DECREASE)
                                                            -------------------
                                              1993         1992     $      %
                                        ---------------------------------------
Base businesses:
  U S WEST Communications operations:
     Local service                      $  3,829.1     $3,674.3  $154.8    4.2
     Access charges - interstate           2,146.9      2,046.9   100.0    4.9
     Access charges - intrastate             682.0        672.8     9.2    1.4
     Long-distance network service         1,441.5      1,419.7    21.8    1.5
     Other services                          556.4        510.0    46.4    9.1
                                        ---------------------------------------
     Total U S WEST Communications         8,655.9      8,323.7   332.2    4.0
     Publishing and other                  1,076.9      1,092.3   (15.4)  (1.4)
                                        ---------------------------------------
Total base                                 9,732.8      9,416.0   316.8    3.4
Developing business:*
     Domestic cellular                       560.8        406.6   154.2   37.9
                                        --------------------------------------
Total revenues                          $ 10,293.6     $9,822.6  $471.0    4.8
                                        --------------------------------------
- ------------------------------------------------------------------------------

*With the exception of domestic cellular, which is a consolidated subsidiary, substantially all of the company's investments in developing businesses are in ventures that are accounted for using the equity method.

     Approximately 84 percent of the revenues of U S WEST are attributable to the operations of U S WEST Communications, approximately 58 percent of which are derived in the states of Arizona, Colorado, Minnesota and Washington.
     The primary factors that influence changes in revenues at U S WEST Communications include customer demand for products and services, whether through new service offerings or access line growth, price changes and customer refunds related to regulatory proceedings. An analysis of the change in U S WEST Communications' revenues follows:


LOCAL SERVICE
- -----------------------------------------------------------------------------------
                                                                      INCREASE
       PRICE        HIGHER                   RECLASSIFICATIONS   ------------------
     DECREASES      REFUNDS        DEMAND         AND OTHER           $         %
- -----------------------------------------------------------------------------------
     $(5.7)         $(10.6)        $175.5         $(4.4)            $154.8      4.2
- -----------------------------------------------------------------------------------

     Local service revenues include local telephone exchange, local private line and public telephone services. The increase in local service revenues was primarily attributable to access line growth, partially offset by refunds and price decreases.


                                       14
                                    U S WEST

ACCESS CHARGES
- -----------------------------------------------------------------------------
     Access charges are collected primarily from the interexchange carriers for their use of the local exchange network. For interstate access services, there is also a fee collected directly from telephone customers. Approximately 41 percent of U S WEST Communications' access revenues and 13 percent of its total revenues are derived from providing access service to American Telephone and Telegraph Company ("AT&T").


INTERSTATE ACCESS CHARGES
- -----------------------------------------------------------------------------------
                                                                      INCREASE
       PRICE        LOWER                    RECLASSIFICATIONS   ------------------
     DECREASES      REFUNDS        DEMAND         AND OTHER           $         %
- -----------------------------------------------------------------------------------
     $(71.5)        $5.8           $175.4         $(9.7)            $100.0      4.9
- -----------------------------------------------------------------------------------

     Increased demand for interstate access services, as evidenced by an increase of 8.5 percent in interstate billed access minutes of use, more than offset the effects of price decreases. Interstate price reductions have been phased in by the Federal Communications Commission ("FCC") over a number of years. U S WEST Communication reduced its annual interstate access prices by approximately $60, effective July 1, 1993, in addition to $90, effective
July 1, 1992, primarily due to FCC-mandated changes which resulted in a cost shift to intrastate jurisdictions. Access prices will continue to decline, whether mandated by the FCC or as a result of an increasingly competitive market for access services.


INTRASTATE ACCESS CHARGES
- -----------------------------------------------------------------------------------
                                                                      INCREASE
       PRICE        LOWER                    RECLASSIFICATIONS   ------------------
     DECREASES      REFUNDS        DEMAND         AND OTHER           $         %
- -----------------------------------------------------------------------------------
     $(18.1)        $8.0           $19.3            --              $9.2       1.4
- -----------------------------------------------------------------------------------

     Intrastate access charges increased primarily as a result of increased demand and lower refunds, largely offset by the effects of price decreases.


LONG-DISTANCE NETWORK SERVICE
- -----------------------------------------------------------------------------------
                                                                      INCREASE
       PRICE        HIGHER                   RECLASSIFICATIONS   ------------------
     DECREASES      REFUNDS        DEMAND         AND OTHER           $         %
- -----------------------------------------------------------------------------------
     $(7.1)         $(0.6)         $31.2          $(1.8)            $21.8      1.5
- -----------------------------------------------------------------------------------

     Long-distance network service revenues are derived from calls made within the service area boundaries of U S WEST Communications, commonly referred to as "LATAs." The increase in long-distance network service revenues reflects business growth, partially offset by the impacts of competition, particularly in Wide Area Telephone Service ("WATS") and "800" services, and price decreases.

OTHER SERVICES
- -----------------------------------------------------------------------------
     Other services revenues are derived from billing and collection services provided to interexchange carriers, and new services such as voice messaging. These revenues increased 9.1 percent in 1993 due to increased revenue from billing and collection services and continued market penetration in voice messaging services.



PUBLISHING AND OTHER
- -----------------------------------------------------------------------------------
                                                                 INCREASE (DECREASE)
                                                                 ------------------
                                     1993           1992              $         %
- -----------------------------------------------------------------------------------
Publishing                         $  949.2       $  949.1          $   .1       --
Other-net                             127.7          143.2           (15.5)   (10.8)
                                   ------------------------------------------------
Total                              $1,076.9       $1,092.3          $(15.4)    (1.4)
                                   ------------------------------------------------
- -----------------------------------------------------------------------------------

     Revenue for the entire publishing and other group was reduced by approximately $86 in 1993 due to the sale of certain publishing and telephone equipment distribution operations. Revenues from ongoing operations increased $70.6, or 6.5 percent, primarily as a result of price increases related to publishing activities. Volume of Yellow Pages directory advertising was essentially flat in 1993, while the industry as a whole experienced declines in unit volume.


                                     15
                                  U S WEST


DOMESTIC CELLULAR
- -----------------------------------------------------------------------------------
                                                                      INCREASE
                                                                 ------------------
                                     1993           1992              $         %
- -----------------------------------------------------------------------------------
Domestic cellular                  $560.8         $406.6            $154.2     37.9
- -----------------------------------------------------------------------------------


     Domestic cellular revenues increased as a result of an expanded cellular customer base, which grew by 45 percent in the last 12 months. This growth reflects increased penetration and a migration to the retail distribution channel. The cellular customer base is expected to continue growing, though rates of growth will likely be affected by increased competition in coming years. Average cellular revenue declined by 5.6 percent (consistent with industry trends) to approximately $76 per customer, per month. This trend is expected to continue as cellular penetration in mass markets increases.




COSTS AND EXPENSES
- -----------------------------------------------------------------------------------
                                                                 INCREASE (DECREASE)
                                                                 ------------------
                                     1993           1992              $         %
- -----------------------------------------------------------------------------------
Employee-related costs             $3,630.7       $3,521.1          $109.6      3.1
Other operating expenses            2,018.7        1,960.9            57.8      2.9
Taxes other than income taxes         417.0          377.6            39.4     10.4
Depreciation and amortization       1,954.5        1,880.5            74.0      3.9
Restructuring charge                1,000.0             --              --       --
Interest expense                      439.3          453.5           (14.2)    (3.1)
Other income (expense) - net          (88.7)         (59.8)           28.9     48.3
- -----------------------------------------------------------------------------------

     Employee-related costs include basic salaries and wages, overtime, contract labor, benefits (including pension and health care) and payroll taxes. Employee-related costs at U S WEST Communications increased by $54.0, or 1.9 percent, over 1992. This increase was attributable to basic wage increases, increased overtime costs (affected by flood damage in the midwestern states) and costs incurred for temporary employees in conjunction with customer service initiatives. These factors were partially offset by the effects of work-force reductions, primarily in conjunction with the company's 1991 restructuring plan. During 1993, U S WEST Communications reduced its employee level by 2,755 employees. The work-force reductions and the company's emphasis on health care cost containment through managed care and other programs, and earnings on the amounts funded for postretirement benefit costs, resulted in a decline in health care costs of approximately $25 in 1993. Growth in the company's domestic cellular business also contributed to the increase in employee-related costs.
     Other operating expenses include access charges (incurred by U S WEST Communications for the routing of its long-distance traffic through the facilities of independent companies), network software expenses, cellular marketing costs, and marketing and related costs associated with publishing activities. Other operating expenses increased by $43.2, or 2.8 percent, at U S WEST Communications as a result of higher network software costs and increased advertising expenses. Higher marketing costs related to an expanding domestic cellular subscriber base also contributed to the increase in other operating expenses, partially offset by lower expenses due to the sale of certain publishing and telephone equipment distribution operations.
     Taxes other than income taxes primarily consist of property taxes and taxes based on gross receipts of telephone operations. The increase is due in part to adjustments made in 1992 for resolution of certain longstanding appeals.
     Depreciation and amortization expense increased $71.1, or 4.1 percent, at U S WEST Communications as a result of a higher depreciable asset base and increased rates of depreciation. These effects were partially offset by the completion of depreciation reserve deficiency amortization programs in several jurisdictions. Prior to the September 1993 discontinuance of SFAS No. 71, depreciation expense was based on regulator-approved depreciation rates. The company's discontinuance of SFAS No. 71 has resulted in the use of shorter asset lives (for financial reporting purposes) to more closely reflect the economic lives of telephone plant. Based on these new economic lives, U S WEST Communications expects depreciation expense in 1994 to increase by approximately 3 percent to 5 percent from the 1993 amount. U S WEST Communications continues to pursue higher regulator-approved depreciation rates and improved capital recovery within the regulatory environment.


                                     16
                                  U S WEST

     Interest expense decreased principally due to the effects of lower interest rates, partially offset by increased debt of approximately $1.8 billion used to fund new initiatives, including the investment in TWE. U S WEST's average borrowing cost decreased to 6.7 percent from 7.7 percent in 1992. (See "Liquidity and Capital Resources" for a discussion of the impact of the company's debt refinancings.)
     Other income (expense) - net includes equity losses, associated with developing businesses, of $74.4, compared to $42.7 in 1992. The increase in these losses is primarily due to new investments, including the company's investment in personal communications services in the United Kingdom.

RESTRUCTURING CHARGES
- -----------------------------------------------------------------------------
     The company's 1993 operating results reflect a pretax restructuring charge of $1 billion ($610 after tax). The restructuring charge includes specific, incremental and direct costs that can be estimated with reasonable accuracy and are clearly identifiable with the related plan.
     The restructuring plan is designed to provide faster, more responsive customer services, while reducing the costs of providing these services. As part of the plan, the company will develop new systems that will enable it to monitor networks to reduce the risk of service interruptions, activate telephone service on demand, provide automated inventory systems and centralize its service centers so customers can have their telecommunications needs resolved with one phone call. The company will also reduce its work force by approximately 8,000 employees by the end of 1996 (in addition to a remaining reduction of 1,000 employees pursuant to the 1991 restructuring plan) and consolidate the operations of its existing 560 customer centers into 26 centers in 10 cities.

Following is a schedule of the costs included in the restructuring charge:
- -----------------------------------------------------------------------------

Employee separation                                                    $  240
Real estate                                                               120
Relocation                                                                110
Retraining and other                                                       65
Systems development                                                       400
Asset write-downs                                                          65
                                                                       ------
Total                                                                  $1,000
                                                                       ------
- -----------------------------------------------------------------------------

     Employee separation costs include severance payments, health care coverage and postemployment education benefits. Real estate costs include preparation costs for the new service centers. The relocation and retraining costs are related to moving employees to the sites of the new service centers and retraining employees on the new methods and systems required in the new, restructured mode of operation. Systems costs include the replacement of existing, single-purpose systems with new systems designed to provide integrated, end-to-end customer service. The work-force reductions would not be possible without the development and installation of the new systems, which will eliminate the current, labor-intensive interfaces between existing systems.
     The estimated annual cash expenditures related to the restructuring plan are approximately $390, $315 and $225 in 1994, 1995 and 1996, respectively. In addition to these expenditures, the company anticipates incremental capital expenditures related to there structuring plan of approximately $490 in the next three years.
     The 1993 restructuring plan is estimated to reduce cumulative total employee and related costs by approximately $525 during the next three years, starting in 1994. These savings are expected to be largely offset by higher employee salaries and wages for the remainder of the work force.
     The company's 1991 restructuring plan included a pretax charge of $363.8 ($229.9 after tax) due to planned work-force reductions and the write-off of certain intangible and other assets. The work-force reductions covered approximately 6,000 employees, of which approximately 5,000 have left the company as of December 31, 1993. The portion of the 1991 restructuring charge related to work-force reductions was $240, of which approximately $56 was unused at December 31, 1993.


                                     17
                                  U S WEST

PROVISION FOR INCOME TAXES
- -------------------------------------------------------------------------------

                                                                      DECREASE
                                                                 ------------------
                                     1993           1992              $         %
- -----------------------------------------------------------------------------------
Provision for income taxes         $268.8         $493.4            $(224.6)  (45.5)
Effective tax rate                   36.1%          31.4%                --      --
- -----------------------------------------------------------------------------------

Continuing operations basis.

     The increase in the effective tax rate ("ETR") resulted primarily from the $54.0 cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates and the effects of discontinuing SFAS No. 71, partially offset by the tax effects of the restructuring charge. (See Note 11 to the Consolidated Financial Statements.)
     In 1994, the ETR is expected to rise to approximately 37.5 percent primarily because of the full-year impact of discontinuing SFAS No. 71.
     In 1993, U S WEST implemented SFAS No. 109, "Accounting for Income Taxes." Adoption of the new standard did not have a material effect on the company's financial position or results of operations, primarily because of the company's 1989 adoption of SFAS No. 96 which reflected deferred income taxes at current income tax rates.


OTHER ITEMS
- -----------------------------------------------------------------------------
COMPETITIVE ENVIRONMENT
- -----------------------------------------------------------------------------
     Historically, communications, entertainment and information services were provided by different companies in different industries. The convergence of these technologies is changing both the competitive environment and the way U S WEST does business. This convergence, which is being fueled by technological advances, will lead to more intense competition from companies with which U S WEST has not historically competed. U S WEST became the first of the regional holding companies to potentially compete beyond its region through its investment in TWE. (See "U S WEST Competitive Strategy.")
     U S WEST Communications' principal current competitors are competitive access providers ("CAPs"). Competition from CAPs is currently limited to providing large business customers (with high-volume traffic) private line access to the facilities of interexchange carriers. In coming years, CAPs could also become significant competitors for other local exchange services. MCI announced plans in early 1994 to build fiber-optic rings and local switching infrastructure in major metropolitan markets, hence providing the ability to compete directly with the local telephone company. Additionally, AT&T's entrance into the cellular communications market through its proposed acquisition of McCaw Cellular Communications Inc. has the potential to create increased competition in local exchange as well as cellular services. The loss of local exchange customers to competitors would affect multiple revenue streams, including those related to local and access services, and long-distance network services, and could have a material, adverse effect on the company's operations. (See "U S WEST Competitive Strategy.")
     Competition from long-distance companies continues to erode U S WEST Communications' market share of intraLATA long-distance services such as WATS and "800." These revenues have declined over the last several years as customers have migrated to inter-exchange carriers that have the ability to offer these services on both an intraLATA and interLATA basis. U S WEST and its affiliates are prohibited from providing interLATA long-distance services.
     The actions of state and federal public policymakers will play an important role in determining how increased competition affects U S WEST. The company is working with regulators and legislators to help ensure that public policies keep pace with our rapidly changing industry -- and allow the company to bring new services to the marketplace.
     U S WEST supports regulatory reform. It is increasingly apparent that the legal and regulatory framework under which the company operates, which includes restrictions on equipment manufacturing, prohibitions on cross-ownership of cable TV by telephone companies and the provision of cable TV programming content, and restrictions on the transport of voice, video and data across LATA boundaries, limits both competition and consumer choice. U S WEST believes that it is in the public interest to lift these restrictions and to place all competitors under the same rules to ensure the industry's technological development and long-term financial health.



                                     18
                                  U S WEST

U S WEST COMPETITIVE STRATEGY
- -----------------------------------------------------------------------------
     U S WEST intends to implement its competitive strategy by focusing on three key objectives: 1) business growth through the development of broadband networks and a broadened wireless presence; 2) customer loyalty through continuous improvement in customer service; and 3) improved productivity through systems re-engineering and other cost controls. This strategy is directed both domestically (in-region and out-of-region) and internationally.
     U S WEST will continue to employ strategic alliances in new and developing businesses. In addition to strategic alliances, the company will make direct investments in assets or businesses that are consistent with the company's competitive strategy. Such investment activities could require large amounts of capital. Financing for any of these types of activities will come from a combination of debt, equity and proceeds from the disposition of the Capital Assets segment and other assets or businesses that no longer fit
U S WEST's strategic objectives. The company may also seek new investors to raise capital for certain developing businesses.


BASE BUSINESSES
- -----------------------------------------------------------------------------
     In 1993, the company announced its intention to build a "broadband," or high speed, interactive telecommunications network capable of providing voice, data and video services to customers in major metropolitan markets within the U S WEST region. Assuming FCC approval, U S WEST Communications anticipates converting about 100,000 access lines to this technology by the end of 1994 and 500,000 access lines annually beginning in 1995. This network modernization program will position U S WEST Communications to compete with all future providers of voice, data and video services. Technical and marketing trials of the broadband network will commence in the second and third quarters, respectively, of 1994.
     U S WEST Communications obtained approximately $200 of revenues from new products and services during 1993, an increase of approximately $65, or 47 percent, from 1992. Significant new products include voice messaging, now three years old with an installed customer base exceeding 690,000, and Custom Local Area Signaling Services, which include features such as caller name and number identification. To meet the demand for high-speed data communications, U S WEST Communications has introduced products such as frame relay service, which enables companies with computer networks to exchange large volumes of data.
     The 1993 restructuring plan supports U S WEST's objectives to improve customer services and increase productivity, while continuing to narrow its cost of service disadvantage with current and potential competitors. Employee-related costs comprise approximately 45 percent of the total operating costs of U S WEST. The company will continue its efforts to control these costs, primarily through systems improvements and reductions in staffing. At U S WEST Communications, the number of employees per ten thousand access lines decreased by 8.7 percent in 1993, and has dropped 17.8 percent since 1990. The company anticipates that this trend will continue.
     Future growth within the company's publishing operations is centered around: 1) improved performance in the core Yellow Pages through increased customer satisfaction and product enhancements; 2) the introduction of data-base marketing services; and 3) the introduction of interactive information and transaction services.


DEVELOPING BUSINESSES--DOMESTIC
- -----------------------------------------------------------------------------
     U S WEST is expanding its customer base and strengthening its national out-of-region presence by acquiring or forming alliances with other communications, entertainment and information services companies. The first major step towards that goal was the TWE investment, pursuant to which U S
WEST acquired on September 15, 1993, 25.51 percent pro-rata priority capital and residual equity interests in TWE. TWE owns and operates substantially all of the entertainment assets previously owned by Time Warner Inc., consisting primarily of its filmed entertainment, programming - HBO and cable businesses. In connection with the TWE investment, the company acquired 12.75 percent of the common stock of Time Warner Entertainment Japan Inc., a joint venture company established to expand and develop the market for entertainment services in Japan.
     U S WEST and TWE intend to upgrade a substantial portion of TWE's cable systems to "Full Service Network -TM-"


                                     19
                                  U S WEST
capacity in the next five years. U S WEST and TWE will jointly designate the systems to be upgraded and share management control over those systems. Each Full Service Network, when completed, will utilize fiber optics, digital compression, digital switching and storage services to provide consumers with a wide variety of services, including video-on-demand, interactive games, distance learning, full motion video, interactive shopping, and alternative access and local telephone services.
     In 1993, the company's domestic cellular customer base grew to approximately 600,000, up 45 percent from the year before. To maintain a high growth rate, the company is focusing significant attention on upgrading its cellular systems and increasing its penetration in the consumer market. Furthermore, the company is anticipating increased competition as new personal communications services ("PCS") enter the wireless market. The company anticipates that it will be a participant in PCS.


DEVELOPING BUSINESSES--INTERNATIONAL
- -----------------------------------------------------------------------------
     In the international arena, U S WEST is focusing its efforts on certain strategic businesses, primarily in the United Kingdom ("U.K."), where the company is able to participate directly in the convergence of cable TV and telecommunications. The U.K. market is unique because its regulatory policies allow cable TV operators to also provide telephone service in their franchise areas. Strategic alliances will be used internationally where U S WEST and its partners can leverage their respective technological resources and management expertise.
     During 1993, U S WEST continued expanding its international ventures. TeleWest Communications ("TeleWest"), a joint venture with Tele-Communications Inc., is the largest provider of combined cable TV and telephone service in the U.K. With the 1993 purchase of seven franchises, TeleWest now owns all or part of 24 franchises, encompassing 3.3 million homes. Also in 1993, four TeleWest operating systems installed their own local telephone switches. All franchises are expected to operate their own telephone switches by the end of 1994, thus eliminating some costs to interconnect with other carriers' systems.
     In the U.K., Mercury One-2-One, a 50-50 joint venture between U S WEST and Cable & Wireless PLC, launched the world's first PCS in 1993. Mercury One-2-One's PCS is a form of digital cellular communications designed to offer consumers both higher quality service and more features at lower prices than existing analog cellular communications systems. Initial orders for the service are exceeding expectations.
     In December 1993, U S WEST sold a 29 percent interest in its Russian ventures to seven institutional investors for $40, raising new funds for investment in new telecommunications projects in Russia.
     The company's net investment in international ventures approximated $477 at December 31, 1993, 70 percent of which is invested in the U.K. The company's future commitment to existing international ventures is currently planned at about $450 over the next five years. The company will continue to pursue opportunities in attractive local markets around the world that fit its strategic objectives.


FEDERAL REGULATORY ISSUES
- -----------------------------------------------------------------------------
     In September 1993, the FCC approved rules for licensing new PCS, which include making local exchange companies eligible for any PCS license except where they are affiliated with a cellular carrier. Cellular licensees will be permitted to bid for a 30-megahertz PCS license outside their existing service areas and a 10-megahertz license within their existing areas. The FCC also announced that it would auction the spectrum frequencies available for PCS in late 1994. The company intends to pursue PCS opportunities as they become available.
     On August 3, 1993, the FCC announced that it will require that certain telephone companies, including U S WEST Communications, allow competitive access providers to interconnect directly to a local telephone company's switching equipment. The decision extends the current collocation requirement applicable to special access (i.e. private line) services to local transport for switched access services. The effect of this decision will be to increase competition and lower prices for interstate access services provided to interexchange carriers. The FCC has granted local telephone companies subject to this requirement additional pricing flexibility.
     U S WEST's interstate services have been subject to price cap regulation since January 1991. Price caps are a form of incentive regulation and, ostensibly, limit prices rather than profits. However, the FCC's price cap plan


                                     20
                                  U S WEST
includes sharing of earnings in excess of authorized levels with interexchange carriers. The company believes that competition will ultimately be the determining factor in pricing telecommunications services. In January 1994, the FCC announced that it will begin reviewing its current form of regulation.
     The FCC has adopted a regulatory structure known as "Open Network Architecture," under which U S WEST Communications is required to unbundle its telephone network services in a manner that will accommodate the service needs of the growing number of information service providers.


STATE REGULATORY ISSUES
- -----------------------------------------------------------------------------
     At U S WEST Communications, there are pending regulatory actions in local regulatory jurisdictions that call for price decreases, refunds or both. In one such instance, the Utah Supreme Court has remanded a Utah Public Service Commission ("PSC") order to the PSC for reconsideration, thereby establishing two exceptions to the rule against retroactive ratemaking: 1) unforeseen and extraordinary events, and 2) misconduct. The commission's initial order denied a refund request from interexchange carriers and other parties related to the Tax Reform Act of 1986. If the commission finds that either of the exceptions apply, the company could be liable for refunds, although at this time any such amount is not reasonably estimable since the case is still in the discovery process.
     U S WEST Communications has sought alternative forms of regulation ("AFOR") plans that provide for competitive parity, enhanced pricing flexibility and improved capability in bringing to market new products and services. In a number of states where AFOR plans have been adopted, such actions have been accompanied by agreements to refund revenues, reduce existing prices or upgrade service, any of which could have adverse short-term effects on earnings. Similar agreements may have resulted under traditional rate-of-return regulation.
     In addition to the FCC price cap plan, U S WEST Communications has AFOR plans in the states of Washington, Minnesota, Oregon, Colorado, Idaho, Nebraska, North Dakota and South Dakota.


DISCONTINUED OPERATIONS
- -----------------------------------------------------------------------------
     During the second quarter of 1993, U S WEST announced that it would dispose of its Capital Assets segment. In December 1993, U S WEST sold $2.0 billion of finance receivables and the business of U S WEST Financial
Services to NationsBank Corporation. The sales price was in line with the company's estimate. Proceeds from the sale of $2.1 billion were used to repay related debt and to reinvest in communications businesses.
     During 1993, U S WEST Real Estate Inc. sold five properties for proceeds of approximately $60. In January 1994, two properties were sold for approximately $230. The sales were in line with company estimates. The company anticipates disposing of the remainder of its real estate portfolio during the next several years.
     The company believes its reserves related to discontinued operations are adequate. (Further details on the discontinued operations are provided in Note 13 to the Consolidated Financial Statements.)


LIQUIDITY AND CAPITAL RESOURCES
- -----------------------------------------------------------------------------
     Cash provided by operating activities increased by $80.5, or 2.5 percent, from 1992, primarily due to growth in base businesses, partially offset by a $200 increase in postretirement benefit funding. Additionally, 1992 cash provided by operating activities included the effect of an income tax refund of approximately $125. Cash from operations is the primary source by which U S WEST funds its capital expenditures and shareholder dividends.
The company expects that cash from operations will fund a significant share of expected future requirements for existing businesses. Additional financing, including that related to new investment opportunities, will be met through debt, equity and the proceeds from disposition of the Capital Assets segment and other assets or businesses that no longer fit U S WEST's strategic objectives.


                                     21
                                  U S WEST

     In the last 12 to 18 months, U S WEST has actively pursued a strategy of refinancing its long-term debt to obtain lower interest rates. During 1993, U S WEST refinanced debt issues aggregating $2.7 billion in principal amount. The company expects an annual interest expense reduction of approximately $35 as a result of this refinancing.
     Debt increased by approximately $1.8 billion compared to the prior year (including $1.2 billion of short-term debt), principally as a result of the company's investment in TWE. The company has benefited from the decline in short-term interest rates by increasing its use of short-term financing.
U S WEST maintains a commercial paper program to finance short-term cash flow requirements, as well as to maintain a presence in the short-term debt market. U S WEST will ultimately seek long-term refinancing of a portion of its short-term debt, though the timing of this refinancing is uncertain. The company could be exposed to higher interest costs on the short-term portion of its debt in the event of an abrupt increase in interest rates.
     U S WEST's reported 1993 debt-to-capital ratio was 55.1 percent compared to 39.6 percent at December 31, 1992. The increase in the debt-to-capital ratio was primarily attributable to the effects of the discontinuance of SFAS No. 71, which reduced shareowners' equity by $3.1 billion. Debt used to finance developing businesses also contributed to the increase.
     Including debt related to discontinued operations, the debt-to-capital ratio was 59.7 percent and 51.7 percent at December 31, 1993 and 1992, respectively.
     Debt related to discontinued operations decreased by approximately $1.9 billion in 1993. (See Note 13 to the Consolidated Financial Statements.) For financial reporting purposes this debt is netted against the related assets of the discontinued operations.
     The company maintains short-term lines of credit aggregating approximately $3 billion, all of which were available at December 31, 1993. Under registration statements filed with the Securities and Exchange
Commission, as of December 31, 1993, U S WEST companies were permitted to issue up to approximately $2.1 billion of new debt securities.
     U S WEST uses various financial instruments for purposes of managing financial risk. The company enters into forward contracts to hedge debt refinancings when there is a belief that interest rates may rise or during periods of significant volatility in the credit markets. The company enters into foreign currency forward contracts to hedge investments in foreign entities. When market conditions permit, the company also enters into interest rate swap agreements to obtain lower-cost financing than that available through traditional forms of financing.
     Total capital expenditures were $2,441.2 in 1993 and $2,554.2 in 1992. Capital expenditures at U S WEST Communications were $2,181.9 in 1993 and $2,356.6 in 1992. The 1993 capital expenditures of U S WEST Communications were substantially devoted to the continued modernization of telephone plant, including investments in fiber optic cable and the conversion of central offices to digital technology, in order to improve customer service and network productivity. In 1994, capital expenditures are expected to approximate $2.6 billion, including $2.3 billion at U S WEST Communications.
     The company's dividend growth rate has slowed in recent years due to U S WEST's commitment to its developing businesses. Dividends increased by $.02, to $2.14 per share in 1993, an increase of .9 percent. Continued dividend growth could be affected by projected financing requirements related to strategic investments.
     During the fourth quarter, proceeds of $1,020.0 resulting from the sale of 22 million shares of common stock were used to reduce short-term indebtedness, including indebtedness incurred in conjunction with the TWE investment, and for general corporate purposes. This issuance, along with approximately 5.6 million shares of common stock to be issued in March 1994 in connection with the settlement of shareholder litigation ("Rosenbaum v.
U S WEST Inc. et al."), for proceeds of approximately $210, will have a dilutive effect on 1994 earnings.



                                     22
                                  U S WEST

RESULTS OF OPERATIONS - 1992 COMPARED TO 1991
- -------------------------------------------------------------------------------

                                                                                 INCREASE (DECREASE)
                                                                                 -------------------
                                                       1992           1991*            $          %
                                                       ----------------------------------------------
Income from continuing operations                      $  1,075.8     $  839.6   $   236.2       28.1
Income (loss) from discontinued operations                  103.6       (286.2)      389.8         --
Cumulative effect of change in accounting principles     (1,793.4)          --    (1,793.4)        --
                                                       ----------------------------------------------
Net income (loss)                                      $   (614.0)    $  553.4   $(1,167.4)        --
                                                       ----------------------------------------------
- -----------------------------------------------------------------------------------------------------
Earnings per share from continuing operations          $     2.61     $   2.09   $     .52       24.9
Earnings (loss) per share from discontinued operations        .25         (.71)        .96         --
Cumulative effect of change in accounting principles        (4.35)          --       (4.35)        --
                                                       ----------------------------------------------
Earnings (loss) per share                              $    (1.49)    $   1.38   $   (2.87)        --
                                                       ----------------------------------------------
- -----------------------------------------------------------------------------------------------------

*1991 income from continuing operations was reduced by $229.9, or $.57 per share, and income from discontinued operations was reduced by $360.1, or $.90 per share, as a result of a restructuring charge.

     In 1992, income from continuing operations was $1,075.8 and related earnings per share were $2.61. In 1991, excluding a restructuring charge, income from continuing operations was $1,069.5, and related earnings per share were $2.66. Excluding the effects of the 1991 restructuring charge, 1992 income from continuing operations increased by $6.3, or .6 percent, and related earnings per share decreased by $.05, or 1.9 percent, on more shares outstanding.
     Income from discontinued operations increased by $29.7, or 40.2 percent, excluding the effects of a 1991 valuation allowance related to real estate operations and a write-off of intangible assets related to financial services that reduced 1991 income from discontinued operations by $360.1. Improved operating margins in financial services (primarily as a result of lower interest expense), increased investment income associated with financial guarantee insurance activities and the absence of real estate losses contributed to the increase. Due to phasing out the operations of U S WEST Real Estate Inc., related 1992 operating losses were charged against the valuation allowance.
     The accounting change relates to two recent accounting standards issued by the Financial Accounting Standards Board. The first is SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," which mandates that employers reflect in their current expenses an accrual for the cost of providing retirement medical and life insurance benefits to current and future retirees. Prior to 1992, U S WEST, like most corporations, recognized these costs as they were paid. U S WEST also adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires that employers accrue for the estimated costs of benefits, such as workers' compensation and disability, provided to former or inactive employees who are not eligible for retirement. Adoption of SFAS Nos. 106 and 112 resulted in a one-time, non-cash charge against 1992 earnings of $1,793.4 (after tax), including $52.7 related to SFAS No. 112.

INCOME FROM CONTINUING OPERATIONS: BASE AND DEVELOPING BUSINESSES
- -------------------------------------------------------------------------------

                                                                                        INCREASE
                                                                                 --------------------
                                                       1992           1991              $          %
- -----------------------------------------------------------------------------------------------------
Base businesses:
  U S WEST Communications                              $  950.0       $798.5     $151.5          19.0
  Publishing and other                                    206.8        139.8       67.0          47.9
                                                       ----------------------------------------------
Total base                                              1,156.8        938.3      218.5          23.3
Developing businesses                                     (81.0)       (98.7)      17.7          17.9
                                                       ----------------------------------------------
Income from continuing operations                      $1,075.8       $839.6*    $236.2          28.1
                                                       ----------------------------------------------
- -----------------------------------------------------------------------------------------------------

*1991 income from continuing operations was reduced by $229.9, or $.57 per share, for a restructuring charge.


     Income from base businesses was essentially flat, absent the effects of the 1991 restructuring charge. The ongoing impact from the adoption of SFAS No. 106 was offset by operating improvements in telephone, cellular and publishing operations and lower international joint venture losses.


                                     23
                                  U S WEST

SALES AND OTHER REVENUES
- -------------------------------------------------------------------------------

                                                                                 INCREASE (DECREASE)
                                                                                 --------------------
                                                       1992           1991*            $          %
- -----------------------------------------------------------------------------------------------------

Base businesses:
     U S WEST Communications operations:
          Local service                                $3,674.3       $3,500.6   $173.7          5.0
          Access charges - interstate                   2,046.9        2,023.4     23.5          1.2
          Access charges - intrastate                     672.8          649.7     23.1          3.6
          Long-distance network service                 1,419.7        1,462.7    (43.0)        (2.9)

          Other services                                  510.0          528.0    (18.0)        (3.4)
                                                       ---------------------------------------------
     Total U S WEST Communications                      8,323.7        8,164.4    159.3          2.0
     Publishing and other                               1,092.3        1,038.8     53.5          5.2
                                                       ---------------------------------------------
Total base                                              9,416.0        9,203.2    212.8          2.3
Developing business:*
     Domestic cellular                                    406.6          324.9     81.7         25.1
                                                       ---------------------------------------------
Total revenues                                         $9,822.6       $9,528.1   $294.5          3.1
                                                       ---------------------------------------------
- ----------------------------------------------------------------------------------------------------

*With the exception of domestic cellular, which is a consolidated subsidiary, substantially all of the company's investments in developing businesses are in ventures that are accounted for using the equity method.

     An analysis of the change in U S WEST Communications' revenues follows:

LOCAL SERVICE
- -------------------------------------------------------------------------------

                                                                      INCREASE
       PRICE        LOWER                    RECLASSIFICATIONS   ------------------
     INCREASES      REFUNDS        DEMAND         AND OTHER           $         %
- -----------------------------------------------------------------------------------
     $.3            $23.2          $167.7         $(17.5)           $173.7      5.0
- -------------------------------------------------------------------------------8----

     The increase in local service revenues was primarily attributable to access line growth of 2.9 percent. Refunds in 1992 were significantly less than the prior year.

INTERSTATE ACCESS CHARGES
- ------------------------------------------------------------------------------

                                                                      INCREASE
       PRICE        HIGHER                   RECLASSIFICATIONS   ------------------
     DECREASES      REFUNDS        DEMAND         AND OTHER           $         %
- -----------------------------------------------------------------------------------
     $(87.6)        $(5.4)         $125.1         $(8.6)            $23.5       1.2
- -----------------------------------------------------------------------------------

     Increased demand for interstate services, as evidenced by an increase of
6.5 percent in interstate billed access minutes of use, more than offset the effects of price decrease and refunds. U S WEST Communications reduced interstate access prices by $80 annually, July 1, 1991, as a result of the FCC's adoption of price cap regulation for interstate services. Prices were again reduced, by approximately $90 annually, effective July 1, 1992, primarily due to FCC-mandated changes resulted in a cost shift to intrastate jurisdictions.

INTRASTATE ACCESS CHARGES
- -------------------------------------------------------------------------------

                                                                      INCREASE
       PRICE        HIGHER                   RECLASSIFICATIONS   ------------------
     DECREASES      REFUNDS        DEMAND         AND OTHER           $         %
- -----------------------------------------------------------------------------------
     $(12.4)        $(1.5)         $7.2           $29.8             $23.1       3.6
- -----------------------------------------------------------------------------------

     Intrastate access charges increased primarily as a result of a reclassification of certain revenues from local and long-distance network services. Prior to 1992, private line services were provided primarily to end users under tariffs in effect in most states. These services are now provided to both end users and carriers. Pursuant to the FCC's rules and regulations,private line service provided to carriers has been reclassified from local service and long-distance network service to intrastate access service. The reclassification has no effect on net income. Excluding the effects of the reclassification, intrastate access revenues decreased by $11.4, or 1.8 percent, due to the effects of price decreases and refunds, which more than offset increased demand.


                                     24
                                  U S WEST

LONG-DISTANCE NETWORK SERVICE
- -------------------------------------------------------------------------------

                                                                      DECREASE
       PRICE        LOWER                    RECLASSIFICATIONS   ------------------
     DECREASES      REFUNDS        DEMAND         AND OTHER           $         %
- -----------------------------------------------------------------------------------
     $(22.2)        $16.1          $(22.3)        $(14.6)           $(43.0)    (2.9)
- -----------------------------------------------------------------------------------

     The decline in long-distance network service revenues reflects the effect of competition (particularly in WATS and "800" services), price decreases and the reclassification of certain private-line revenues to intrastate access service. These effects were partially offset by lower refund activity in 1992. Excluding the reclassification, long-distance network revenues declined 1.8 percent.

OTHER SERVICES
- -------------------------------------------------------------------------
Other services revenues declined in 1992, with lower revenues from billing and collection services partially offset by increased revenues from voice messaging services.

PUBLISHING AND OTHER
- -------------------------------------------------------------------------------

                                                                 INCREASE (DECREASE)
                                                                 ------------------
                                     1992           1991              $         %
- -----------------------------------------------------------------------------------
Publishing                         $  949.1       $  890.7          $58.4       6.6
Other-net                             143.2          148.1           (4.9)     (3.3)
                                   ------------------------------------------------
Total                              $1,092.3       $1,038.8          $53.5       5.2
                                   ------------------------------------------------
- -----------------------------------------------------------------------------------


     Volume of Yellow Pages directory advertising was essentially flat in 1992, with the increase in publishing revenues the result of price increases.

DOMESTIC CELLULAR
- -------------------------------------------------------------------------------

                                                                       INCREASE
                                                                 ------------------
                                     1992           1991              $         %
- -----------------------------------------------------------------------------------
Domestic cellular                  $406.6         $324.9            $81.7     25.1
- -----------------------------------------------------------------------------------

     Cellular revenues increased as a result of an expanded cellular customer base, which grew 38 percent in 1992. Average cellular revenue per customer declined 4.7 percent, consistent with industry trends.


COSTS AND EXPENSES
- -----------------------------------------------------------------------------------
                                                                 INCREASE (DECREASE)
                                                                 ------------------
                                     1992           1991              $         %
- -----------------------------------------------------------------------------------
Employee-related costs             $3,521.1       $3,303.6          $217.5      6.6
Other operating expenses            1,960.9        1,888.6            72.3      3.8
Taxes other than income taxes         377.6          415.8           (38.2)    (9.2)
Depreciation and amortization       1,880.5        1,825.0            55.5      3.0
Restructuring charge                     --          363.8          (363.8)      --
Interest expense                      453.5          481.4           (27.9)    (5.8)
Other income (expense) - net          (59.8)         (40.6)           19.2     47.3
- -----------------------------------------------------------------------------------


                                    25
                                 U S WEST

     The increase in employee-related costs is primarily attributable to higher health care costs for active employees as well as the 1992 ongoing impact from the adoption of SFAS No. 106. Basic wage increases largely offset the effects of the work-force reduction initiatives implemented in 1991 at U S WEST Communications.
     The increase in other operating expenses resulted from increased marketing costs related to an expanding cellular subscriber base and higher network software costs.
     Taxes other than income taxes declined due to adjustments made in 1992 for resolution of certain longstanding appeals.
     Depreciation and amortization expense increased as a result of a higher depreciable asset base and increased rates of depreciation sought by U S WEST Communications and provided by regulators in certain jurisdictions. These effects were partially offset by the completion of inside wire and depreciation reserve deficiency amortization programs in several jurisdictions.
     Interest expense decreased principally due to the effects of lower interest rates and lower financing needs. U S WEST's average borrowing cost decreased to
7.7 percent in 1992, from 8.3 percent in 1991.

PROVISION FOR INCOME TAXES
- -------------------------------------------------------------------------------

                                                                                          Increase
                                                                                ------------------------
                                                         1992           1991            $            %
                                                       -------------------------------------------------
Provision for income taxes                             $493.4         $369.7         $123.7         33.5
Effective tax rate                                       31.4%          30.6%            --           --
- --------------------------------------------------------------------------------------------------------

Continuing operations basis.

     The increase in the ETR is a result of the $363.8 restructuring charge in 1991. Excluding the effects of the restructuring charge, the 1991 ETR would have been 31.7 percent.

OTHER ITEMS
- -------------------------------------------------------------------------------
1991 RESTRUCTURING CHARGE
- -------------------------------------------------------------------------------
     The company's 1991 income from continuing operations reflects a restructuring charge of $363.8 ($229.9 after tax) due to planned work-force reductions and the write-off of certain intangible and other assets. Approximately $240 of the restructuring charge relates to a reserve for planned work-force reductions totaling 6,000 employees over three years at U S WEST Communications.
     During 1992, U S WEST Communications reduced its employee level by approximately 2,300 employees.
     During 1991, U S WEST also established a $500 valuation allowance related to the phasing out of real estate operations, now included as part of discontinued operations in the Consolidated Financial Statements. Discontinued operations also include a restructuring charge of $50 related to the write-off of intangible assets.


LIQUIDITY AND CAPITAL RESOURCES
- -------------------------------------------------------------------------------
     Cash provided by operating activities increased by $484.2, or 17.5 percent, from 1991. The effects of lower financing costs and an income tax settlement of approximately $125 contributed to improved cash flow from operations.
     Debt, excluding that related to discontinued operations, decreased by approximately $539 compared to the prior year. During 1992, U S WEST refinanced six debt issues aggregating $747 in principal amount.
     Capital expenditures were $2,554.2 in 1992, compared with $2,425.5 in 1991. Capital expenditures at U S WEST Communications were $2,356.6 in 1992 and $2,168.2 in 1991. The 1992 capital expenditures of U S WEST Communications were substantially devoted to the continued modernization of telephone plant.


                                       26
                                    U S WEST

REPORT OF MANAGEMENT
- -------------------------------------------------------------------------------
     The consolidated financial statements of U S WEST have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. The integrity and objectivity of information in these financial statements, including estimates and judgments, are the responsibility of management as is all other financial information included in this report.
     U S WEST maintains a system of internal accounting controls designed to provide a reasonable assurance as to the integrity and reliability of financial statements, the safeguarding of assets and the prevention and detection of material errors or fraudulent financial reporting. Monitoring of such systems includes an internal audit program designed to objectively assess the effectiveness of internal controls and recommend improvements therein.
     Limitations exist in any system of internal accounting controls based upon the recognition that the cost of the system should not exceed the benefits derived. U S WEST believes that the company's system does provide reasonable assurance that transactions are executed in accordance with management's general or specific authorizations and is adequate to accomplish the stated objectives.
     The independent certified public accountants, whose report is included herein, are engaged to express an opinion on our consolidated financial statements. Their opinion is based on procedures performed in accordance with generally accepted auditing standards, including examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.
     In an attempt to assure objectivity, the financial information contained in this report is subject to review by the Audit Committee of the board of directors. The Audit Committee is composed of outside directors who meet regularly with management, internal auditors and independent auditors to review financial reporting matters, the scope of audit activities and the resolution of audit findings.

RICHARD D. MCCORMICK
Chairman and Chief Executive Officer

JAMES M. OSTERHOFF
Executive Vice President and Chief Financial Officer
January 20, 1994

REPORT OF INDEPENDENT ACCOUNTANTS
- -------------------------------------------------------------------------------
To the Board of Directors and Shareowners of U S WEST Inc.:
     We have audited the accompanying consolidated balance sheets of U S WEST Inc. as of December 31, 1993 and 1992 and related consolidated statements of operations and cash flows for each of the three years ended December 31, 1993. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of U S WEST Inc.
as of December 31, 1993 and 1992, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.
     As discussed in Note 4 to the consolidated financial statements, the company discontinued accounting for the operations of U S WEST Communications Inc. in accordance with Statement of Accounting Standards No. 71. "Accounting for the Effects of Certain Types of Regulation," in 1993. As discussed in
Note 10 to the consolidated financial statements, the company changed its method of accounting for postretirement benefits other than pensions and other postemployment benefits in 1992.

COOPERS & LYBRAND
Denver, Colorado
January 20, 1994, except for the last paragraph in Note 8 to the consolidated financial statements, as to which the date is February 23, 1994


                                       27
                                    U S WEST


U S WEST INC.
CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                           Year Ended December 31,
                                                                                --------------------------------------
Dollars in millions (except per share amounts)                                       1993          1992           1991
- ----------------------------------------------------------------------------------------------------------------------
Sales and other revenues                                                        $10,293.6      $9,822.6       $9,528.1

Employee-related costs                                                            3,630.7       3,521.1        3,303.6
Other operating expenses                                                          2,018.7       1,960.9        1,888.6
Taxes other than income taxes                                                       417.0         377.6          415.8
Depreciation and amortization                                                     1,954.5       1,880.5        1,825.0
Restructuring charges                                                             1,000.0            --          363.8
Interest expense                                                                    439.3         453.5          481.4
Other income (expense) - net                                                        (88.7)        (59.8)         (40.6)
                                                                                --------------------------------------
Income from continuing operations before income taxes                               744.7       1,569.2        1,209.3
Provision for income taxes                                                          268.8         493.4          369.7
                                                                                --------------------------------------
Income from continuing operations                                                   475.9       1,075.8          839.6

Discontinued operations:
     Income (loss), net of tax (to June 1, 1993)                                     38.5         103.6         (286.2)
     Estimated loss from June 1, 1993 through disposal, net of tax                 (100.0)           --             --
     Income tax rate change                                                         (20.0)           --             --
                                                                                --------------------------------------
Income before extraordinary items and cumulative
     effect of change in accounting principles                                      394.4       1,179.4          553.4

Extraordinary items:
     Discontinuance of SFAS No. 71, net of tax                                   (3,123.0)           --            --
     Early extinguishment of debt, net of tax                                       (77.2)           --            --

Cumulative effect of change in accounting principles:
     Transition effect of change in accounting for postretirement benefits
       other than pensions and other postemployment benefits, net of tax               --      (1,793.4)           --
                                                                                --------------------------------------
Net income (loss)                                                               $(2,805.8)     $ (614.0)      $ 553.4
                                                                                --------------------------------------
- ----------------------------------------------------------------------------------------------------------------------

Earnings (loss) per share:
  Continuing operations                                                         $    1.13      $   2.61       $  2.09
  Discontinued operations:
     Income (loss) (to June 1, 1993)                                                 0.09          0.25         (0.71)
     Estimated loss from June 1, 1993 through disposal                              (0.24)           --            --
     Income tax rate change                                                         (0.04)           --            --
  Extraordinary items:
     Discontinuance of SFAS No. 71                                                  (7.45)           --            --
     Early extinguishment of debt                                                   (0.18)           --            --
Cumulative effect of change in accounting principles                                   --         (4.35)           --
                                                                                --------------------------------------
Earnings (loss) per share                                                       $   (6.69)     $  (1.49)      $  1.38
                                                                                --------------------------------------
- ----------------------------------------------------------------------------------------------------------------------
Average shares outstanding (thousands)                                            419,365       412,518       401,332

The accompanying notes are an integral part of the Consolidated Financial Statements.

                                                                 28
                                                              U S WEST

U S WEST INC.
CONSOLIDATED BALANCE SHEETS


                                                                                                      December 31,
                                                                                               -------------------------
Dollars in millions                                                                                   1993          1992
- ------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
     Cash and cash equivalents                                                                 $     128.2    $     158.9
     Accounts and notes receivable, less allowance for
       credit losses of $54.0 and $58.5, respectively                                              1,570.1        1,498.6
     Inventories and supplies                                                                        192.7          196.6
     Deferred tax asset                                                                              335.5             --
     Prepaid and other                                                                               273.3          354.7
                                                                                               --------------------------
Total current assets                                                                               2,499.8        2,208.8

Property, plant and equipment - net                                                               13,231.8       17,946.4

Investment in Time Warner Entertainment                                                            2,552.4             --
Net investment in foreign affiliates                                                                 477.0          307.0
Net assets of discontinued operations                                                                554.5          885.9
Other assets                                                                                       1,364.2        2,112.6
                                                                                               --------------------------
Total assets                                                                                     $20,679.7      $23,460.7
                                                                                               --------------------------
- -------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
     Short-term debt                                                                           $  1,776.2     $     582.5
     Accounts payable                                                                               977.0           960.5
     Employee compensation                                                                          386.3           392.4
     Dividends payable                                                                              236.1           219.8
     Current portion of restructuring charges                                                       455.7           105.6
     Other                                                                                        1,150.2           913.1
                                                                                               --------------------------
Total current liabilities                                                                         4,981.5         3,173.9

Long-term debt                                                                                    5,422.7         4,847.4
Postretirement and postemployment benefit obligations                                             2,698.6         2,825.0
Deferred taxes, credits and other                                                                 1,715.7         4,346.5

Shareowners' equity:
     Common shares-no par, 2,000,000,000 authorized; 448,126,801 and
        421,611,063 issued; 441,139,829 and 414,461,871 outstanding, respectively                 6,996.6         5,770.2
     Retained earnings (deficit)                                                                   (857.1)        2,826.1
     LESOP guarantee                                                                               (243.0)         (294.4)
     Foreign currency translation adjustments                                                       (35.3)          (34.0)
                                                                                               --------------------------
Total shareowners' equity                                                                         5,861.2         8,267.9
                                                                                               --------------------------
Total liabilities and shareowners' equity                                                       $20,679.7       $23,460.7
                                                                                               --------------------------
- -------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the Consolidated Financial Statements.


                                                                 29
                                                              U S WEST

U S WEST INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                           Year Ended December 31,
                                                                                ----------------------------------------
Dollars in millions                                                                  1993            1992           1991
- ------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income (loss)                                                               $(2,805.8)     $   (614.0)    $    553.4
Adjustments to net income (loss):
     Depreciation and amortization                                                1,954.5         1,880.5        1,825.0
     Discontinuance of SFAS No. 71                                                3,123.0              --             --
     Restructuring charges                                                        1,000.0              --          363.8
     Discontinued operations                                                         81.5          (103.6)         286.2
     Cumulative effect of change in accounting principles                              --         1,793.4             --
     Deferred income taxes and amortization of
       investment tax credits                                                      (224.3)            4.3         (148.8)
     Changes in operating assets and liabilities:
       Accounts and notes receivable                                                (90.1)           44.1          (22.5)
       Inventories, supplies and other                                              (55.9)          (24.5)         (38.4)
       Accounts payable and accrued liabilities                                     198.7            65.4          (82.4)
     Other - net                                                                    156.2           211.7           36.8
                                                                                ----------------------------------------
Cash provided by operating activities                                             3,337.8         3,257.3        2,773.1
- ------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Expenditures for property, plant and equipment                                   (2,449.2)       (2,249.6)      (2,361.2)
Investment in Time Warner Entertainment                                          (1,556.9)             --             --
Proceeds from disposals of property, plant and equipment                             44.8            75.3           45.1
Other - net                                                                        (240.0)          (82.2)          23.0
                                                                                ----------------------------------------
Cash (used for) investing activities                                             (4,201.3)       (2,256.5)      (2,293.1)
- ------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net proceeds (repayments) of short-term debt                                        687.4            25.2         (241.3)
Proceeds from issuance of long-term debt                                          2,281.7           344.1        1,061.2
Repayments of long-term debt                                                     (3,085.0)         (769.9)            --
Dividends paid                                                                     (812.0)         (796.0)        (755.6)
Proceeds from issuance of common stock                                            1,150.1            91.3          124.3
                                                                                ----------------------------------------
Cash provided by (used for) financing activities                                    222.2        (1,105.3)         188.6
                                                                                ----------------------------------------
Cash provided by (used for) continuing operations                                  (641.3)         (104.5)         668.6
                                                                                ----------------------------------------
Cash provided by (used for) discontinued operations                                 610.6          (237.5)        (386.7)
- ------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS
Increase (decrease)                                                                 (30.7)         (342.0)         281.9
Beginning balance                                                                   158.9           500.9          219.0
                                                                                ----------------------------------------
Ending balance                                                                 $    128.2      $    158.9     $    500.9
                                                                                ----------------------------------------
- ------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the Consolidated Financial Statements.


                                                                 30
                                                              U S WEST

U S WEST INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
(Dollars in Millions, Except Per Share Amounts)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
- -------------------------------------------------------------------------------
     BASIS OF PRESENTATION: The Consolidated Financial Statements include the accounts of US WEST Inc. ("U S WEST" or the "company") and its majority-owned subsidiaries, except for discontinued operations as discussed in Note 13 to the Consolidated Financial Statements. All significant intercompany accounts and transactions have been eliminated. Investments in partnerships, joint ventures and less than majority-owned subsidiaries are generally accounted for using the equity method.
     In the third quarter of 1993, U S WEST discontinued accounting for its regulated telephone operations, hereafter referred to as U S WEST
Communications, under Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." (See Note 4 to the Consolidated Financial Statements.)
     U S WEST operates in one industry segment (Communications and Related Services) as defined in SFAS No.14, "Financial Reporting for Segments of a Business Enterprise." The company's Capital Assets segment has been discontinued. The largest volume of the company's services are provided to American Telephone and Telegraph Company. During 1993, 1992 and 1991 revenues related to those services provided to AT&T were $1,160, $1,203, and $1,267, respectively. Related accounts receivable at December 31, 1993, and 1992, totaled $96.9 and $109.2, respectively.
     Certain reclassifications within the financial statements have been made to conform to the current year presentation.
     CASH AND CASH EQUIVALENTS: Cash and cash equivalents include highly liquid investments with original maturities of three months or less that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates.
     INVENTORIES AND SUPPLIES: New and reusable materials of U S WEST Communications are carried at average cost, except for significant individual items that are valued based on specific costs. Non-reusable material is carried at its estimated salvage value. Inventories of U S WEST's non-telephone operations are carried at the lower of cost or market on a first-in, first-out basis.
     PROPERTY, PLANT AND EQUIPMENT: The investment in property, plant and equipment is carried at cost, less accumulated depreciation. Additions, replacements and substantial betterments are capitalized. Costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred.
     U S WEST Communications' provision for depreciation of property, plant and equipment is based on various straight-line group methods using remaining useful (economic) lives based on industry-wide studies. (See Note 4 to the Consolidated Financial Statements.) Prior to discontinuing SFAS No. 71, depreciation was based on lives specified by regulators. When the depreciable property, plant and equipment of U S WEST Communications is retired or sold, the original cost less the net salvage value is generally charged to accumulated depreciation.
     The non-telephone operations of U S WEST provide for depreciation using both straight-line and accelerated methods. When such depreciable property, plant and equipment is retired or sold, the resulting gain or loss is recognized currently as an element of other income.
     Interest related to qualifying construction projects is capitalized and is reflected as a reduction of interest expense, except at U S WEST Communications where, prior to discontinuing SFAS No. 71, it was included as an element of other income. Amounts capitalized by U S WEST were $19.5, $28.8, and $35.9 in 1993, 1992, and 1991, respectively.
     INTANGIBLE ASSETS: The excess of consideration over the fair value of net assets acquired, and the costs of licenses and other identifiable intangible assets, are amortized by the straight-line method over periods ranging up to 40 years.
     FOREIGN CURRENCY TRANSLATION: For international investments, assets and liabilities are translated at year-end exchange rates and income statement items are translated at average exchange rates for the year. Resulting translation adjustments are recorded as a separate component of shareowners' equity.
     REVENUE RECOGNITION: Local telephone service and cellular access revenues are generally billed monthly, in advance, and revenues are recognized the following month when services are provided. Revenues derived from other telephone services, including exchange


                                       31
                                    U S WEST
access, long distance and cellular airtime usage, are billed and recorded monthly as services are provided.
     Directory advertising revenues and related directory costs are generally deferred and recognized over the period during which directories are utilized, normally 12 months. The balance of deferred directory costs included in prepaid and other is $197.2 and $186.8 at December 31, 1993 and 1992, respectively.
     FINANCIAL INSTRUMENTS: Net interest income or expense on interest rate swaps is recognized over the life of the swaps as an adjustment to interest expense. Gains and losses on forward contracts, designated and effective as hedges of interest rate exposure on debt refinancings, are deferred and recognized as an adjustment to interest expense over the life of the underlying debt. Gains and losses on foreign currency forward contracts, designated and effective as hedges, are deferred and recognized with the assets, liabilities or transactions being hedged.
     INCOME TAXES: The provision for income taxes consists of an amount for taxes currently payable and an amount for tax consequences deferred to future periods in accordance with SFAS No. 109. U S WEST implemented SFAS No. 109, "Accounting for Income Taxes," in 1993. Adoption of the new standard did not have a material effect on the financial position or results of operations, primarily because of the company's earlier adoption of SFAS No. 96.
     For financial statement purposes, investment tax credits of U S WEST Communications are being amortized over the economic lives of the related property, plant and equipment in accordance with the deferred method of accounting for such credits.
     EARNINGS (LOSS) PER SHARE: Earnings (loss) per share are computed on the basis of the weighted average number of shares of common stock outstanding during each year.


NOTE 2: INVESTMENT IN TIME WARNER ENTERTAINMENT
- -------------------------------------------------------------------------------
     On September 15, 1993, U S WEST acquired 25.51 percent pro-rata priority capital and residual equity interests in Time Warner Entertainment Company L.P. ("TWE") for an aggregate purchase price of $2.553 billion, consisting of $1.532 billion in cash and $1.021 billion in the form of a four-year promissory note bearing interest at a rate of 4.391 percent per annum. TWE owns and operates substantially all of the entertainment assets previously owned by Time Warner Inc., consisting primarily of its filmed entertainment, programming-HBO and cable businesses. As a result of U S WEST's admission to the partnership, certain wholly-owned subsidiaries of Time Warner ("General Partners") and subsidiaries of Toshiba Corporation and ITOCHU Corporation hold pro-rata priority capital and residual equity interests of 63.27, 5.61 and 5.61 percent, respectively. In connection with the TWE investment, the company acquired 12.75 percent of the common stock of Time Warner Entertainment Japan Inc., a joint venture company established to expand and develop the market for entertainment services in Japan.
     The company has an option to increase its pro-rata priority capital and residual equity interests in TWE from 25.51 percent up to 31.84 percent depending upon cable operating performance, as defined in the TWE Partnership Agreement. The option is exercisable, in whole or part, between January 1, 1999 and May 31, 2005 for an aggregate cash exercise price of $1.25 billion to $1.8 billion, depending upon the year of exercise. Either TWE or U S WEST may elect that the exercise price for the option be paid with partnership interests rather than cash.
     Pursuant to the TWE Partnership Agreement and U S WEST Admission Agreement, there are six levels of capital. From the most to least senior, the capital accounts are: senior preferred (held by the General Partners); A preferred (held pro rata by all partners); B, C and D preferreds (all held by the General Partners); and common (residual equity interests held pro rata by all partners). Of the $2.553 billion contributed by U S WEST, $1.658 billion represents A preferred capital and $895 represents common capital. The TWE Partnership Agreement provides for special allocations of income and distributions of partnership capital, which are based on the fair value of assets contributed to the partnership. Partnership income, to the extent earned, is allocated as follows: (1) to the partners so that the economic burden of the income tax consequences of partnership operations is borne as though the partnership was taxed as a corporation ("special tax income"); (2) to the partners' preferred capital accounts in order of priority shown above, at various rates of return ranging from 8 percent to 13.25 percent; and (3) to the partners' common capital according to their residual partnership interests. To the extent partnership income is insufficient to satisfy all special allocations in a particular accounting period, the unearned portion is carried over until satisfied out of future partnership income. Partnership losses generally will be


                                       32
                                    U S WEST
allocated in reverse order, first to eliminate prior allocations of partnership income, except senior preferred and special tax income, next to reduce initial capital amounts, other than senior preferred, then to reduce the senior preferred account and finally, to eliminate special tax income. Also, the senior preferred is scheduled to be distributed in three annual installments beginning July 1, 1997. The value of the C and D preferreds will be determined at future dates and is dependent upon achievement of certain operating targets between 1992 and 2001.

Beginning July 1, 1994, the TWE Partnership Agreement generally permits cash distributions to the partners to pay applicable taxes on their allocable taxable income from TWE. In addition, beginning July 1, 1995, and subject to restricted payment limitations and availability under the applicable financial ratios contained in the TWE Credit Agreement, distributions other tan tax-related distributions are also permitted. For other than distributions related to taxes or the senior preferred, the TWE Partnership Agreement requires certain cash distribution thresholds be met to the limited partners before the General Partners receive their full share of distributions.

   The company accounts for its investment in TWE under the equity method accounting. The company's recorded share of TWE operating results represents allocated TWE net income or loss adjusted for the amortization of the excess of fair market value over the book value of the partnership assets, This excess is being amortized on a straight-line basis over 25 years. As a result of this amortization and the special invome allocations described above, U S WEST's recorded share of TWE's 1993 operating results was not material. Furthermore, it is nor expected that material amounts of TWE's operating results will be allocated to the company in the initial years of the partnership.

   As consideration for its expertise and participation in the cable operations of TWE, the company is entitled to a management fee of $130 payable over five years.



Summarized financial information for TWE is presented below:
- -----------------------------------------------------------------------------------
                                                                   Year ended
                                                                  ------------------
                                                                  December 31, 1993
- ------------------------------------------------------------------------------------
Summarized Operating Results
- ------------------------------------------------------------------------------------
Revenues                                                                    $ 7,946
Operating expenses*                                                          (7,063)
Interest and other - net**                                                     (611)
                                                                            --------
Income before income taxes and extraordinary item                               272

                                                                            ========
Net income                                                                      198
                                                                            --------
- ------------------------------------------------------------------------------------


* Includes depreciation and amortization of $902
** Includes corporate services of $60




- ------------------------------------------------------------------------------------
Summarized Financial Position                                     December 31, 1993
- ------------------------------------------------------------------------------------
Current assets                                                             $   3,745
Non-current assets                                                            14,218
Current liabilities                                                            2,265
Non-current liabilities                                                        8,162
Senior preferred capital                                                       1,536
Partners' capital                                                              6,000
- ------------------------------------------------------------------------------------




                                          33
                                       U S WEST

NOTE 3: RESTRUCTURING CHARGES

   The company's 1993 operating results reflect a pretax restructuring charge of $1 billion. The restructuring charge includes only the specific incremental and direct costs that can be estimated with reasonable accuracy and are clearly identifiable with the related plan.

   The restructuring plan is designed to provide faster, more responsive customer services, while reducing the costs of providing these services. As part of the plan, the company will develop new systems that will enable it to monitor networks to reduce the risk of service interruptions, activate telephone service on demand, provide automated inventory systems and centralize its service centers so customers can have their telecommunications needs resolved with one phone call. The company will also reduce its work force by approximately 8,000 employees by the end of 1996 (in addition to a remaining reduction of 1,000 employees pursuant to the 1991 restructuring plan) and consolidate the operations of its existing 560 customer centers into 26 centers in 10 cities.



Following is a schedule of the costs included in the restructuring charge:
- -----------------------------------------------------------------------------
Employee separation                                                   $   240
Real estate                                                               120
Relocation                                                                110
Retraining and other                                                       65
Systems development                                                       400
Asset write-downs                                                          65
                                                                       -------
Total                                                                  $1,000
                                                                       -------
- ------------------------------------------------------------------------------




Employee separation costs include severance payments, health care coverage and postemployment education benefits. Real estate costs include preparation costs for the new service centers. The relocation and retraining costs are related to moving employees to the sites of the new service centers and retraining employees on the new methods and systems required in the new, restructured mode of operation. Systems costs include the replacement of existing, single-purpose systems with new systems designed to provide integrated, end-to-end customer service. The work-force reductions would not be possible without the development and installation of the new systems, which will eliminate the current, labor-intensive interfaces between existing systems.

   The company's 1991 restructuring plan included a pretax charge of $363.8 due to planned work-force reductions and the write-off of certain intangible and other assets. The work-force reductions covered approximately 6,000 employees, of which approximately 5,000 have left the company as of December 31, 1993. The portion of the 1991 restructuring charge related to work-force reductions was $240, of which approximately $56 was unused at December 31, 1993.



NOTE 4: PROPERTY, PLANT AND EQUIPMENT




- ---------------------------------------------------------------------------
The composition of property, plant and equipment follows:
- ---------------------------------------------------------------------------
                                                            December 31,
                                                   ------------------------
                                                         1993          1992
                                                   ------------------------
Land and buildings                                 $  2,521.4   $  2,433.1
Telephone network equipment and outside plant        22,479.1     21,242.7
Other                                                 3,568.7      3,245.0
Construction in progress                                592.2        682.6
                                                   ------------------------
                                                     29,161.4      27,603.4
                                                   ------------------------
Less accumulated depreciation on:
Buildings                                               656.0        530.0
Telephone network equipment and outside plant        13,389.1       7,821.9
Other                                                 1,884.5       1,305.1
                                                   ------------------------
                                                     15,929.6       9,657.0
                                                   ------------------------
Property, plant and equipment - net                 $13,231.8     $17,946.4
                                                   ------------------------
- ---------------------------------------------------------------------------



Accumulated depreciation reflects an increase of $5,151 as of third quarter 1993 in conjunction with the company's decision to discontinue accounting for the operations of U S WEST Communications in accordance with SFAS No. 71.




                                       34
                                    U S WEST

DISCONTINUANCE OF SFAS NO. 71
- -------------------------------------------------------------------------------
U S WEST incurred a non-cash, extraordinary charge of $3.1 billion, net of an income tax benefit of $2.3 billion, in conjunction with its decision to discontinue accounting for the operations of U S WEST Communications in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," as of September 30, 1993. SFAS No. 71 generally applies to regulated companies that meet certain requirements, including a requirement that a company be able to recover its costs, competition notwithstanding, by charging its customers at prices established by its regulators. U S WEST's decision to discontinue application of SFAS No. 71 was based on the belief that competition, market conditions and the development of broadband technology, more than prices established by regulators, will determine the future revenues of U S WEST Communications. As a result of this change, the remaining asset lives of U S WEST Communications' plant have been shortened to more closely reflect the useful (economic) lives of such plant.


Following is a list of the major categories of property, plant and equipment and the manner in which lives were affected by the discontinuance of SFAS No. 71:
- --------------------------------------------------------------------------------

                                                  Average Life (years)
                                          -----------------------------------
                                              Before               After
Category                                   Discontinuance      Discontinuance
- -----------------------------------------------------------------------------
Digital switch                                 17-18                 10
Digital circuit                                11-13                 10
Aerial copper cable                            18-28                 15
Underground copper cable                       25-30                 15
Buried copper cable                            25-28                 20
Fiber cable                                       30                 20
- -----------------------------------------------------------------------------





Following is a schedule of the nature and amounts of the after-tax charge recognized as a result of the company's discontinuance of SFAS No. 71:
- --------------------------------------------------------------------------------
Plant-related                                                             $3,124
Tax-related regulatory assets and liabilities                               (208)
Other regulatory assets and liabilities                                      207
                                                                         -------
Total                                                                     $3,123
                                                                         -------
- --------------------------------------------------------------------------------





NOTE 5: DEBT
- ---------------------------------------------------------------------------------------------
SHORT-TERM DEBT
- ---------------------------------------------------------------------------------------------
The components of short-term debt follow:
- ---------------------------------------------------------------------------------------------
                                                                             December 31,
                                                                       ----------------------
                                                                           1993      1992
                                                                       ----------------------
Notes payable:
  Commercial paper                                                      $1,027.7     $306.6
  Other                                                                      1.6       35.5
Current portion of long-term debt, including $450.0 payable
  to TWE in 1993                                                           794.7      329.7
Allocated to discontinued operations - net                                 (47.8)     (89.3)
                                                                         -------------------
Total                                                                   $1,776.2     $582.5
                                                                        ---------------------
- ---------------------------------------------------------------------------------------------



                                            35
                                         U S WEST

Long-term Debt
- -------------------------------------------------------------------------------
Long-term debt consists principally of debentures and medium-term notes, debt associated with the company's Leveraged Employee Stock Ownership Plans (LESOP), and zero-coupon, subordinated notes convertible at any time into U S WEST common shares. The zero-coupon notes have a yield to maturity of approximately 7.3 percent and are recorded at a discounted value of $479.6. Long-term debt also includes a $555.2 note payable to TWE in 1993.




Interest rates and maturities of long-term debt at December 31 follow:
- --------------------------------------------------------------------------------------------
                                      Maturities                           Total     Total
                    ------------------------------------------------
Interest rates      1995      1996       1997      1998   Thereafter        1993      1992
- --------------------------------------------------------------------------------------------
Up to 5%          $ 450.0   $118.3    $    --   $  35.4 $   240.0     $   843.7   $    479.4
Above 5% to 6%         --       --         --     300.0     261.0         561.0        196.1
Above 6% to 7%       91.5       --        1.2        --   1,289.7       1,382.4        330.7
Above 7% to 8%         --    670.0       16.0        --   1,375.2       2,061.2      2,367.1
Above 8% to 9%       21.3     33.9         --        --     448.9         504.1      1,915.2
Above 9% to 10%        --      0.7       28.7        --     370.0         399.4        399.5
                   -------------------------------------------------------------------------
                   $562.8   $822.9      $45.9    $335.4  $3,984.8      5,751.8       5,688.0
                   ==============================================

Capital lease obligations and other                                       139.5         90.7
Unamortized discount - net                                               (101.4)      (180.7)
Allocated to discontinued operations - net                               (367.2)      (750.6)
                                                                     ------------------------
Total                                                                  $5,422.7     $4,847.4
                                                                   --------------------------
- ---------------------------------------------------------------------------------------------



During 1993, U S WEST refinanced debt issues aggregating $2.7 billion in principal amount. Expenses associated with the refinancing resulted in an extraordinary charge to income of $77.2, net of a tax benefit of $47.8. The refinancing allowed the company to take advantage of favorable interest rates.

U S WEST is permitted to borrow up to approximately $3 billion under short-term formal lines of credit, all of which were available at December 31, 1993.

Interest payments, net of amounts capitalized, were $679.8, $704.1, and $740.9 for 1993, 1992, and 1991, respectively, of which $212.4, $220.3 and $257.9, respectively, relate to discontinued operations.




NOTE 6: LEASING ARRANGEMENTS
- -------------------------------------------------------------------------------
U S WEST has entered into operating leases for office facilities, equipment and real estate. Minimum future lease payments as of December 31, 1993, under non-cancellable operating leases, follow:



- -----------------------------------------------------
Year
- -----------------------------------------------------
1994                                     $   161.5
1995                                         141.4
1996                                         125.7
1997                                         121.3
1998                                         120.5
Therafter                                  1,041.5
                                       -------------
Total                                    $ 1,711.9
                                       -------------
- ----------------------------------------------------



   Rent expense under operating leases was $274.8, $274.1, and $215.2 in 1993, 1992 and 1991, respectively.


                                        36
                                      US WEST

NOTE 7: FINANCIAL INSTRUMENTS DISCLOSURES
- --------------------------------------------------------------------------------
INSTRUMENTS WITH OFF-BALANCE SHEET MARKET RISK - SWAPS AND FORWARD CONTRACTS
- --------------------------------------------------------------------------------
   U S WEST is party to various interest rate swaps and forward contracts for the purpose of managing interest rate and foreign currency exposures. Based on amounts outstanding at December 31, 1993, if any party to these agreements fails to perform, the estimated accounting loss would not be material to the company's results of operations or to its financial position.

INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK - FINANCIAL GUARANTEES
- -------------------------------------------------------------------------------
   Financial guarantees are included in Note 13 to the Consolidated Financial Statements.

FAIR VALUES OF FINANCIAL INSTRUMENTS
- -------------------------------------------------------------------------------
   Fair values of cash equivalaents, short-term debt and other current amounts receivable and payable approximate the carrying amount.

   Amounts receivable and payable related to foreign currency forward contracts, which are used to hedge foreign commitments, are recorded at fair value based on currency exchange rates in effect at the balance sheet date.

   Fair value of debt, inclusive of discontinued operations, is based on quoted market prices where available or, if not available, is based on discounting future cash flows using current interest rates. Fair value of debt includes the effect of variable-to-fixed and fixed-to-variable interest rate swaps on notional principal amounts of $795 and $515 at December 31, 1993, and $1,000 and $440 at December 31, 1992, respectively. Maturities on interest rate swaps in effect at December 31, 1993, range from 1994 to 2004. Fair value of interest rate swaps is based on estimated amounts the company would receive or pay to terminate such agreements taking into account current interest rates and creditworthiness of the counterparties.

The carrying amounts and fair values of total debt follow:
- -------------------------------------------------------------------------------

                                                         December 31,
                                                  ----------------------------
                                                     1993           1992
                                                   ---------------------------
Carrying amount                                        $8,694.7       $8,863.0
Fair value                                              9,000.0        9,070.0

- -------------------------------------------------------------------------------
Includes both continuing and discontinued operations debt.

                                       37
                                    U S WEST

NOTE 8: SHAREOWNERS' EQUITY
- -------------------------------------------------------------------------------
Following are transactions affecting shareowners' equity:
- -------------------------------------------------------------------------------

                                             Common Shares
                                             --------------          Retained      Foreign Currency
                                             Shares                  Earnings      Translation
                                           (thousands)    Amount    (Deficit)      Adjustments
                                            -----------------------------------------------------
BALANCE AT JANUARY 1, 1991                  393,493        $5,013.3   $4,605.4      $ 6.2
- -------------------------------------------------------------------------------------------------
   Issuance of treasury shares                1,337            49.0
   Issuance of common stock                  15,106           545.2
   Net income                                                            553.4
   Dividends ($2.08 per share)                                          (842.7)
   Foreign currency translation adjustments                                           0.3
   Other - net                                                 (1.0)
                                            -----------------------------------------------------
BALANCE AT DECEMBER 31, 1991                 409,936        5,606.5    4,316.1        6.5
                                            -----------------------------------------------------
   Issuance of treasury shares                   578           20.4
   Issuance of common stock                    3,948          144.4
   Net loss                                                             (614.0)
   Dividends ($2.12 per share)                                          (876.0)
   Foreign currency translation adjustments                                         (40.5)
   Other - net                                                 (1.1)
                                            ----------------------------------------------------
BALANCE AT DECEMBER 31, 1992                 414,462        5,770.2    2,826.1      (34.0)
- ------------------------------------------------------------------------------------------------
     Issuance of treasury shares                 162            6.3
     Issuance of common stock                 26,516        1,223.5
     Net loss                                                         (2,805.8)
     Dividends ($2.14 per share)                                      (  904.7)
     Foreign currency translation adjustments                                        (1.3)
     Market value adjustment for debt securities                          35.1
     Other - net                                              (3.4)                  (7.8)
                                            -----------------------------------------------------
BALANCE AT DECEMBER 31, 1993                 441,140      $6,996.6     $(857.1)    $(35.3)
                                            -----------------------------------------------------

- ------------------------------------------------------------------------------


   U S WEST has 50,000,000 authorized shares of preferred stock, of which none have been issued.

   At December 31, 1993, the company held 6,986,972 treasury shares with a cost basis of $142.7.

   During fourth quarter 1993, the company issued 22 million shares of U S WEST common stock for cash proceeds of $1,020.0. The company used the net proceeds to reduce short-term indebtedness, including indebtedness incurred in connection with the TWE investment, and for general corporate purposes.

   On July 11, 1991, shareowners of U S WEST NewVector Group Inc. ("NewVector") voted to approve the company's merger offer, making NewVector a wholly-owned subsidiary of U S WEST. Pursuant to the merger, the company issued approximately
11.1 million shares of U S WEST common stock valued at approximately $399 to former shareholders of NewVector. The merger was accounted for as a purchase and the resulting goodwill of approximately $375 is being amortized on a straight-line basis over a period of 40 years.

LEVERAGED EMPLOYEE STOCK OWNERSHIP PLANS (LESOP)
- -------------------------------------------------------------------------------
   U S WEST maintains employee savings plans for management and occupational employees under which the company matches a certain percentage of eligible contributions made by employees with shares of company stock. The company established two LESOPs in 1989 to provide the company stock used for matching contributions to the savings plans.

   The long-term debt of the LESOP trusts, which is unconditionally guaranteed by the company, is included in the accompanying consolidated balance sheets and corresponding amounts have been recorded as reductions to shareowners' equity. The trusts will repay the debt with company contributions and certain dividends received on shares of the company's common stock held by the LESOP. Total company contributions to the trusts (excluding dividends) were $74.6, $77.7, and $70.9 in 1993, 1992, and 1991, respectively, of which $23.7, $27.8, and $31.7, respectively, have been classified as interest expense. The company recognizes expense based on the cash payments method. Dividends on unallocated shares held by the LESOP were $14.1, $17.3, and $20.1 in 1993, 1992, and 1991, respectively.

                                       38
                                    U S WEST

SHAREHOLDER RIGHTS PLAN
- -------------------------------------------------------------------------------

     The board of directors of the company has adopted a Shareholder Rights Plan which, in the event of a takeover attempt, would entitle existing shareowners to certain preferential rights. The rights expire on April 6, 1999, and are redeemable by the company at any time prior to the date they would become effective.

SUBSEQUENT EVENT
- -------------------------------------------------------------------------------

     In connection with the settlement of shareowner litigation ("Rosenbaum v.
U S WEST Inc. et al."), the company will issue approximately 5.6 million shares of U S WEST common stock in March 1994 for proceeds of approximately $210 to class members connected with this litigation. U S WEST issued, to certified class members, non-transferable rights to purchase shares of common stock directly from U S WEST, on a commission-free basis, at a 3 percent discount from the average of the high and low trading prices of such stock on the New York Stock Exchange on February 23, 1993, the pricing date designated in accordance with the settlement.

NOTE 9: STOCK INCENTIVE PLANS
- -------------------------------------------------------------------------------

     U S WEST maintains stock incentive plans for executives and key employees. The Human Resources Committee of the board of directors is responsible for the administration of the executive plan, which provides for the grant of options and the grant and sale of restricted and non-restricted stock. The board of directors has delegated the administration of the non-executive plan to a special committee. Options may be exercised no later than ten years and one month after the grant date. A total of 17,000,000 shares of U S WEST common stock are reserved for issuance under the plans.

Data for outstanding options under the plan is summarized below:
- -------------------------------------------------------------------------------

                                                      Number of       Average
                                                       Shares      Option Price
                                                     --------------------------
OUTSTANDING AT JANUARY 1, 1991                       2,306,783         $32.15
- -------------------------------------------------------------------------------
     Granted                                         1,415,502          35.30
     Exercised                                        (277,760)         25.91
     Cancelled or expired                              (24,119)         35.34
                                                     --------------------------
OUTSTANDING AT DECEMBER 31, 1991                     3,420,406          33.97
- -------------------------------------------------------------------------------
     Granted                                         1,410,311          38.13
     Exercised                                        (327,221)         26.15
     Cancelled or expired                              (53,346)         36.17
                                                     --------------------------
OUTSTANDING AT DECEMBER 31, 1992                     4,450,150          35.81
- -------------------------------------------------------------------------------
     Granted                                         1,486,106          48.83
     Exercised                                        (412,444)         31.73
     Cancelled or expired                             (222,273)         36.87
                                                     --------------------------
OUTSTANDING AT DECEMBER 31, 1993                     5,301,539         $39.76
                                                     --------------------------
- -------------------------------------------------------------------------------


     Options to purchase 1,412,791 and 913,312 shares were exercisable at December 31, 1993 and 1992, respectively. A total of 8,649,750 and 10,111,549 shares of U S WEST common stock were available for grant under the plans at December 31, 1993 and 1992, respectively.




                                       39
                                    U S WEST

NOTE 10: EMPLOYEE BENEFITS
- -------------------------------------------------------------------------------

PENSION PLAN
- -------------------------------------------------------------------------------

     Effective January 1, 1993, U S WEST merged its two defined benefit pension plans, which cover substantially all management and occupational employees, into a single plan. Management benefits are based upon a final pay formula, while occupational benefits are based upon a flat benefit formula. U S WEST uses the projected unit credit method for the determination of pension cost for financial reporting purposes and the aggregate cost method for funding purposes. No funding was required in 1993, 1992 or 1991.

The composition of the net pension credit and the actuarial assumptions of the plan follow:
- -------------------------------------------------------------------------------

                                                                       Year Ended December 31,
                                                             ----------------------------------------
                                                                  1993           1992           1991
                                                             ----------------------------------------
Details of pension credit:
     Service cost - benefits earned during
       the period                                            $   148.2        $ 141.1      $   124.0
     Interest cost on projected benefit obligation               513.9          479.6          466.0
     Actual return on plan assets                             (1,320.1)        (410.8)      (1,312.0)
     Net amortization and deferral                               577.9         (318.3)         613.4
                                                             ----------------------------------------
Net pension credit                                           $   (80.1)       $(108.4)     $  (108.6)
                                                             ----------------------------------------
- -----------------------------------------------------------------------------------------------------

   The expected long-term rate of return on plan assets used in determining the net pension credit was 9.00 percent for 1993, 9.25 percent for 1992 and 9.50 percent for 1991.

The funded status of the plan follows:
- -------------------------------------------------------------------------------


                                                                                                           December 31,
                                                                                                      -----------------------
                                                                                                          1993           1992
                                                                                                      -----------------------
Accumulated benefit obligation, including vested benefits of $5,286 and $4,867, respectively          $5,860.0       $5,192.0
                                                                                                      -----------------------
- -----------------------------------------------------------------------------------------------------------------------------
Plan assets at fair value, primarily stocks and bonds                                                 $8,987.3       $8,068.8
Less:  Projected benefit obligation                                                                    7,432.0        6,555.0
                                                                                                      -----------------------
Plan assets in excess of projected benefit obligation                                                  1,555.3        1,513.8
Less:  Unrecognized net gain                                                                              70.5           24.1
       Prior service cost not yet recognized in net periodic pension cost                                 72.3           77.3
       Balance of unrecognized net asset at January 1, 1987                                              865.0          945.0
                                                                                                      -----------------------
Prepaid pension asset                                                                                 $  547.5       $  467.4
                                                                                                      -----------------------
- -----------------------------------------------------------------------------------------------------------------------------


The actuarial assumptions used to calculate the projected benefit obligation follow:

- -------------------------------------------------------------------------------


                                                                 December 31,
                                                               ----------------
                                                                1993      1992
                                                               ----------------
Discount rate                                                   7.25      8.25
Rate of increase in future compensation levels                  5.50      5.50
- -------------------------------------------------------------------------------

     Anticipated future benefit changes have been reflected in the above calculations.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
- -------------------------------------------------------------------------------

U S WEST and most of its subsidiaries provide certain health care and life insurance benefits to retired employees. Effective January 1, 1992, U S WEST adopted SFAS No. 106 "Employers' Accounting for Post-retirement Benefits Other Than Pensions," which mandates that employers reflect in their current expenses the cost of providing retirement medical and life insurance benefits to current and future retirees. Prior to 1992, U S WEST recognized these costs as they were paid. Adoption of SFAS No. 106 resulted in a one-time, non-cash charge against 1992 earnings of $1,740.7, net of a deferred income tax benefit of $1,037.7, for the prior service of active and retired employees. U S WEST uses the projected unit credit method for the determination of postretirement medical costs for financial reporting purposes.

  In conjunction with the adoption of SFAS No. 106, for financial reporting purposes the company elected to immediately recognize the accumulated postretirement benefit obligation for current and future retirees, net of the fair value of plan assets. In 1992, pursuant to SFAS No. 71, a regulatory asset associated with the recognition of the transition benefit obligation was not recorded because of uncertainties as to the timing and extent of recovery given the company's assessment of its long-term competitive environment. However, the Federal Communications Commission and certain state jurisdictions permit amortization of the transition obligation over the average remaining service period of active employees for regulatory accounting purposes.

The composition of net postretirement benefit costs and actuarial assumptions underlying plan benefits follow:
- --------------------------------------------------------------------------------

                                                 Year Ended December 31,
                                        ----------------------------------------
                                               1993                      1992
                                        ----------------------------------------
Details of postretirement
 benefit costs:
     Service cost -  benefits earned
      during the period                        $ 71.1                   $  66.9
     Interest cost on accumulated
      benefit obligation                        271.0                     255.9
     Actual return on plan assets              (125.0)                    (47.8)
     Net amortization and deferral               48.9                        --
                                       ----------------------------------------
Net postretirement benefit costs              $ 266.0                    $275.0
                                       ----------------------------------------

- --------------------------------------------------------------------------------
The expected long-term rate of return on plan assets used in determining net postretirement benefit costs was 9.00 percent in 1993 and 1992.

The funded status of the plan follows:
- --------------------------------------------------------------------------------

                                                       December 31,
                                             -----------------------------------
                                                  1993                     1992
                                             -----------------------------------
Accumulated postretirement benefit
 obligation attributable to:
     Retirees                                     $2,105.5             $2,089.5
     Fully eligible plan participants                322.3                257.2
     Other active plan participants                1,153.0              1,035.7
                                             -----------------------------------
Total accumulated postretirement
 benefit obligation                                3,580.8              3,382.4
Unrecognized net gain                                 40.8                   --
Fair value of plan assets,
 primarily stocks, bonds and life
 insurance                                        (1,001.3)              (635.9)
                                             -----------------------------------
Accrued postretirement benefit obligation        $ 2,620.3             $2,746.5
                                             -----------------------------------

- --------------------------------------------------------------------------------

The actuarial assumptions used to calculate the accumulated postretirement benefit obligation follow:
- --------------------------------------------------------------------------------

                                                            December 31,
                                             -----------------------------------
                                                  1993                      1992
                                             -----------------------------------
Discount rate                                       7.25                    8.00
Medical trend*                                     10.30                   11.00
- --------------------------------------------------------------------------------

*Medical cost trend rate gradually declines to an ultimate rate of 5.5 percent in 2011.

  A 1-percent increase in the assumed health care cost trend rates for each future year would have increased the aggregate of the service and interest cost components of 1993 net postretirement benefit costs by approximately $55 and increased the 1993 accumulated postretirement benefit obligation by approximately $475.

  For U S WEST Communications, the annual amount funded will generally follow the amount of expense allowed in regulatory jurisdictions.

  Anticipated future benefit changes have been reflected in the above calculations.



                                       41
                                    U S WEST

OTHER POSTEMPLOYMENT BENEFITS
- -------------------------------------------------------------------------------

  U S WEST also adopted, effective January 1, 1992, SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires that employers accrue for the estimated costs of benefits, such as workers' compensation and disability, provided to former or inactive employees who are not eligible for retirement. Adoption of SFAS No. 112 resulted in a one-time, non-cash charge against 1992 earnings of $52.7, net of a deferred income tax benefit of $32.3. No adjustment to the postemployment benefit liability was necessary at December 31, 1993.

NOTE 11: INCOME TAXES
- --------------------------------------------------------------------------------
The components of the provision for income taxes follow:
- --------------------------------------------------------------------------------

                                                      Year Ended December 31,
                                                  ------------------------------
                                                  1993      1992      1991
                                                  ------------------------------
Federal:
     Current                                      $422.5    $427.1    $448.8
     Deferred                                     (145.4)     46.4     (84.8)
     Investment tax credits - net                  (56.1)    (63.2)    (74.9)
                                                  ------------------------------
                                                   221.0     410.3     289.1
                                                  ------------------------------
State and local:
     Current                                        70.6      62.0      69.7
     Deferred                                      (22.8)     21.1      10.9
                                                  ------------------------------
                                                    47.8      83.1      80.6
                                                  ------------------------------
Provision for income taxes                        $268.8    $493.4    $369.7
                                                  ------------------------------
- --------------------------------------------------------------------------------

  The unamortized balance of investment tax credits at December 31, 1993 and 1992, was $280.0 and $520.8, respectively. During 1993, the unamortized balance of investment tax credits was reduced by $185.6 in conjunction with the company's decision to discontinue accounting for the operations of U S WEST Communications in accordance with SFAS No. 71. (See Note 4 to the Consolidated Financial Statements.)

  Amounts paid for income taxes were $391.3, $458.8, and $484.3 in 1993, 1992 and 1991, respectively, inclusive of discontinued operations.

  Effective January 1, 1993, U S WEST adopted SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 uses a balance sheet approach that generally allows consideration of expected future income in determining deferred income taxes. Prior to 1993, the company used the SFAS No.96 approach that gave no recognition to future events other than the recovery of assets and settlement of liabilities at their carrying amounts. The cumulative effect of adopting SFAS No. 109 was not material to results of operations.

The effective tax rate differs from the statutory tax rate as follows:
- --------------------------------------------------------------------------------

                                                  Year Ended December 31,
                                             -----------------------------------
In percent                                   1993           1992           1991
- --------------------------------------------------------------------------------
Federal statutory tax rate*                  35.0           34.0           34.0
State income taxes - net of federal effect    4.0            3.5            4.3
Tax law change - catch-up adjustment          3.1            --             --
Investment tax credit amortization           (3.0)          (4.2)          (4.8)
Rate differential on reversing temporary
differences                                  (2.2)          (3.1)          (3.2)
Restructuring charges                        (1.5)           --            (1.1)
Depreciation on capitalized
overheads - net                               1.4            2.1            2.3
Other                                        (0.7)          (0.9)          (0.9)
                                             -----------------------------------
Effective tax rate                           36.1           31.4           30.6
                                             -----------------------------------
- --------------------------------------------------------------------------------

*Federal statutory tax rate increase effective January 1, 1993.

                                       42
                                    U S WEST



The components of the net deferred tax liability follow:

- --------------------------------------------------------------------------------------
                                                              December 31,  January 1,
                                                              ------------------------
                                                                  1993         1993*
                                                              ------------------------

Property, plant and equipment                                  $1,339.8      $2,965.7
Leases                                                            663.1         598.0
State deferred taxes - net of federal effect                      277.3         433.9
Revenue requirement adjustment to regulatory asset                   --         356.4
Other                                                             139.5         228.5
                                                              -----------------------
Deferred tax liabilities                                        2,419.7       4,582.5
                                                              -----------------------
Pension, postretirement and postemployment benefits               736.0         814.1
Revenue requirement adjustment to regulatory liability               --         463.6
Restructuring, discontinued operations and other                  619.4         253.4
State deferred taxes - net of federal effect                      219.9         161.0
Unamortized investment tax credit                                  94.4         178.2
Other                                                             259.8         178.2
                                                              -----------------------
Deferred tax assets                                             1,929.5       2,048.5
                                                              -----------------------
Net deferred tax liability                                    $   490.2      $2,534.0
                                                              -----------------------
- -------------------------------------------------------------------------------------



* SFAS No. 109 was adopted January 1, 1993. The net deferred tax liability at January 1, 1993 is shown for comparative purposes.



   The current portion of the deferred tax asset is $335.5 resulting primarily from restructuring charges and compensation-related items.

   Prior to the discontinuance of SFAS No. 71, U S WEST Communications recorded additional deferred taxes and established a corresponding regulatory asset, primarily related to the cumulative amount of tax benefits previously flowed through to ratepayers. In addition, US WEST Communications recorded a regulatory liability coincidental with the reduction of the deferred tax reserves from higher historical to lower current tax rates. The regulatory asset and liability were grossed up, in accordance with SFAS No. 96, for the tax effect of future revenue requirements. In connection with the discontinuance of SFAS No. 71, the remaining balance of the regulatory asset and liability, and the related deferred tax asset and liability, were written off. (See Note 4 to the Consolidated Financial Statements.)

   On August 10, 1993, federal legislation was enacted that increased the corporate tax rate from 34 percent to 35 percent retroactive to January 1, 1993. The cumulative effect on deferred taxes of the 1993 increase in income tax rates was $74, including $20 for discontinued operations.

   The net deferred tax liability includes $606.9 (including an asset of $73.9) in 1993 and $662.5 in 1992 related to discontinued operations.


NOTE 12: CONTINGENCIES


   At U S WEST Communications, there are pending regulatory actions in local regulatory jurisdictions that call for rate reductions, refunds or both. In one such instance, the Utah Supreme Court has remanded a Utah Public Service Commission ("PSC") order to the PSC for reconsideration, thereby establishing two exceptions to the rule against retroactive ratemaking: 1) unforeseen and extraordinary events, and 2) misconduct. The commission's initial order denied a refund request from interexchange carriers and other parties related to the Tax Reform Act of 1986. If the commission finds that either of the exceptions apply, the company could be liable for refunds, although at this time any such amount is not reasonably estimable since the case is still in the discovery process.


                                       43
                                    U S West

NOTE 13: DISCONTINUED OPERATIONS

   During second quarter 1993, the U S WEST Board of Directors approved a plan to dispose of the Capital Assets segment through the sale of segment assets and businesses. Accordingly, the company recorded an after-tax charge of $100, or $.24 per share, related to the disposition. An additional charge of $20, or $.04 per share, is related to the effect of the increase in federal income tax rates, as described in Note 11 to the Consolidated Financial Statements. The Capital Assets segment includes activities related to financial services and the financial guarantee insurance operations. Also included in the segment is U S WEST Real Estate Inc., for which disposition was announced in 1991 and a $500 valuation allowance was established to cover both carrying costs and losses on disposal of related properties. The entire Capital Assets segment has been accounted for as discontinued operations in accordance with Accounting Principles Board Opinion No. 30. Prior periods presented have been reclassified to reflect the effects of discontinued operations.


   Sales and other revenues of discontinued operations were $709.7 in 1993, $672.0 in 1992 and $1,097.4 in 1991. Income (loss) from discontinued operations for 1993 (to June 1), 1992 and 1991 totaled $38.5, $103.6 and ($286.2), respectively. Income (loss) from discontinued operations subsequent to June 1, 1993, is being deferred and was included in the provision for loss on disposal.

The assets and liabilities of the Capital Assets segment have been separately classified on the Consolidated Balance Sheets as net assets of discontinued operations.

In December 1993, the company sold $2.0 billion of finance receivables and the business of U S WEST Financial Services to NationsBank Corporation. Sales proceeds of $2.1 billion were used primarily to repay related debt and for reinvestment in communications businesses. The pretax gain on the sale of approximately $100, net of selling expenses, was in line with management's estimate and was included in the company's estimate of provision for loss on disposal.

During 1993, U S WEST Real Estate Inc. sold five properties for proceeds of approximately $60. In January 1994, two properties were sold for approximately $230. The company anticipates disposing of the remainder of its real estate portfolio during the next several years.





NET ASSETS OF DISCONTINUED OPERATIONS
- -------------------------------------------------------------------------------------
                                                                      December 31,
                                                             ------------------------
                                                                 1993           1992
                                                             ------------------------
ASSETS
Cash and cash equivalents                                    $     24.0       $  45.4
Finance receivables - net                                       1,131.0       3,056.6
Bonds, 1993 at market value, 1992 at amortized cost               894.4         999.8
Investment in real estate - net of valuation allowance            710.8         720.9
Other assets                                                      600.4         792.3
                                                              -----------------------
Total assets                                                   $3,360.6      $5,615.0
                                                              -----------------------
LIABILITIES
Debt                                                           $1,495.8      $3,433.1
Deferred income taxes                                             680.8         662.5
Unearned premiums                                                 345.7         297.1
Accounts payable and accrued liabilities                          243.5         282.2
Minority interests                                                 40.3          54.2
                                                              -----------------------
Total liabilities                                               2,806.1       4,729.1

                                                              -----------------------
Net assets of discontinued operations                         $   554.5     $   885.9
                                                              -----------------------
- -------------------------------------------------------------------------------------



                                 44
                               U S WEST

Finance receivables primarily consist of investments in leveraged leases related to aircraft and power plants. For leveraged leases, the cost of the assets leased is financed primarily through non-recourse debt which is netted against the related lease receivable.




The components of finance receivables follow:
- ----------------------------------------------------------------------
                                                   December 31,
                                            --------------------------
                                               1993             1992
                                            --------------------------
Receivables                                 $1,208.3          $3,239.4
Unguaranteed estimated residual values         477.4             493.4
                                            --------------------------
                                             1,685.7           3,732.8
Less: Unearned income                          490.4             527.1
      Credit loss and other allowances          64.3             149.1
                                            --------------------------
Finance receivables - net                   $1,131.0          $3,056.6
                                            --------------------------
- ----------------------------------------------------------------------



In December 1993, the company adopted SFAS No. 115, "Accounting for Investments in Debt and Equity Securities." Accordingly, investments in debt securities, which are designated as available for sale, are carried at market value. Any resulting unrealized gains or losses, net of applicable deferred income taxes, are reflected as a component of shareowners' equity. The change in net unrealized gains and losses of $35.1, net of deferred taxes of $18.9, is included in the net assets of discontinued operations at December 31, 1993.



The amortized cost and estimated market value of investments in debt securities follow:
- ----------------------------------------------------------------------------------------------------------------------------------
                                             December 31, 1993                             December 31, 1992
                               ---------------------------------------------    --------------------------------------------------
                                                Gross         Gross                              Gross         Gross
                               Carrying    Unrealized    Unrealized     Fair    Carrying    Unrealized    Unrealized         Fair
Marketable Debt Securities       Amount         Gains        Losses    Value      Amount         Gains        Losses         Value
- ----------------------------------------------------------------------------    --------------------------------------------------
Municipal                        $742.3         $50.5         $(0.9)  $791.9      $579.5         $19.7         $(1.5)    $ 597.7
Corporate                            --            --            --       --       233.2           8.7          (4.9)       237.0
Other                              98.1           4.5          (0.1)   102.5       187.1           7.2          (1.3)       193.0
                                 -------------------------------------------     -------------------------------------------------
Total                            $840.4         $55.0         $(1.0)  $894.4      $999.8         $35.6         $(7.7)    $1,027.7
                                 -------------------------------------------     -------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------





DEBT
Interest rates and maturities of debt associated with discontinued operations at December 31 follow:
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                 Maturities                                     Total        Total
                                ---------------------------------------------------------------------
Interest rates                     1994          1995          1996     1997        1998    Thereafter          1993          1992
- ----------------------------------------------------------------------------------------------------------------------------------
Up to 5%                         $276.3        $150.0         $50.0    $10.0     $    --       $  10.0     $   496.3     $   705.7
Above 5% to 6%                       --           5.0            --       --          --            --           5.0           5.0
Above 6% to 7%                       --            --            --     54.3          --            --          54.3          54.1
Above 7% to 8%                      8.5           7.0           5.3      5.0          --            --          25.8         316.5
Above 8% to 9%                     72.0            --          37.6       --          --         154.0         263.6         385.7
Above 9% to 10%                    38.5          60.9            --     47.5         5.0          25.0         176.9         321.2
Above 10%                            --            --            --       --        29.2            --          29.2         128.3
Commercial paper rates             29.7            --            --       --          --            --          29.7         676.7
                                --------------------------------------------------------------------------------------------------
                                 $425.0        $222.9         $92.9   $116.8       $34.2        $189.0      $1,080.8      $2,593.2
                                ======================================================================
Allocated from continuing
   operations - net                                                                                            415.0         839.9
                                                                                                            ----------------------
Total                                                                                                       $1,495.8      $3,433.1
                                                                                                            ----------------------
- ----------------------------------------------------------------------------------------------------------------------------------





  Debt of $123.7 at December 31, 1993 and 1992 was collateralized by first deeds of trust on associated real estate, assignment of rents from leases, and operating and management agreements.


                                       45
                                    U S WEST



FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK - FINANCIAL GUARANTEES
- -------------------------------------------------------------------------------
The principal amounts insured on asset-backed and municipal obligations follow:
- -------------------------------------------------------------------------------
                              Asset-backed (1)                 Municipal (2)
                               December 31,                   December 31,
                         ---------------------------  -------------------------
Term to Maturity              1993           1992            1993          1992
- ----------------------------------------------------  -------------------------
0 to 5 Years               $  5,955       $  5,872       $  1,888        $1,186
5 to 10 Years                 2,050          1,719          2,771         1,614
10 to 15 Years                1,286          1,629          2,176         1,321
15 to 20 Years                  593            276          2,346         1,536
20 and Above                  2,501          2,372          4,606         3,838
                            ----------------------        ----------------------
Total                       $12,385        $11,868        $13,787        $9,495
                           --------------------------  -------------------------
- -----------------------------------------------------  -------------------------

(1) Excludes amounts ceded to other insurers of $6,210 and $4,781, in 1993 and 1992, respectively, and includes $25 of assumed obligations in 1993 and 1992.
(2) Excludes amounts ceded to other insurers of $5,576 and $3,946, in 1993 and 1992, and includes $1,218 and $1,478 of assumed obligations in 1993 and 1992, respectively.



The principal amount of insured obligations in the municipal portfolio, net of amounts ceded, include the following types of issues:
                                                       ------------------------
                                                               December 31,
                                                       ------------------------
Type of Issue                                             1993          1992
- -------------------------------------------------------------------------------
General obligation                                     $  3,487        $2,439
Tax-backed revenue                                        2,919         1,744
Housing revenue                                           1,879         1,354
Municipal utility revenue                                 1,783         1,182
Health care revenue                                       1,399           925
Transportation revenue                                      710           547
Other                                                     1,610         1,304
                                                        ----------------------
Total                                                   $13,787        $9,495
                                                        ----------------------
- ------------------------------------------------------------------------------




Concentrations of collateral associated with insured asset-backed obligations, net of amounts ceded, follow:
- ------------------------------------------------------------------------------
                                                             December 31,
                                                       -----------------------
Type of Collateral                                        1993          1992
- ------------------------------------------------------------------------------
Residential mortgages                                   $  3,874      $  3,765
Consumer receivable                                        1,443         1,015
Securities:
  Government debt                                          2,039         2,320
  Non-government securities                                1,709         1,794
Commercial mortgages:
  Commercial real estate                                     809           871
  Corporate secured                                        1,018         1,072
Investor-owned utility first mortgage bonds                  772           693
Other asset-backed                                           721           338
                                                         ----------------------
Total                                                    $12,385       $11,868
                                                         ----------------------
- -------------------------------------------------------------------------------




ADDITIONAL FINANCIAL INFORMATION
- -------------------------------------------------------------------------------
Information for U S WEST Financial Services Inc., a member of the discontinued
segment, follows:
- ----------------------------------------------------------------------------------

                                                      Year Ended December 31,
                                                     -------------------------
Summarized Operating Results                          1993       1992      1991
- ----------------------------------------------------------------------------------
Revenues                                              $409.9     $302.0    $333.8
Income (loss) before parent support and income taxes       *       83.3      (2.5)
Income (loss) before parent support                        *       55.1      (1.6)
Net income                                                 *       55.1      52.2
- ----------------------------------------------------------------------------------

*Results of Financial Services are included in discontinued operations.


                                       46
                                    U S WEST

- -------------------------------------------------------------------------------

                                                         December 31,
                                                  ------------------------------
Summarized Financial Position                       1993                1992
- -------------------------------------------------------------------------------
Net finance receivables                           $1,019.8            $3,176.5
Total assets                                       1,783.9             3,423.7
Total debt                                           957.1             2,324.6
Total liabilities                                  1,734.9             3,054.7
Shareowner's equity                                   49.0               369.0

- --------------------------------------------------------------------------------

For the year ended December 31, 1991, Financial Services' operating results reflect a pretax charge of approximately $50 due to the write-off of intangible assets.


NOTE 14: QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly financial data, and per share market and dividend data, follow:




- --------------------------------------------------------------------------------
                              First          Second         Third         Fourth
Quarterly Financial Data      Quarter        Quarter        Quarter      Quarter
- --------------------------------------------------------------------------------

1993
Sales and other revenues      $ 2,509.9      $2,541.5       $ 2,576.2   $2,666.0
Income (loss) from
continuing operations
before income taxes               449.1         436.0          (534.5)     394.1
Income (loss) from
continuing operations             295.7         291.2          (375.1)     264.1
Net income (loss)                 316.1         159.1        (3,545.1)     264.1
Earnings (loss) per share
from continuing operations          0.71          0.70           (0.90)     0.62
Earnings (loss) per share           0.76          0.38           (8.50)     0.62
- --------------------------------------------------------------------------------
1992
Sales and other revenues      $ 2,410.1      $2,444.3       $ 2,449.2   $2,519.0
Income from continuing
operations before income
taxes                             439.6         405.6       354.7          369.3
Income from continuing
operations                        295.6         275.0       243.3          261.9
Net income (loss)              (1,476.1)        292.3       266.2          303.6
Earnings per share from
continuing operations               0.72          0.67        0.59          0.63
Earnings (loss) per share          (3.58)         0.71        0.65          0.73

- --------------------------------------------------------------------------------
1993 second quarter net income was reduced by $100 ($.24 per share) for a charge related to discontinued operations and $50.2 ($.12 per share) for the early extinguishment of debt. 1993 third quarter net loss includes a restructuring charge of $610 ($1.46 per share) and $74 ($.18 per share), including $20 ($.05 per share) related to discontinued operations, for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. 1993 third quarter net loss also includes extraordinary charges of $3,123 ($7.49 per share) for the discontinuance of SFAS No. 71, and $27 ($.06 per share) for the early extinguishment of debt.

1993 net income (loss) related to discontinued operations was $20.4 ($.05 per share) and ($81.9) ($.20 per share) for the first and second quarters, respectively. Income (loss) subsequent to June 1, 1993 is being deferred and was included within the provision for loss on disposal of the Capital Assets segment.

1992 first quarter net income was reduced by $1,793.4 ($4.35 per share) due to the adoption of SFAS Nos. 106 and 112.

1992 net income related to discontinued operations was $21.7 ($.05 per share), $17.3 ($.04 per share), $22.9 ($.06 per share) and $41.7 ($.10 per share), for the first, second, third and fourth quarters, respectively.



- --------------------------------------------------------------------------------
Per Share Market and Dividend Data                Market Price
                                                  ------------
(whole dollars)                    High      Low       Close           Dividends
- --------------------------------------------------------------------------------

1993
     First                         $43.875   $37.750   $43.625            $0.535
     Second                         46.000    40.625    45.875             0.535
     Third                          49.375    44.500    49.250             0.535
     Fourth                         50.750    45.750    45.875             0.535
- --------------------------------------------------------------------------------
1992
     First                         $38.875   $33.375   $34.125            $0.53
     Second                         36.875    32.875    36.500             0.53
     Third                          40.000    36.250    38.000             0.53
     Fourth                         40.000    35.250    38.375             0.53
- --------------------------------------------------------------------------------

                                       47
                                    U S WEST

U S WEST BOARD OF DIRECTORS

[picture]
DICK CHENEY (53)

A former secretary of Defense in the Bush administration, he is a senior fellow with the American Enterprise Institute in Washington, D.C. The former five-term congressman from Wyoming also served as chief of staff for President Ford. Mr. Cheney joined the U S WEST board in 1993.

[picture]
MARY M. GATES (64)

A regent of the University of Washington since 1975. Ms. Gates served as a director of Pacific Northwest Bell from 1979 to 1988 and as a director of U S WEST's cellular communications company, U S WEST NewVector Group, from 1990 to 1991. She joined the U S WEST board in 1992.

[picture]
SHIRLEY M. HUFSTEDLER (68)

A partner in the law firm of Hufstedler, Kaus & Ebbinger. She served as the secretary of Education during the Carter administration and, for 11 years, as a judge for the 9th U.S. Circuit Court of Appeals. Ms. Hufstedler joined the U S WEST board in 1983, and chairs the Public Policy Committee.

[picture]
MARILYN CARLSON NELSON (54)

The vice chair of Carlson Holdings Inc., a group of companies involved in marketing services, travel and hospitality services. Ms. Nelson is also chair of Citizens State Bank of Waterville Minn. and Montgomery, Minn. She joined the U S WEST board in 1993.

[picture]
JERRY O. WILLIAMS (55)

President of Grand Eagle Enterprises, a private investment group. He is former president and chief operating officer of AM International Inc., a manufacturer and seller of design, display, reproduction and finishing, products and supplies in the graphics industry. He joined the U S WEST board in 1988.

[picture]
REMEDIOS DIAZ-OLIVER (55)

The president and chief executive officer of All American Container Inc., which sells and distributes glass, plastic and metal containers for a variety of products worldwide. Ms. Diaz-Oliver joined the U S WEST board in 1988.

[picture]
ALLAN D. GILMOUR (59)

Vice chairman of the Ford Motor Co., Mr. Gilmour has had a number of executive assignments since joining Ford in 1960. He served as the company's chief financial officer before taking over leadership of its international automotive operations and, later, the Ford Automotive Group. He joined the U S WEST board in 1992.

[picture]
ALLEN F. JACOBSON (67)

The former chairman and chief executive officer of 3M. He has been a member of the U S WEST board since 1983 and is chairman of the Corporate Development and Finance Committee.

[picture]
FRANK POPOFF (58)

The chairman and chief executive officer of The Dow Chemical Company. Since joining Dow Chemical in 1959, he also served as the company's president and chief operating officer and executive vice president for international operations. Mr. Popoff joined the U S WEST board in 1993.

[picture]
DANIEL YANKELOVICH (69)

The founder and chairman of DYG Inc., a leading market research firm. He also founded Yankelovich, Skelly and White, one of the nation's largest opinion research organizations. He joined U S WEST's board in 1983 and is chairman of the Trust Investment Committee.

[picture]
GRANT A. DOVE (65)

The managing partner of Technology Strategies and Alliances, a strategic planning and investment banking firm. He spent nearly 30 years in a number of executive positions with Texas Instruments. He joined the U S WEST board in 1988 and chairs the Human Resources Committee.

[picture]
PIERSON M. GRIEVE (66)

The chairman and chief executive officer of Ecolab Inc., a leading worldwide developer and marketer of premium cleaning, sanitizing and maintenance products and services for the hospitality, institutional and residential markets. He joined the U S WEST board in 1990, and chairs the Board Affairs Committee.

[picture]
RICHARD D. MCCORMICK (53)

Named president and chief executive officer of U S WEST effective January 1, 1991 and chairman of the board May 1, 1992. Mr. McCormick was president of Northwestern Bell Telephone Company before joining U S WEST as executive vice president in 1965. He became a member of the company's board in 1986.

[picture]
GLEN L. RYLAND (69)

The president of RYCO Inc. He is former chairman, president and chief executive officer of Frontier Holdings Inc., and its principal subsidiary, Frontier Airlines. He joined the U S WEST board in 1983 and is chairman of the Audit Committee.

BOARD RETIREMENT

JACK D. SPARKS (71)

Having reached the mandatory retirement age of 70, board member Jack D. Sparks retired May 7, 1993, at the company's annual meeting of shareowners in Minneapolis. The former chairman, chief executive officer and president of Whirlpool Corporation, he was elected to the U S WEST board in 1985.

                              U S WEST

U S WEST EXECUTIVE AND SUBSIDIARY OFFICERS

RICHARD D. MCCORMICK*
Chairman, President and Chief Executive Officer

A. GARY AMES*
President and Chief Executive Officer

RICHARD J. CALLAHAN*
Executive Vice President, U S WEST and President, U S West International and Business Development Group

CHARLES M. LILLS*
Executive Vice President and Chief Planning Officer

JAMES M. OSTERHOFF*
Executive Vice President and Chief Financial Officer

CHARLES P. RUSS III*
Executive Vice President, General Counsel and Secretary

JAMES H. STEVER*
Executive Vice President, Public Policy

J. THOMAS BOUCHARD*
Senior Vice President and Chief Human Resources Officer

JAMES T. ANDERSON*
Vice President and Treasurer

LORNE G. RUBIS*
Vice President, Quality

JUDITH A. SERVOSS*
Vice President, Public Relations

H. LAIRD WALKER
Vice President, Federal Relations

JOHN DEFEO
President and Chief Executive Officer
U S WEST NewVector Group

THOMAS E. PARDUN
President and Chief Executive Officer
U S WEST Multimedia Group

SOLOMON D. TRUJILLO
President and Chief Executive Officer
U S WEST Marketing Resources Group

PEARRE WILLIAMS
President
Corporate Development Division

* Executive officer


SHAREOWNER INFORMATION

U S WEST SHAREOWNER SERVICES
If you have questions about your U S WEST account or need to make changes, please write:

FOR GENERAL INFORMATION, TRANSFERS, THE U S WEST FACT BOOK OR THE COMPANY'S CURRENT FORM 10-K REPORT:
U S WEST
P.O. Box 8935
Boston, MA 02266-8935

FOR DIVIDEND REINVESTMENT:
U S WEST
P.O. Box 8936
Boston, MA 02266-8936

SHAREOWNER TOLL-FREE NUMBER
1-800-537-0222
Shareowners calling from Alaska, Hawaii or outside the United States, please call collect: 0-505-989-2004.

SHAREOWNER INVESTMENT PLAN
Shareowners can reinvest their dividends and make optional payments for a fee of $1.00 per account, per quarter. Contact U S WEST Shareowner Services for enrollment information.

EXPECTED DIVIDEND RECORD DATES
April 20, 1994
July 20, 1994
October 20, 1994
January 20, 1995

EXPECTED DIVIDEND PAYMENT DATES
May 2, 1994
August 1, 1994
November 1, 1994
February 1, 1995

ANNUAL MEETING
The annual meeting of shareowners will be held at 10 a.m. Friday, May 6, 1994, at the Peter Kiewit Conference Center, 1313 Farnam, Omaha, NE 68182. A signer will be at the meeting to assist the hearing impaired.

STOCK EXCHANGE LISTINGS
U S WEST common stock is listed on the New York, Pacific, London, Zurich, Basel, Geneva, Amsterdam and Tokyo stock exchanges. Its ticker symbol is "USW" and it is listed in newspaper stock tables under "US WEST."

STREET-NAME ACCOUNTS
Shareowner holding stock in street-name accounts who wish to receive U S WEST quarterly reports may contact U S WEST Shareowner Services to be placed on the mailing list.

CORPORATE HEADQUARTERS
U S WEST, Inc.
7800 East Orchard Road
P.O. Box 6508
Englewood, CO 80155-6508
303-793-6500

c 1994 U S WEST, Inc.

                                [logo]
                        7800 EAST ORCHARD ROAD
                            P.O. BOX 6508
                       ENGLEWOOD, CO 80155-6508

                      APPENDIX TO EXHIBIT 13

                    NARRATIVE DESCRIPTION OF
                GRAPHIC AND IMAGE INFORMATION IN
           U S WEST'S 1993 ANNUAL REPORT TO STOCKHOLDERS
           ---------------------------------------------

   PAGE OF
ANNUAL REPORT    DESCRIPTION
- -------------    -----------

  Cover Centered at the top half of the page is a picture of a complicated conglomeration of multimedia equipment within the international symbol for "not allowed" (a red circle with a red line crossing through it). Centered at the bottom of the page are the words, in black type face:

                                  U S WEST
                            1993 ANNUAL REPORT

    1 A picture of a television monitor appears in the top center of the page with the following words printed on the screen in red type face: AS 1, 2, 3.

    5 A picture of Richard D. McCormick appears on the screen of a television monitor located in approximately the center of the page. The caption below the picture, written in red type face, reads: "YOU'LL BE ABLE TO CHOOSE WHAT YOU WANT ...AND WHEN" followed by RICHARD D. McCORMICK (in black type face).

    48 Photos of U S WEST Board members with their names and ages below their pictures and a biographical description at the right of their photo. (There is no picture for retired Board member Jack D. Sparks.)