Form 10-K405, Exhibit 13
period 1994-12-31
US WEST INC
filed 1995-03-07
CIK 732718

                                    U S WEST


                             --------------------




                                     Making

                                      the

                                     RIGHT

                                  Connections






                             --------------------

                                 Annual Report
                                      1994

                                       1
                              Financial Highlights

                                       2
                             Letter to Shareowners

                                       6
                               Financial Index

                                       7
                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                                       32
               Reports of Management and Independent Accountants

                                       33
                       Consolidated Financial Statements

                                       55
                               Board of Directors

                                       56
                       Executive and Subsidiary Officers

                                       57
                             Shareowner Information

- --------------------------------------------------------------------------------
CORPORATE PROFILE: U S WEST Inc. is in the connections business, helping customers share communications, entertainment and information services in local markets worldwide. U S WEST is headquartered in Englewood, Colo., a suburb of Denver.

         The company's major subsidiary, U S WEST Communications, provides services to more than 25 million residential and business customers in 14 western and midwestern states. U S WEST Communications was created from three former Bell telephone companies: Mountain Bell, Northwestern Bell and Pacific Northwest Bell.

CORPORATE MISSION: U S WEST's mission is to be a leading provider of integrated communications, entertainment and information services over wired broadband and wireless networks in selected local markets worldwide.

CORPORATE VISION: By the year 2000, U S WEST will be the finest company in the world at connecting people with their world.

                                      1994

                              FINANCIAL HIGHLIGHTS
                 Dollars in millions (except per share amounts)

- -----------------------------------------------------------------------------------------------------------------
                                                   1994          1993          1992          1991         1990
                                                 ----------------------------------------------------------------
Financial Data
Sales and other revenues                         $10,953       $10,294       $ 9,823      $  9,528      $ 9,369
Income from continuing operations (Note 1)         1,426           476         1,076           840        1,145
Net income (loss)                                  1,426        (2,806)         (614)          553        1,199
                                                 ----------------------------------------------------------------
Total assets                                     $23,204       $20,680       $23,461      $ 23,375      $22,160
Total debt (Note 2)                                7,938         7,199         5,430         5,969        5,147
Shareowners' equity                                7,382         5,861         8,268         9,587        9,240
                                                 ----------------------------------------------------------------
Earnings per common share (continuing
 operations) (Note 1)                            $  3.14       $  1.13       $  2.61      $   2.09      $  2.97
Earnings (loss) per common share                    3.14         (6.69)        (1.49)         1.38         3.11
Dividends per common share                          2.14          2.14          2.12          2.08         2.00
Book value per common share                        15.73         13.29         19.95         23.39        23.48
Return on common shareowners' equity (Note 3)       21.6%           --          14.4%          5.7%        13.7%
Debt-to-capital ratio (Note 2)                      51.8%         55.1%         39.6%         38.4%        35.8%
                                                 ----------------------------------------------------------------
Capital expenditures (Note 2)                    $ 2,820       $ 2,441       $ 2,554      $  2,425      $ 2,217
OTHER SELECTED DATA
  (WHOLLY OWNED DOMESTIC OPERATIONS )
Telephone network access lines in
  service (thousands)                             14,336        13,843        13,345        12,935       12,562
Billed access minutes of use (millions)           52,275        48,123        44,369        41,701       38,832
Cellular subscribers                             968,000       601,000       415,000       300,000      219,000
Cable television basic subscribers served        486,000            --            --            --           --
                                                 ----------------------------------------------------------------
Employees                                         61,505        60,778        63,707        65,829       65,469
Number of common shareowners                     816,099       836,328       867,773       899,082      935,530
Weighted average common shares
  outstanding (thousands)                        453,316       419,365       412,518       401,332      386,012
- -----------------------------------------------------------------------------------------------------------------

Note 1 - 1994 income from continuing operations includes a gain of $105 ($.23 per share) on the sale of 24.4 percent of U S WEST's joint venture interest in cable television/telephone operations in the United Kingdom (TeleWest Communications plc), a gain of $41 ($.09 per share) on the sale of the company's paging unit and a gain of $51 ($.11 per share) on the sale of certain rural telephone exchanges. 1993 income from continuing operations was reduced by a restructuring charge of $610 ($1.46 per share) and $54 ($.13 per share) for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. 1991 income from continuing operations was reduced by a restructuring charge of $230 ($.57 per share).

Note 2 - Capital expenditures, debt and the debt-to-capital ratio exclude discontinued operations.

Note 3 - 1993 return on shareowners' equity is not presented. Return on shareowners' equity for fourth quarter 1993 was 19.9 percent based on income from continuing operations. 1992 return on shareowners' equity is based on income before the cumulative effect of change in accounting principles.




                                                  NORMALIZED INCOME FROM
       REVENUES                                   CONTINUING OPERATIONS
(Dollars in Millions)                             (Dollars in Millions)
=====================                             ======================

     [GRAPH]                                            [GRAPH]


                                                 Excludes one-time items
                                                described in Note 1 above.

                  L E T T E R   T O   S H A R E O W N E R S
                             --------------------


                              An exciting year of
                                   MAKING THE
                                     RIGHT
                                  CONNECTIONS

                      Chairman and Chief Executive Officer
                     Richard D. McCormick looks back on the
                       highlights and challenges of 1994,
                 and ahead to a larger, more exciting role for
                       the company in "connecting people
                               with their world."

                                   [PICTURE]

       When you think of peoples' need to talk to each other...to exchange business information...to shop...to choose entertainment...and to learn...you're thinking about the exciting new world of telecommunications we're creating at U S WEST.

       It's a world as familiar as a telephone call; as novel as a video store inside your remote control. And USWEST is "making the right connections" to bring that world to our customers.

       1994 was a year of solid growth and earnings in our basic businesses: local telephone service and telephone directories. We also made great strides in revitalizing those businesses - and building new businesses - for the future.

       I'm especially excited about those new opportunities - such as customer-controlled video services and "personal" wireless phone service - that we'll bring to millions more customers than we serve today.





                                    U S WEST

                            U  S   W E S T   I N C.
                             --------------------


                                 U S WEST INC.
                                 COMMUNICATIONS
                                 ACCESS LINES
                                 (In millions)

                                    [GRAPH]


                                 Annual Growth

* Excludes the effects of 1994 rural exchange sales


       My only disappointments last year were in two areas.

       First: Our stock performance. Rising interest rates and other concerns caused investors to focus more on short-term earnings than long-term opportunities. As a result, the price of U S WEST shares declined.

       Second: Temporary delays in installing new phone lines. In a period of extraordinary growth, these delays caused customer dissatisfaction in some areas. To address the problems, we temporarily slowed the streamlining of our customer-service operations. (We've fixed most service problems and are back on track with our service-improvement program.)

Strong '94 results.

       Despite those concerns, I feel very good about 1994. We set out to increase sales, sustain healthy profits in our basic businesses and boost the earning-power of our new businesses. And we did:

o At U S WEST Communications, which provides local telephone services in 14 western and midwestern states, we were second among the regional Bell companies in growth-increasing lines by 4.0 percent over 1993. Minutes of use, reflecting the volume of traffic we carry for long-distance companies, were up 8.6 percent. Earnings grew 9.9 percent (excluding one-time items). Earnings before interest, taxes, depreciation and amortization (EBITDA) were up
7.4 percent (excluding one-time items).

o U S WEST Direct, which publishes 300 telephone directories, increased sales 6.5 percent, almost double the industry average. Earnings climbed 4.0 percent.

o U S WEST Cellular, which provides wireless telephone services in 50 markets, added an unprecedented 367,000 customers, a 61-percent increase.

o Our TeleWest partnership, the largest provider of combined cable-television and telephone service in the United Kingdom, reported growth rates of 42 percent and 94 percent in those businesses, respectively. Underscoring this company's value: In a recent stock offering, U S WEST's $300 million net investment in TeleWest was valued by the market at $1.1 billion.

o Our wireless communications businesses in Europe served more than 367,000 customers-nearly three times more than in the previous year. The leader was our Mercury One-2-One partnership in the U.K., which provided the new "personal communications service" to 205,000 customers. We reached this number in slightly more than a year by emphasizing convenience and low price per call, proving that wireless communication is indeed a mass-market service.

                               U S WEST CELLULAR
                                 SUBSCRIBERS
                                (In thousands)

                                    [GRAPH]



                                 Annual Growth





                                    U S WEST

                   L E T T E R   T O   S H A R E O W N E R S
                             --------------------


                                    EBITDA*

                            (Dollars in millions)

                                    [GRAPH]

                                 Annual Growth

* Earnings before interest, taxes, depreciation and amortization.
  Excludes equity losses, other income and one-time items.

Revenues, earnings up

o Companywide, total revenues for the year were $10.95 billion, up 6.4 percent.

o      We achieved a 7.8-percent increase in total-company EBITDA.

o 1994 net income was $1.229 billion, a 7.8-percent increase from 1993 (after both years were adjusted for one-time items). But earnings per share remained about the same as in 1993, because net income was spread over 34 million additional shares of stock we issued largely to fund major long-term investments.

o      We continued to pay a healthy dividend: $2.14 per share.

       So, we have the strength to carry us into the future. We also have a strategy we believe will assure our success in this dramatically changing world of telecommunications.

       In previous reports, I've told you that our business is being transformed by two technologies: digital communications (the language of computers and CD players), and high-capacity networks. They will change not only the ways we carry information, but-more important-the services we can deliver to our customers.

The world at your fingertips

       Today, customers press a few digits to reach another person. Tomorrow, they'll still do that-but they may be pressing a remote control and seeing the other person on a TV screen. Or selecting the movie or TV show they want, whenever they want it. Or connecting with the store of their choice to see the item they want-and ordering it. Or calling the bank to look at their balance.

       The possibilities are tremendous-both in the variety of services and their potential to save people time, money and hassle. The key to success is making these new services as easy to use as our Voice Messaging and Caller ID.

       To deliver these services, we'll need networks that are capable of two-way, or interactive, video, as well as voice and data communications. So will our competitors.

       Cable-TV companies have networks that excel in carrying the same one-way video signals to everyone. Telephone companies are best at connecting specific locations for two-way messages.

       Both industries face a dilemma: either they upgrade their networks and seize these opportunities, or sit back and become victims of change.

       U S WEST has chosen to benefit from change-on two fronts. We're upgrading our network in our 14-state service territory. And we've invested in cable-TV networks outside our region.

       The point: to increase volume-and value-by carrying more messages, more kinds of messages, to more customers, in more markets. And that's what we're doing.





                                    U S WEST

                            U  S   W E S T   I N C.
                             --------------------


"The Point:

to increase volume-

and value - by

carrying more

messages, more kinds of

messages, to

more customers, in

more markets.

And that's what

we're doing."


Building tomorrow's networks today

       U S WEST Communications was the first telephone company to announce plans to build and operate multimedia networks in its region. Begun in 1994, this mammoth project will continue past the year 2000.

       The first of these networks, in Omaha, is almost finished, and we've begun technical trials. This year, we'll learn, firsthand, how customers prefer to use the services these networks make possible.

       Looking ahead, we've announced plans for similar networks in Denver and Colorado Springs; Minneapolis-St. Paul; Salt Lake City; Boise, Idaho; Portland, Ore.; Albuquerque, N.M.; Des Moines and Cedar Rapids, Iowa.

       And we're not stopping at the borders of our home territory. We're investing to reach new customers outside our region. In Atlanta - one of the top U. S. markets-we acquired two major cable-TV systems that serve nearly a half-million customers.

       Meanwhile, our partner Time Warner has added to its cable holdings. Including those recently announced acquisitions, U S WEST and Time Warner will serve customers in 37 of the nation's top 50 markets.

       Combined, the in-and out-of-region networks will make U S WEST a leading provider of exciting new multimedia services. In an early demonstration to reporters in Orlando, Fla., the consensus reaction was most positive.

Doing it right

       But will customers use these services? If they're easy to use, the answer is "yes." So we're working with partners and developing our own user-friendly menus and new on-screen services, such as our "GOtv" entertainment guide and our "U S Avenue" shopping service.

       Beyond these "wired" network opportunities, U S WEST established two strategic alliances to capture a larger share of the nation's "wireless" markets. First, we reached an agreement to combine our domestic cellular telephone business with that of AirTouch Communications. Second, the two companies agreed to join with Bell Atlantic and NYNEX to seek licenses for, and operate, personal communications networks in several major U.S. markets.

Connecting the world

       1994 was the foundation for our future. We're building on that foundation to make the most of the tremendous opportunities in meeting peoples' needs for communications, entertainment and information.

       Our goal is simple: making the right connections for our customers, our employees and our shareowners. And that's what we're doing.


       Sincerely,

       /s/RICHARD D. MCCORMICK

       Richard D. McCormick
       Chairman and Chief Executive Officer





                                    U S WEST

                                FINANCIAL INDEX


                                       7
                      Management's Discussion and Analysis
                Results of Operations - 1994 Compared with 1993

                                       8
                       Income from Continuing Operations

                                       11
                            Sales and Other Revenues

                                       13
                               Costs and Expenses

                                       17
                            Competitive Environment

                                       23
                        Liquidity and Capital Resources

                                       26
                Results of Operations - 1993 Compared with 1992

                                       32
               Reports of Management and Independent Accountants

                                       33
                       Consolidated Financial Statements

                                       37
                   Notes to Consolidated Financial Statements

                             U  S  W E S T  I N C.

                              --------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                (Dollars in millions, except per share amounts)

                RESULTS OF OPERATIONS - 1994 COMPARED WITH 1993

- ----------------------------------------------------------------------------------------------------
                                                       1994 (1)           1993 (2)         Increase
                                                      ----------------------------------------------
Income from continuing operations                      $1,426           $   476              $  950
Loss from discontinued operations                           -               (82)                 82
Extraordinary items:
 Discontinuance of SFAS No. 71, net of tax                  -            (3,123)              3,123
 Early extinguishment of debt, net of tax                   -               (77)                 77
                                                      ----------------------------------------------
Net income (loss)                                      $1,426           $(2,806)             $4,232
- ----------------------------------------------------------------------------------------------------
Earnings per common share from continuing
 operations                                            $ 3.14           $  1.13              $2.01
Loss per common share from discontinued
 operations                                                 -              (.19)               .19
Extraordinary items:
 Discontinuance of SFAS No. 71                              -             (7.45)              7.45
 Early extinguishment of debt                               -              (.18)               .18
                                                      ----------------------------------------------
Income (loss) per common share                         $ 3.14           $ (6.69)             $9.83
- ----------------------------------------------------------------------------------------------------

(1) 1994 income from continuing operations includes a gain of $105, or $.23 per share, from the sale of 24.4 percent of U S WEST's joint venture interest in cable television/telephone operations in the United Kingdom (TeleWest Communications plc), a gain of $41, or $.09 per share, on the sale of the company's paging operations and a gain of $51, or $.11 per share, on the sale of certain rural telephone exchanges.

(2) 1993 income from continuing operations was reduced by $610, or $1.46 per share, for a restructuring charge and $54, or $.13 per share, for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates.

In 1994, U S WEST Inc. ("U S WEST" or "company") income from continuing operations and related earnings per common share ("earnings per share") were $1,426 and $3.14, respectively. Included in 1994 results are one-time, after-tax gains described in note (1) to the table above. Excluding these gains, income from continuing operations and related earnings per share were $1,229 and $2.71, respectively. In 1993, income from continuing operations was $476, or $1.13 per share, including the effects of one-time charges described in note (2) to the table above. Excluding the one-time effects, 1993 income from continuing operations and related earnings per share were $1,140 and $2.72, respectively. As normalized for one-time effects, 1994 income from continuing operations increased $89, or 7.8 percent, and related earnings per share decreased $.01 on an 8.1 percent increase in average shares outstanding. The increase in normalized income from continuing operations is primarily attributable to increased demand for telecommunications and domestic wireless services, partially offset by increased start-up losses associated with developing businesses.

         In 1993, U S WEST discontinued the operations of its Capital Assets segment. Also in 1993, the company incurred extraordinary charges for the discontinuance of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation," and the early extinguishment of debt. See further discussion in "Results of Operations - 1993 Compared with 1992," starting on page 26.

         Revenue growth, partially offset by higher operating expenses, provided a 7.8 percent increase in the company's earnings before interest, taxes, depreciation and amortization ("EBITDA"). EBITDA also excludes equity losses in unconsolidated ventures, gains on sales of assets, restructuring charges and other income. The company considers EBITDA an important indicator of the operational strength of its businesses.





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------


INCOME FROM CONTINUING OPERATIONS - BASE AND DEVELOPING BUSINESSES

- ---------------------------------------------------------------------------------------------------------
                                                       Percent                               Increase
                                                      Ownership     1994 (1)    1993 (2)    (Decrease)
                                                      ---------------------------------------------------
BASE BUSINESSES:
 U S WEST Communications Inc.                           100        $1,175       $435         $ 740
 Publishing and other                                   100           232        180            52
                                                                   --------------------------------------
Total base                                                          1,407        615           792
                                                                   --------------------------------------
DEVELOPING BUSINESSES:
 Consolidated:
   Domestic wireless                                    100            67        (46)          113
   Domestic cable                                       100            (2)         -            (2)
 Unconsolidated equity investments:
   Time Warner Entertainment L.P.(3)                   25.5           (30)       (19)          (11)
   TeleWest Communications plc                         37.8            76        (21)           97
   Mercury One-2-One                                   50.0           (58)       (22)          (36)
  Other(4)                                                            (34)       (31)           (3)
                                                                   --------------------------------------
Total developing                                                       19       (139)          158
                                                                   --------------------------------------
Income from continuing operations                                  $1,426       $476         $ 950
- ---------------------------------------------------------------------------------------------------------

(1) 1994 income from continuing operations includes a gain of $105 from the sale of 24.4 percent of U S WEST's joint venture interest in TeleWest Communications plc, a gain of $41 for the sale of the company's paging operations and a gain of $51 for the sale of certain rural telephone exchanges.

(2) 1993 income from continuing operations was reduced by $610 for a restructuring charge and $54 for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates.

(3) Percent ownership represents pro-rata priority capital and residual equity interests.

(4) Includes divisional expenses associated with developing businesses.

U S WEST's operations consist of "base" businesses that have moderate, though consistent, growth and generate substantial income and cash flows, and "developing" businesses. Most of the company's developing businesses are in a stage of rapid customer and network expansion, which will result in near-term earnings dilution.





                                    U S WEST

                                    1 9 9 4

                              --------------------

BASE BUSINESSES The major component of U S WEST's base businesses is U S WEST Communications Inc. ("USWC"), which provides telecommunications services in 14 western and mid-western states, serving approximately 80 percent of the region's population and approximately 40 percent of its geographic area. USWC offers local, exchange access and long-distance network services. About 28 percent of the company's access lines are devoted to providing services to business customers. The access line growth rate for business customers, who tend to be heavier users of the telephone network, has consistently exceeded the growth rate for residential customers. During 1994, business access lines grew by 4.6 percent compared with 3.1 percent for consumer lines. Total access line growth in 1994 was 3.6 percent. Excluding the effects of the sale of certain rural telephone exchanges, total access lines grew by 4.0 percent in 1994.


                           USWC Serves Seven of the
                          Ten Fastest-growing States
                       1994 Percentage Population Growth
                      ==================================

                                    [GRAPH]

                                in USWC Region
                    Source: U. S. Census Bureau (12/31/94)

         The majority of USWC's revenues are derived from traditional telephone services. USWC will incur future capital and operating expenditures for deployment of a broadband or "multimedia" network. The company expects this network to generate new revenues through a variety of new product and service offerings. However, the amount and timing of future revenues related to multimedia service offerings are difficult to predict. The company believes the multimedia network also will improve the quality of customer service and result in greater network efficiency and lower maintenance costs.

                         Summary of USWC 1994 Revenues
                             (Dollars in millions)
                      ==================================

                                    [GRAPH]

                          USWC 1994 Revenues: $8,998

         Base businesses also include the publishing of approximately 300 White and Yellow Pages directories in the western United States and the provision of database marketing and interactive multimedia information services.

         During 1994, income from the company's base operations increased to $1,356, excluding the gain on the sale of certain rural telephone exchanges. This represents a 1994 increase of $119, or 9.6 percent, also excluding the effects of the 1993 restructuring charge and the cumulative effect in 1993 of higher income tax rates. As normalized, the increase is attributable to higher demand for telephone services, including the effects of strong growth in access lines, and increased publishing revenue, partially offset by lower telephone rates and higher costs for developing new products in the publishing operations.

         Funding of new products and other growth initiatives in publishing and other marketing services operations offset growth in core Yellow Pages operations. Income related to Yellow Pages operations continues to grow due to increased business volume and higher prices. The company anticipates that accelerated investments in new products and services in 1995 will more than offset expected income growth related to the Yellow Pages business.





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------

DEVELOPING BUSINESSES Developing businesses include both domestic and international wholly owned subsidiaries and equity investments. Domestic businesses include cable television and wireless operations. International businesses include cable television/telephone, wireless communications (including personal communications services), international networks and directory publishing. Significant recent investments include the December 1994 purchase of Wometco Cable Corp. and subsidiaries and the assets of Georgia Cable Holdings (the "Atlanta Cable Properties") for $1.2 billion, and the September 1993 $2.5 billion investment in Time Warner Entertainment Company L.P. ("TWE"). While the company's Central European wireless ventures generate positive net income and cash flow, most of the company's international equity investments are in start-up phases and will not show positive net income or cash flow until they mature.

DEVELOPING BUSINESSES - CONSOLIDATED   Domestic wireless income increased by
$30 over 1993, excluding the gain on the sale of the company's paging operations and a $42 restructuring charge in 1993. The increase is due to the addition of 367,000 subscribers in 1994, a 61 percent increase over 1993. Additionally, cellular service operating cash flow increased by $57, or 46.1 percent, over 1993. U S WEST anticipates continued growth in income and cash flows from domestic wireless operations as the customer base expands.

         The December 1994 acquisition of the Atlanta Cable Properties did not have a material impact on 1994 income. The company anticipates that the acquisition will dilute 1995 earnings per share by approximately 5 to 6 percent.

DEVELOPING BUSINESSES - UNCONSOLIDATED EQUITY INVESTMENTS The majority of U S WEST's international equity investments relate to ventures in the United Kingdom ("U.K."). These include TeleWest Communications plc ("TeleWest"), a cable television/telephone business, and Mercury One-2-One, a personal communications service ("PCS") joint venture. These businesses are experiencing rapid growth, and will continue to incur near-term start-up losses related to expansion of the customer base at Mercury One-2-One and build out of the network at TeleWest.

         Cable television subscribers of TeleWest and its affiliates increased 42 percent to 320,000 at year-end 1994, and telephone access lines increased 94 percent to 271,000. Subscribers to U S WEST's inter-national wireless joint venture operations in the U.K., Hungary, the Czech Republic, Slovakia and Russia grew to 367,000 in 1994, nearly three times the customer base of the prior year. Subscribers to other European cable television ventures totaled 586,000 at December 31, 1994.

                                 International
                                  Customers*
                                (In thousands)
                             ====================

                                    [GRAPH]

* Includes wireless customers, directory contracts sold and customer equivalents for gateway switches and cable TV/telephone services.

         TWE partnership losses increased over the previous year primarily due to the full-year impact (including financing costs) of the company's investment, as compared with three months in 1993. The effects of lower prices for cable services also contributed to the higher loss in 1994.

         In early 1995, Time Warner Inc. announced its intention to simplify its corporate structure by establishing a separate, self-financing enterprise to house its cable and telecommunications properties. Any change in the structure of TWE would require the approval of U S WEST and its TWE partners.





                                    U S WEST

                                    1 9 9 4

                              --------------------


SALES AND OTHER REVENUES

- ----------------------------------------------------------------------------------------------------
                                                                              Increase (Decrease)
                                                                            ------------------------
                                               1994          1993            $               %
                                              ------------------------------------------------------
BASE BUSINESSES:
   USWC operations:
      Local service                           $ 4,067        $ 3,829        $ 238            6.2
      Access charges - interstate               2,269          2,147          122            5.7
      Access charges - intrastate                 729            682           47            6.9
      Long-distance network
       service                                  1,329          1,442         (113)          (7.8)
      Other services                              604            556           48            8.6
                                              ------------------------------------------------------
   Total USWC                                   8,998          8,656          342            4.0
   Publishing and other                         1,077          1,070            7            0.7
                                              ------------------------------------------------------
Total base                                     10,075          9,726          349            3.6
                                              ------------------------------------------------------
DEVELOPING BUSINESSES: (1)
   Domestic wireless                              781            561          220           39.2
   International directories                       79              7           72              -
   Domestic cable                                  18              -           18              -
                                              ------------------------------------------------------
Total developing                                  878            568          310           54.6
                                              ------------------------------------------------------
Total revenues                                $10,953        $10,294        $ 659            6.4
- ----------------------------------------------------------------------------------------------------

(1) Includes consolidated subsidiaries. All other developing businesses are accounted for using the equity method.

BASE BUSINESSES USWC comprises approximately 89 percent of base businesses revenues and 82 percent of the total revenues of U S WEST. Approximately 58 percent of USWC's revenues are derived in the states of Arizona, Colorado, Minnesota and Washington. The primary factors that influence changes in revenues at USWC are customer demand for products and services (through access line growth and new service offerings), and regulatory proceedings, including price changes and customer refunds. An analysis of the change in USWC's revenues follows:

LOCAL SERVICE

- ---------------------------------------------------------------------------------------------------------
                                                                                           Increase
   Price                                             Refund                             -----------------
  Changes                                           Activity       Demand       Other     $          %
- ---------------------------------------------------------------------------------------------------------
   ($12)                                             $30            $216         $4       $238     6.2
- ---------------------------------------------------------------------------------------------------------

         Local service revenues include local telephone exchange, local private line and public telephone services. The increase in local service revenues was primarily attributable to access line growth, which exceeded 5 percent in the states of Arizona, Colorado, Idaho and Utah.

ACCESS CHARGES Access charges are collected primarily from the interexchange carriers for their use of the local exchange network. For interstate access services, there is also a fee collected directly from telephone customers. Approximately 35 percent of USWC's access revenues and 13 percent of its total revenues are derived from providing access service to AT&T.

INTERSTATE ACCESS CHARGES

- ---------------------------------------------------------------------------------------------------------
                                                                                             Increase
      Price                                          Refund                               ---------------
     Changes                                        Activity       Demand        Other      $         %
- ---------------------------------------------------------------------------------------------------------
      ($39)                                          $18            $148         ($5)       $122     5.7
- ---------------------------------------------------------------------------------------------------------

         An increase of 7.8 percent in interstate billed access minutes of use more than offset the effects of price decreases. Interstate price reductions have been phased in by the Federal Communications Commission ("FCC") over a number of years. In response to competitive pressure and FCC orders, USWC reduced its annual interstate access prices by approximately $40 during 1994, in addition to $60, effective July 1, 1993. The company believes access prices will continue to decline, whether mandated by the FCC or as a result of an increasingly competitive market for access services.

INTRASTATE ACCESS CHARGES

- ----------------------------------------------------------------------------------------------------------
                                                                                              Increase
      Price                                          Refund                              -----------------
      Changes                                        Activity       Demand       Other     $          %
- ----------------------------------------------------------------------------------------------------------
      ($10)                                          ($4)           $51          $10       $47        6.9
- ----------------------------------------------------------------------------------------------------------

         Intrastate access charges increased primarily as a result of higher demand. Intrastate minutes of use grew by 13 percent in 1994. Demand for private line services, for which revenues are generally not usage-sensitive, also increased.





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------


LONG-DISTANCE NETWORK SERVICE

- ------------------------------------------------------------------------------------------------------------
                                                                                                Decrease
    Price                                          Refund                                    ---------------
   Changes                                        Activity        Demand        Other        $           %
- ------------------------------------------------------------------------------------------------------------
   ($8)                                              $1             ($43)        ($63)       ($113)    (7.8)
- ------------------------------------------------------------------------------------------------------------

         Long-distance network service ("long-distance") revenues are derived from calls made within the service area boundaries of USWC, commonly referred to as "LATAs." Long-distance revenues decreased principally due to the effects of multiple toll carrier plans implemented in Oregon and Washington in May and July 1994, respectively. These regulatory arrangements allow independent telephone companies to act as toll carriers. The impact on USWC in 1994 was a loss of $68 in long-distance revenue, partially offset by a decrease of $48 in other operating expenses (i.e. access expense otherwise paid to independent companies) and an increase of $10 in intrastate access revenue. These regulatory arrangements decreased net income by approximately $6 in 1994 and will decrease 1995 income by $10 to $12.

         Competition from interexchange carriers continues to erode USWC's market share of intraLATA long-distance services such as WATS and "800." These revenues have declined over the last several years as customers have migrated to interexchange carriers that have the ability to offer these services on both an intraLATA and interLATA basis. U S WEST and its affiliates are prohibited from providing interLATA long-distance services.

OTHER SERVICES   Other services revenues are derived from billing and
collection services provided to interexchange carriers, and new services such as voice messaging. Other services revenues increased 8.6 percent in 1994 due to higher revenue from these billing and collection services and continued market penetration of new service offerings. Voice messaging, for example, is now four years old with an installed customer base of approximately 885,000, compared with 690,000 in 1993.

PUBLISHING AND OTHER

- ----------------------------------------------------------------------------------------------------
                                                                               Increase (Decrease)
                                                                              ----------------------
                                                     1994       1993            $             %
                                                     -----------------------------------------------
Domestic publishing                                  $  997    $  949        $ 48             5.1
Other - net                                              80       121         (41)          (33.9)
                                                     -----------------------------------------------
Total                                                $1,077    $1,070        $  7             0.7
- ----------------------------------------------------------------------------------------------------

         Revenue from domestic publishing operations increased 7.4 percent in 1994, excluding the sales of certain publishing, and software development and marketing operations. The increase is attributable to both price and volume increases. Other revenues decreased principally due to the 1993 sale of telephone equipment distribution operations and completion of large telephone network installation contracts.

DEVELOPING BUSINESSES - CONSOLIDATED
DOMESTIC WIRELESS

- ----------------------------------------------------------------------------------------------------
                                                                                    Increase
                                                                             -----------------------
                                                     1994       1993          $               %
                                                    ------------------------------------------------
Domestic wireless                                    $781       $561         $220             39.2
- ----------------------------------------------------------------------------------------------------

         Domestic wireless revenues increased as a result of the 61 percent growth in the cellular customer base, partially offset by the effects of the 1994 sale of the paging operations that reduced revenues by $26. The customer growth reflects increased penetration and a strengthening of the retail distribution network. The cellular customer base is expected to continue its rapid growth, though rates of growth will be affected by consumer demand, market positioning by the company and increased competition in coming years. Average cellular revenues declined by approximately 8 percent during 1994 to approximately $70 per subscriber, per month.

OTHER DEVELOPING BUSINESSES

- -------------------------------------------------------------------------------------------------------
                                                                                      Increase
                                                                              -------------------------
                                                     1994       1993            $             %
                                                  -----------------------------------------------------
International directories                         $79           $7              $72            -
Domestic cable                                     18            -               18            -
- -------------------------------------------------------------------------------------------------------

         The increase in international directories revenue is attributable to the company's May 1994 purchase of Thomson Directories in the U.K. Thomson Directories revenues are expected to approximate $100 in 1995. Domestic cable revenues reflect the December 1994 acquisition of the Atlanta Cable Properties. These revenues are expected to exceed $200 in 1995.





                                    U S WEST

                                    1 9 9 4

                              --------------------

COSTS AND EXPENSES

- ----------------------------------------------------------------------------------------------------
                                                                             Increase (Decrease)
                                                                           -------------------------
                                                1994           1993           $              %
                                              ------------------------------------------------------
Employee-related expenses                      $3,779         $3,584      $   195            5.4
Other operating expenses                        2,203          2,065          138            6.7
Taxes other than income taxes                     412            417           (5)          (1.2)
Depreciation and amortization                   2,052          1,955           97            5.0
Restructuring charge                                -          1,000       (1,000)             -
Interest expense                                  442            439            3            0.7
Equity losses in
   unconsolidated ventures                        121             74           47           63.5
Other income (expense) - net                       25            (15)          40              -
- ----------------------------------------------------------------------------------------------------

         Employee-related expenses include basic salaries and wages, overtime, contract labor, benefits (including pension and health care) and payroll taxes. A reduction in the pension credit of approximately $80 contributed to the increase in employee-related expenses. Actuarial assumptions, which include decreases in the discount rate and the expected long-term rate of return on plan assets, contributed to the pension credit reduction. Approximately $150 for overtime payments, contract labor and basic salaries and wages, all related to the implementation of major customer service and streamlining initiatives at USWC, also contributed to the increase. Additionally, employee-related expenses at the company's publishing operations increased in connection with new product initiatives. Partially offsetting these increases were the effects of employees leaving the company under the restructuring program, lower health-care benefit costs, including a reduction in the accrual for postretirement benefits, and lower incentive compensation payments to employees.

         During the summer of 1994, increased customer demand at USWC put additional stress on current processes and systems, and affected the quality of customer service in certain markets. The pace of USWC's restructuring program also contributed to quality of service issues. However, the issues pertaining to quality of service underscore the need to re-engineer the business. The company achieved target levels of service at year end by implementing customer service initiatives and slowing the pace of its restructuring program. To continue improving upon the level of service quality achieved by year-end
1994, the company will incur additional near-term costs for temporary employees, overtime and contract labor. The company also will stretch out its 1993 restructuring plan an additional year, to 1997. As a result of these actions, the annual benefits related to restructuring will not be fully realized until 1998. (See "Restructuring Charges.")

         Other operating expenses include access charges (incurred by USWC for the routing of its long-distance traffic through the facilities of independent companies), network software expenses, wireless marketing and operating costs, and marketing and related costs associated with publishing activities. Selling and other operating costs related to growth in the cellular subscriber base increased approximately $166 in 1994. Partially offsetting this increase was the $48 decrease in access expense related to the effects of the new multiple toll carrier plan arrangements. (See "Long-Distance Network Service.")

         The increase in depreciation and amortization expense was primarily a result of a higher depreciable asset base and increased rates of depreciation at USWC. The company's discontinuance of SFAS No. 71 in September 1993 has resulted in the use of shorter asset lives (for financial reporting purposes) to more closely reflect the economic lives of telephone plant. USWC continues to pursue improved capital recovery within the regulated environment.

         Interest expense in 1994 was essentially unchanged from 1993. Incremental financing costs associated with the September 1993 TWE investment were offset by the effects of refinancing debt at lower rates in 1993 at USWC, and a reclassification of capitalized interest in 1994. Since the discontinuance of SFAS No. 71, interest capitalized as a component of telephone plant construction is recorded as an offset to interest expense, rather than to other income (expense). U S WEST's average borrowing cost decreased to 6.6 percent, from 6.7 percent in 1993.

         Equity losses related to developing businesses increased over 1993, primarily due to the build out of the network and the expansion of the customer base at Mercury One-2-One.

         Other income increased over 1993 primarily due to an increase in the management fee associated with the company's TWE investment and a gain on the sale of certain publishing operations, partially offset by the reclassification of capitalized interest to interest expense.





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------

PROVISION FOR INCOME TAXES

- ----------------------------------------------------------------------------------------------------
                                                                                    Increase
                                                                              ----------------------
                                                   1994         1993           $               %
                                                ----------------------------------------------------
Provision for income taxes                      $ 857          $ 269        $ 588             -
Effective tax rate                               37.5%          36.1%           -             -
- ----------------------------------------------------------------------------------------------------

         The increase in the effective tax rate resulted primarily from the effects of discontinuing SFAS No. 71, an increase in 1994 income before income taxes and the 1993 restructuring charge, partially offset by the cumulative effect on deferred income taxes of the 1993 federally mandated increase in income tax rates.

RESTRUCTURING CHARGES The company's 1993 results reflect a $1 billion restructuring charge (pretax). The related restructuring plan (the "Plan") is designed to provide faster, more responsive customer services while reducing the costs of providing these services. As part of the Plan, the company is developing new systems that will enable it to monitor networks to reduce the risk of service interruptions, activate telephone service on demand, provide automated inventory systems and centralize its service centers so that customers can have their telecommunications needs resolved with one phone call. The company is consolidating its existing 560 customer service centers into 26 centers in 10 cities and reducing its total work force by approximately 9,000 employees (including the remaining employee reductions associated with the restructuring plan announced in 1991).

         Implementation of the Plan is expected to extend into 1997, rather than being completed in 1996 as originally scheduled. Implementation schedules are driven by customer demand and related service issues, concerns with system stability as major customer impacting systems are integrated, and staffing agreements negotiated with the company's unions. These changes do not alter the company's plan to fundamentally re-engineer the way it conducts business in the emerging competitive environment. The total cash expenditures of $935 under the Plan remain unchanged.

Following is a schedule of the costs included in the Plan:

- ----------------------------------------------------------------------------------------------------------
                                                Actual                   Estimate
                                             ------------      -----------------------------
                                             1993    1994       1995       1996       1997       Total
                                             -------------------------------------------------------------
Cash expenditures:
   Employee separation                       $ -     $ 19      $ 62       $ 75        $ 74      $  230
   Systems development                         -      127       144        129           -         400
   Real estate                                 -       50        80          -           -         130
   Relocation                                  -       21        54          4          31         110
   Retraining and other                        -       16        19         10          20          65
                                             -------------------------------------------------------------
Total cash expenditures                        -      233       359        218         125         935
Asset write-down                              65        -         -          -           -          65
                                             -------------------------------------------------------------
Total Plan                                    65      233       359        218         125       1,000
                                             -------------------------------------------------------------
Remaining 1991 plan employee costs             -       56         -          -           -          56
                                             -------------------------------------------------------------
Total (1)                                    $65     $289      $359       $218        $125      $1,056
- ----------------------------------------------------------------------------------------------------------

(1) The Plan also provides for capital expenditures of $490 over the life of the restructuring plan. In 1994, capital expenditures related to restructuring were $265.





                                    U S WEST

                                    1 9 9 4

                              --------------------


         Employee separation costs include severance payments, healthcare coverage and postemployment education benefits. Systems development costs include the replacement of existing, single-purpose systems with new systems designed to provide integrated, end-to-end customer service. The work-force reductions would not be possible without the development and installation of the new systems, which will eliminate the current, labor-intensive interfaces between existing processes. Real estate costs include preparation costs for the new service centers. The relocation and retraining costs are related to moving employees to the new service centers and retraining employees on the methods and systems required in the new, restructured mode of operation.

         The company estimates that full implementation of the Plan will reduce employee-related expenses by approximately $400 per year. These savings are expected to be offset by the effects of inflation.

EMPLOYEE SEPARATION The following estimates of employee separations and related amounts reflect the extension of employee reductions into 1997.

- ---------------------------------------------------------------------------------------------------------
                                         Estimate   Actual                   Estimate
                                        ---------  --------     -------------------------------
                                           1994     1994(2)       1995        1996        1997     Total
                                        -----------------------------------------------------------------
Employee separations (1)
   Managerial                            1,061        497          814         580         559     2,450
   Occupational                          1,887      1,683        1,136       1,845       1,886     6,550
                                        -----------------------------------------------------------------
Total                                    2,948      2,180        1,950       2,425       2,445     9,000
- ---------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------
                                         Estimate    Actual                 Estimate
                                         --------    ------      ------------------------------
                                          1994       1994(2)      1995        1996        1997    Total
                                         ------------------------------------------------------------------
Employee separation amounts (1)
   Managerial                              $25        $ 5          $30         $24         $21      $ 80
   Occupational                             15         14           32          51          53       150
                                         ------------------------------------------------------------------
Total                                       40         19           62          75          74       230
Remaining 1991 reserve                      56         56            -           -           -        56
                                         ------------------------------------------------------------------
Total                                      $96        $75          $62         $75         $74      $286
- -----------------------------------------------------------------------------------------------------------

(1) The "network" and "all other" categories previously displayed are no longer used in this schedule due to the changes in organizational boundaries occurring as a result of re-engineering. The new consolidated service centers consist of employees grouped by processes rather than by organization.

(2) Includes the remaining employees and the separation amounts associated with the balance of the 1991 restructuring reserve at December 31, 1993.

         As a result of extending the Plan into 1997, employee separations and separation amounts shown above have been reduced by 1,519 and $41 in 1995, and 175 and $12 in 1996, respectively, and increased by 2,445 and $74, respectively, in 1997.





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------

SYSTEMS DEVELOPMENT USWC's existing information management systems were largely developed to support analog technology in a monopoly environment. These systems are increasingly inadequate due to the effects of increased competition, new forms of regulation and changing technology that have driven consumer demand for new services that can be delivered quickly, reliably and economically. The sequential systems currently in place are slow, labor-intensive and costly to maintain, and often cannot be adapted to support new product and service offerings, including future multimedia services envisioned by U S WEST.

         The systems re-engineering program in place involves development of new systems for the following core processes:

         Service delivery - to support service on demand for all products and services, including repair. These systems will permit one customer service representative to handle all facets of a customer's requirements as contrasted to the numerous points of customer interface required today.

         Service assurance - for performance monitoring from one location and remote testing in the new environment, including identification and resolution of faults prior to customer impact, and one-system dispatch environment.

         Capacity provisioning - for integrated planning of future network capacity, including the installation of software controllable service components.

         The direct, incremental and non-recurring systems development costs contained in the Plan follow:

- ------------------------------------------------------------------------------------------------
                                         Estimate   Actual            Estimate
                                         --------   ------       ------------------
                                          1994       1994         1995        1996       Total
                                         -------------------------------------------------------
Service delivery                           $35        $21          $15         $37         $73
Service assurance                           45         12           17          35          64
Capacity provisioning                       17         57           92          30         179
All other                                   28         37           20          27          84
                                         -------------------------------------------------------
Total                                     $125       $127         $144        $129        $400
- ------------------------------------------------------------------------------------------------

         Original estimates of system expenditures in 1995 and 1996 were $150 and $125, respectively. Though current estimates in total are not materially different, the timing and amount of expenditures by category has changed.

         The majority of systems development labor will be supplied through the use of temporary employees, contractors and new employees with special skills. While it is likely that a small number of the new employees will be retained after completion of the Plan due to their specialized skills, it is planned that any related increase in headcount will be offset through other employee reductions.

         Systems expenses charged to current operations at USWC consist of all costs associated with the information management function, including planning, developing, testing and maintaining databases for general purpose computers, in addition to systems costs related to maintenance of telephone network applications. The key related administrative (i.e. general purpose) systems include customer service, order entry, billing and collection, accounts payable, payroll, human resources and property records. Ongoing systems costs comprised approximately six percent of total operating expenses at USWC in 1994, 1993 and 1992. USWC expects systems costs charged to current operations as a percent of total operating expenses to approximate the current level throughout the life of the Plan. However, systems costs could increase relative to other operating costs as the business becomes more technology dependent.





                                    U S WEST

                                    1 9 9 4

                              --------------------

Progress under the Plan Following is a schedule of progress achieved under the Plan in 1994:

- ------------------------------------------------------------
                                           Expenditures
                                        --------------------
                                         Estimate    Actual
                                        --------------------
Employee separation                       $ 96       $ 75
Systems development                        125        127
Real estate                                119         50
Relocation                                  70         21
Retraining and other                        36         16
                                        --------------------
Total                                     $446       $289
- ------------------------------------------------------------

         The company anticipated Plan expenditures of approximately $446 in 1994. However, the company slowed the pace of its restructuring implementation to address issues pertaining to the quality of service.

         The company's 1991 restructuring plan included a pretax charge of $364 due to planned work-force reductions and the write-off of certain intangible and other assets. The portion of the 1991 restructuring charge related to work-force reductions was $240, and covered approximately 6,000 employees. All expenditures and work-force reductions associated with the 1991 plan were completed by the end of 1994.

COMPETITIVE ENVIRONMENT Rapid technological and regulatory changes continue to bring about actual and projected competition in the company's markets including local, access and long-distance. Current and potential competitors include local telephone companies, interexchange companies, competitive access providers ("CAPs"), cable television companies and future providers of PCS, the next generation of wireless communications.

         USWC's principal current competitors are CAPs. Competition from CAPs is largely limited to providing large business customers (with high traffic volume) private line access to the facilities of interexchange carriers. In coming years, CAPs also could become significant competitors for other local exchange services. Teleport Communications Group Inc., for example, has announced its intention to offer competitive local services. AT&T's entrance into the cellular communications market through its acquisition of McCaw Cellular Communications Inc. also has the potential to create increased competition in local exchange as well as wireless services. The company believes that competitors will target business customers in densely populated, urban areas in offering local exchange services. The loss of local exchange customers to competitors will affect multiple revenue streams of the company and could have a material, adverse effect on the company's operations.

         The actions of public policymakers play an important role in determining how increased competition affects U S WEST. The company is working with regulators and legislators to help ensure that public policies keep pace with the rapidly changing industry -- and allow the company to bring new services to the marketplace.





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------

U S WEST COMPETITIVE STRATEGY   U S WEST's corporate mission is to be
a leading provider of interactive communications, entertainment and information services over wired multimedia and wireless networks in selected local markets worldwide. U S WEST will deploy its own and others' wired and wireless communications, entertainment and information services in packages tailored to customer needs. The company will implement its competitive strategy both domestically and internationally by focusing on three key objectives, or "value drivers": 1) growth through the development of multimedia networks and a broadened wireless presence; 2) customer loyalty through continuous improvement in customer service; and 3) improved productivity through systems re-engineering and other cost controls.

      NEW          CUSTOMER           COST           CASH FLOW
    REVENUE       RETENTION        REDUCTION        IMPROVEMENT

                      U S WEST "VALUE DRIVERS"

BASE BUSINESSES In 1993, the company announced its intention to build a high speed, interactive multimedia network in major metropolitan markets in the U S WEST region. This network will position USWC to compete with other providers of communications, entertainment and information services. USWC began limited testing of its multimedia network in Omaha, Neb., in December 1994. A market trial will begin in 1995 in an area that will cover up to 50,000 homes. The market trial will offer consumers a variety of integrated services in addition to traditional cable television and telephone services. These include video-on-demand, video games, interactive shopping and other services. The results of the technical and market trials will be incorporated in the network configuration and future service offerings.

         The 1993 re-engineering program supports U S WEST's objective to improve customer service, increase productivity and continue to narrow its cost of service disadvantage with current and potential competitors. Employee-related costs comprise approximately 45 percent of the total operating costs of U S WEST. The company will continue its efforts to control these costs, primarily through systems improvements and reductions in staffing. At USWC, the number of employees per 10,000 access lines decreased by 7.7 percent in 1994, to 33.1, and has dropped 24 percent since 1990.

                                USWC Employees
                            Per 10,000 Access Lines
                           ========================

                                    [GRAPH]





                                    U S WEST

                                    1 9 9 4

                              --------------------


DEVELOPING BUSINESSES U S WEST continues to expand its customer base and strengthen its national out-of-region presence by acquiring or forming alliances with other communications, entertainment and information services companies.

DOMESTIC CABLE On December 6, 1994, U S WEST purchased the Atlanta Cable Properties that serve approximately 486,000 subscribers, including 275,000 premium service subscribers. The Atlanta Cable Properties serve about 65 percent of the cable customers in the metropolitan Atlanta area. U S WEST plans to eventually offer local exchange telecommunications in addition to multimedia services in Atlanta.

         U S WEST and TWE have begun a five-year project to upgrade a substantial portion of TWE's cable systems to "Full Service Network" ("FSN") capacity. U S WEST and TWE are designating the systems to be upgraded and sharing management control over those systems. The partnership encountered initial delays on the market trial of the FSN in Orlando in order to make additional refinements to the underlying systems software and set-top terminals. In December 1994, TWE introduced the FSN trial in Orlando, Fla. TWE expects to link 4,000 homes by the end of 1995. U S WEST believes that each FSN, when completed, will provide consumers a wide variety of services, including video-on-demand, interactive games, distance learning, full-motion video, interactive shopping, alternative access and local telephone service. The FSN trial will allow TWE to refine the technology, and determine the level and nature of customer demand for services. This knowledge will assist in lowering the cost of the technology and the roll-out of interactive services across the country.

DOMESTIC WIRELESS On July 25, 1994, AirTouch Communications ("AirTouch") and U S WEST announced an agreement to combine their domestic cellular operations. The joint venture will have a presence in nine of the top 20 cellular markets in the country. The initial equity ownership of the wireless joint venture will be approximately 70 percent AirTouch and 30 percent U S WEST. However, the companies will share governance responsibilities. This joint venture will provide U S WEST with an expanded wireless presence and economies of scale. The transaction is expected to close in second quarter 1995 after obtaining federal and state regulatory approvals. Each company's cellular operations initially will continue operating as separate entities owned by the individual partners, but will receive support services on a contract basis from a joint wireless management company.

         The merger of the two companies' domestic cellular operations will take place upon the earlier of four years from July 25, 1994, the lifting of certain MFJ restrictions, or at AirTouch's option. The agreement gives U S WEST strategic flexibility, including the right to exchange its interest in the joint venture for up to 19.9 percent of AirTouch common stock, with any excess amounts to be received in the form of AirTouch non-voting preferred stock. A partnership committee, led by the president and chief operating officer of AirTouch and three other AirTouch representatives, three U S WEST representatives and one mutually agreed upon independent representative will oversee the companies' combined domestic cellular operations.





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------

         On December 5, 1994, a partnership formed by the AirTouch/U S WEST joint venture and the Bell Atlantic/NYNEX partnership began bidding on PCS licenses being auctioned by the FCC. The combined companies own cellular licenses in 15 of the 20 largest U.S. cities and serve over five million customers. The partnership, known as PCS PrimeCo, is eligible to bid for PCS licenses in 26 markets, representing more than 100 million potential customers. This entity will be governed by a board made up of three members from the Bell Atlantic/NYNEX partnership and three members from the AirTouch/U S WEST joint venture. A second partnership will develop a national branding and marketing strategy and a common "look and feel" - for both cellular and PCS customers. This entity will be governed by a board made up of three members from the Bell Atlantic/NYNEX partnership, three from the AirTouch/U S WEST joint venture and one independent board member. The cellular properties of Bell Atlantic/NYNEX will not be merged with those of AirTouch/U S WEST.

         PCS will triple the spectrum available for wireless services, including new services such as two-way messaging from pocket pagers and wireless transfers of large computer files from laptop computers. The new spectrum also will help cellular operators create seamless networks.

INTERNATIONAL   In the international arena, U S WEST is focusing on certain strategic businesses, primarily in wireless communications, and combined cable television and telephone networks. The company's net investment in international ventures is approximately $988 (inclusive of consolidated entities), 68 percent of which is invested in the U.K. The U.K. market is attractive because of high population density, the opportunity to provide multiple services over one network and a low rate of cable television penetration.

         TeleWest, a venture with Tele-Communications Inc. in the U.K., is the largest provider of combined cable television and telephone service in the world. TeleWest owns all or part of 23 franchises, encompassing 3.6 million homes. The combined services are provided over a multimedia network that has been designed to provide a wide range of interactive and integrated communications, entertainment and information services as they become available. Through TeleWest, U S WEST has gained experience in packaging video and telephone services that it utilizes in other parts of the world. In November 1994, TeleWest sold a 24.4 percent interest to the public, which resulted in U S WEST's 37.8 percent ownership interest. Based on the offering price, U S WEST's share of TeleWest was valued at $1.1 billion, compared with U S WEST's net investment prior to the offering of approximately $300.

         In the U.K., Mercury One-2-One, a 50-50 joint venture between U S WEST and Cable & Wireless plc, launched the world's first PCS in 1993. Mercury One-2-One's PCS is a digital cellular communications service designed to offer consumers higher quality service, increased privacy and more features at lower prices than existing, analog cellular communications systems. To meet growing customer demand, Mercury One-2-One has expanded its coverage to reach 30 percent of the U.K. population.

         During 1994, the company expanded its international investments. The company purchased 100 percent of Thomson Directories for $94. Thomson Directories publishes 155 telephone directories that reach 80 percent of the households in Great Britain. The company acquired 49 percent of Listel, a Brazilian company that publishes telephone directories, and acquired a 20 percent interest in Binariang Sdn Bhd, a Malaysian telecommunications company that holds four licenses that enable it to become a second-network operator in Malaysia. The company also became a 25-percent partner in Mobiltel, a consortium awarded the 900 GSM license in Bulgaria. In early 1995, U S WEST, Time Warner Inc., TWE Japan, Itochu Corporation and Toshiba Corporation formed a venture to build cable systems in Japan. U S WEST will own 17 percent of the new venture.

         The company's 1995 commitment to existing international ventures is approximately $400. The company will continue to pursue opportunities in attractive local markets around the world that fit its strategic objectives. U S WEST is concentrating on opportunities where it can attain at least a number-one or -two market share in each market the company targets.





                                    U S WEST

                                    1 9 9 4

                              --------------------

FEDERAL REGULATORY ISSUES U S WEST supports regulatory reform at all levels. While certain federal courts have recently ruled as unconstitutional some laws governing local exchange carrier activities, the legal and regulatory framework under which the company operates limits both competition and consumer choice. The limitations include restrictions on equipment manufacturing, the provisioning of cable television programming content, and restrictions on the transport of communications, entertainment and information across LATA boundaries. U S WEST believes that national telecommunications regulatory reform may be the only effective way to resolve the related issues and satisfy competing interests.

         Congress failed to pass telecommunications reform legislation in 1994. It is expected that new telecommunications legislation will be introduced in 1995. However, there is uncertainty concerning the scope and direction of that legislation. U S WEST believes it is in the public interest to lift all competitive restrictions, placing all competitors under the same rules. Such action would lead to wider consumer choices, and ensure the industry's technological development and long-term financial health.

         During 1994 and early 1995, a number of federal regulatory issues were ruled on in the courts:

- -        In January 1995, the 9th U.S. Circuit Court of Appeals in San
Francisco upheld the June 15, 1994, Seattle Federal District Court ruling that affirmed U S WEST's challenge to the constitutionality of the telephone company video programming restriction in the 1984 Cable Act. The act prevents telephone companies from providing video programming within their regions. U S WEST argued, and the courts agreed, that the restriction violates its First Amendment right to free speech. The decision would allow the company to provide video programming directly to its regional telephone subscribers. The Federal Government can appeal to the U.S. Supreme Court. The company is evaluating its options in light of this ruling. In January 1995, the FCC instituted a proceeding to modify and promulgate rules on the provision of video programming.

- -        In January 1995, the U.S. Circuit Court of Appeals for the District of
Columbia overruled the FCC's "range-of-rates" decision. This FCC decision permitted non-dominant carriers to file ranges for rates, rather than specific price points. The Court of Appeals held that the Communications Act requires all carriers to specify prices on their tariffs. The effect of this decision will be to require non-dominant carriers (like MCI, or Time Warner's Full
Service Network) to file tariffs with considerably more price detail.

- -        In October 1994, the 9th U.S. Circuit Court of Appeals overruled the
FCC's Computer III non-structural separation decision for the provision of enhanced services on an integrated basis. The effect of the decision is to return to the provision of such service through a separate subsidiary, which could make it more difficult for local exchange carriers to offer enhanced services. In January 1995, the FCC granted a waiver allowing for the continued provision of enhanced services, pending further proceedings by the FCC.

- -        In August 1994, the U.S. Circuit Court of Appeals for the District of
Columbia upheld an FCC ruling that neither telephone companies nor customer programmers need to obtain a franchise from local governments to provide Video Dial Tone ("VDT") service. The decision means that local telephone companies will avoid additional franchise fees related to the provisioning of VDT services.

- -        In June 1994, the U.S. Circuit Court of Appeals for the District of
Columbia overturned the FCC's requirement that local telephone companies allow physical collocation by third parties (competitive access providers), within their central offices, for the installation and operation of equipment that connects to the local telephone network. The decision essentially affirms the private-property rights of corporations. The court also ordered the FCC to reconsider its requirement that allows competitors to interconnect equipment to the local network from a point outside a central office. In light of the rulings the company is evaluating how it can provide future interconnection services.





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------

         In September 1994, the Department of Justice ("DOJ") granted U S WEST's request for two MFJ waivers relating to TWE and the Atlanta Cable Properties. The waivers will allow U S WEST to provide video and information services across LATA boundaries in the Atlanta Cable Properties and TWE service areas. The waivers also will allow U S WEST to participate in limited manufacturing and to provide equipment through its partnership in TWE.

         On June 20, 1994, the seven regional Bell operating companies ("RBOCs") asked the divestiture court for a waiver of the Court's restriction on the RBOCs' provision of wireless long-distance services. The consent decree restricts the RBOCs from providing long-distance services as well as manufacturing. The request for a waiver closely follows a recommendation by the DOJ that the RBOCs be allowed to provide wireless long-distance services.

         The FCC has adopted a regulatory structure known as "Open Network Architecture" ("ONA"), under which USWC is required to unbundle its telephone network services in a manner that will accommodate the service needs of the growing number of information service providers. Under ONA, the number of local exchange service competitors could increase significantly.

         U S WEST's interstate services have been subject to price cap regulation since January 1991. Price caps are a form of incentive regulation designed to limit prices rather than profits. The price cap plan is currently under review by the FCC.

STATE REGULATORY ISSUES USWC has sought alternative forms of regulation ("AFOR") plans that provide for competitive parity, enhanced pricing flexibility and improved capability in bringing to market new products and services. In a number of states where AFOR plans have been adopted, such actions have been accompanied by agreements to refund revenues, reduce existing rates or upgrade service, any of which could have adverse short-term effects on earnings. Similar results may have occurred under traditional rate- of-return regulation. In addition to the FCC price cap plan, USWC has AFOR plans in the states of Minnesota, Colorado, Oregon, Idaho, Nebraska, North Dakota and South Dakota.

At USWC, there are pending regulatory actions in local regulatory jurisdictions that call for price decreases, refunds or both. In one such instance, the Utah Supreme Court has remanded a Utah Public Service Commission ("PSC") order to the PSC for reconsideration, thereby establishing certain exceptions to the rule against retroactive ratemaking: 1) unforeseen and extraordinary events, and 2) misconduct. The PSC's initial order denied a refund request from an interexchange carrier and other parties that relates to the Tax Reform Act of 1986. This case is still in the discovery process. If a formal filing - made in accordance with the remand from the Supreme Court - alleges that the exceptions apply, the range of possible risk is $0 to $140.

                            USWEST Communications'
                                14-State Region

                                     [MAP]





                                    U S WEST

                                    1 9 9 4

                              --------------------

DISCONTINUED OPERATIONS In 1994, U S WEST continued to make progress in disposing of its Capital Assets segment in accordance with its plan of disposition announced in June 1993. (Further details on the discontinued operations are provided in "Results Of Operations - 1993 Compared with 1992" and in Note 17 to the Consolidated Financial Statements.)

         During 1994, U S WEST reduced its ownership interest in Financial Security Assurance ("FSA"), a member of the Capital Assets segment, to 60.9 percent, and its voting interest to 49.8 percent through a series of transactions. In May and June 1994, U S WEST sold 8.1 million shares of FSA, including 2.0 million shares sold to Fund American Enterprises ("FFC"), in an initial public offering of FSA common stock at $20 per share. U S WEST received $154 in net proceeds from the offering. On September 2, 1994, U S WEST issued to FFC 50,000 shares of cumulative redeemable preferred stock for a total of $50. FFC's voting interest in FSA is 21.0 percent, achieved through a combination of direct share ownership of common and preferred FSA shares, and a voting trust agreement with U S WEST.

         FFC has a right of first offer and a call right to purchase from U S WEST up to 9.0 million shares, or approximately 57 percent, of outstanding FSA stock held by U S WEST. U S WEST anticipates its ownership will be further reduced by 1996.

         During 1994, U S WEST Real Estate sold 12 buildings, six parcels of land and other assets for approximately $327. In January 1995, U S WEST Real Estate sold one property for approximately $37. The sales were in line with company estimates. U S WEST has completed all construction of existing buildings in the commercial real estate portfolio and expects to substantially complete the liquidation of its portfolio by 1998. The remaining balance of assets subject to sale is approximately $607, net of reserves.

         The company believes its reserves related to discontinued operations are adequate.

LIQUIDITY AND CAPITAL RESOURCES

OPERATING ACTIVITIES Cash provided by operating activities of approximately $3.2 billion was essentially unchanged as compared with 1993. Improvement in operations in 1994 was largely offset by cash payments for restructuring activities of $289, compared with $120 in 1993. Growth in cash from operations will be limited in the near term as the company continues to implement its restructuring plan. Cash from operations is the primary source by which U S WEST funds its capital expenditures and shareholder dividends. Further details of cash provided by operating activities are provided in the Consolidated Statements of Cash Flows.

         The company expects that cash from operations will fund a significant share of expected future requirements for existing businesses. U S WEST will continue to employ strategic alliances and also will make direct investments in assets or businesses that are consistent with the company's business strategies. Financing for new investments will primarily come from a combination of new debt and equity. In the event of a new investment of substantial magnitude, the company also may reevaluate its use of internally generated cash, the feasibility of further acquisitions, the possibility of sales of assets and the capital structure.

         USWEST consists of many different parts having different financial characteristics. For this and other reasons, U S WEST believes that its stock price has been undervalued. Consequently, the company is evaluating a range of actions it might take with regard to its capital structure to make the value of its assets more apparent.





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------

INVESTING ACTIVITIES Total capital expenditures were $2,820 in 1994 and $2,441 in 1993. Capital expenditures at USWC were $2,454 in 1994 and $2,182 in 1993. the 1994 capital expenditures of USWC were devoted substantially to the continued modernization of telephone plant, including investments in fiber optic cable, in order to improve customer service and network productivity. In 1995, capital expenditures are expected to approximate $2.6 billion, including $2.1 billion at USWC.

                             Capital Expenditures
                             Actual and Projected
                             (Dollars in millions)
                             =====================

                                    [GRAPH]

         U S WEST's cash investment related to the December 1994 acquisition of the Atlanta Cable Properties was $745, obtained through short-term borrowing.
U S WEST also invested approximately $444 in developing international businesses in 1994, including the acquisition of Thomson Directories. The company anticipates investments in international ventures to approximate $400 in 1995.

         In 1994, U S WEST received cash proceeds of $143 from the sale of its paging operations and $93 from the sale of certain rural telephone exchanges. U S WEST did not receive cash from the partial sale of its joint venture interest in TeleWest. All proceeds from the sale will be used by TeleWest for general business purposes, including financing construction and operations costs, and repaying debt.

FINANCING ACTIVITIES Debt increased by $739 compared to the prior year, primarily due to the acquisition of the Atlanta Cable Properties. U S WEST's year-end 1994 debt-to-capital ratio was 51.8 compared with 55.1 at December 31, 1993. Including debt related to discontinued operations, the debt-to-capital ratio was 55.5 and 59.7 at December 31, 1994 and 1993, respectively. The decrease in the debt-to-capital ratio is primarily attributable to higher net income and the effects of an increase in common shares outstanding.

         In conjunction with the acquisition of the Atlanta Cable Properties, on December 6, 1994, 12,779,206 shares of U S WEST common stock valued at $459 were issued to, or in the name of, the holders of Wometco Cable Corp. Subsequent to the acquisition, the company announced its intention to purchase U S WEST common shares in the open market up to an amount equal to those issued in conjunction with the acquisition, subject to market conditions. In December 1994, the company purchased 550,400 shares of U S WEST common stock for approximately $20.

         In March 1994, the company issued approximately 5.5 million shares of U S WEST common stock for proceeds of $210 in conjunction with the settlement of shareowner litigation. The company also contributed 4.6 million shares of U S WEST common stock to the company's postretirement benefit fund in 1994.

         The company maintains short-term lines of credit aggregating approximately $1.9 billion, all of which were available at December 31, 1994. Under registration statements filed with the Securities and Exchange Commission, as of December 31, 1994, U S WEST companies are permitted to issue up to approximately $1.8 billion of new debt securities. U S WEST also maintains a commercial paper program to finance short-term cash flow requirements, as well as to maintain a presence in the short-term debt market.





                                    U S WEST

                                    1 9 9 4

                              --------------------

DISCONTINUED OPERATIONS Cash to discontinued operations primarily reflects the payment of debt, net of $154 in proceeds from the sale of 8.1 million shares of FSA stock. Debt related to discontinued operations decreased by approximately $200 in 1994. (See Note 17 to the Consolidated Financial Statements.) For financial reporting purposes this debt is netted against the related assets of discontinued operations.

RISK MANAGEMENT The company is exposed to market risks arising from changes in interest rates and foreign exchange rates. Derivative financial instruments are used by the company to manage these risks.

INTEREST RATE RISK MANAGEMENT The objective of the company's interest rate risk management program is to minimize the total cost of debt. To meet this objective the company uses risk-reducing and risk-adjusting strategies. Interest rate forward contracts were used in 1993 to reduce the debt issuance risks associated with interest rate fluctuations. Interest rate swaps are used to adjust the risks of the debt portfolio on a consolidated basis by varying the ratio of fixed- to floating-rate debt. The market value of the debt portfolio and its risk-adjusting derivative instruments are monitored and compared to predetermined benchmarks to evaluate the effectiveness of the risk management program.

         In 1993, the company refinanced $2.7 billion of callable debt with new, lower-cost fixed-rate debt. The company achieved an annual interest expense reduction of approximately $35 as a result of this refinancing. In conjunction with the refinancing, the company executed forward contracts to sell U.S. Treasury securities to reduce debt issuance risks and to lock in the cost of $1.5 billion of the future debt issue. At December 31, 1994, deferred credits of $8 and deferred charges of $51 on closed interest rate forward contracts are included as part of the carrying value of the underlying debt. The deferred credits and charges are being recognized as a yield adjustment over the life of the debt, which matures at various dates through 2043. The net deferred charge is directly offset by the lower coupon rate achieved on the new debt.

         Notional amounts on interest rate swaps outstanding at December 31, 1994, were $1.6 billion with various maturities that extend to 2004. The estimated effect of the company's interest rate derivative transactions was to adjust the level of fixed-rate debt from 73.1 percent to 81.5 percent of the total debt portfolio (including continuing and discontinued operations).

FOREIGN EXCHANGE RISK MANAGEMENT The company has entered into forward and combination option contracts to manage the market risks associated with fluctuations in foreign exchange rates after considering offsetting foreign exposures among international operations. The use of forward and option contracts allows the company to fix or cap the cost of firm foreign investment commitments in countries with freely convertible currencies. The market values of the foreign exchange positions, including the hedging instruments, are continuously monitored and compared to predetermined levels of acceptable risk.

         Notional amounts of forward and combination option contracts in British pounds outstanding at December 31, 1994, were $170, with maturities within one year. Cumulative deferred credits and charges associated with forward and option contracts of $7 and $25, respectively, are recorded in common shareowners' equity at December 31, 1994.

         At December 31, 1994, the company also had a British pound-denominated receivable from a wholly owned subsidiary in the translated principal amount of $48 that is subject to foreign exchange risk. This position is hedged in 1995.





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------

                RESULTS OF OPERATIONS - 1993 COMPARED WITH 1992

- ----------------------------------------------------------------------------------------------------
                                                                                           Increase
                                                                  1993(1)       1992      (Decrease)
                                                              --------------------------------------
Income from continuing operations                               $     476      $ 1,076     $   (600)
Income (loss) from discontinued operations                            (82)         103         (185)
Extraordinary items:
   Discontinuance of SFAS No. 71, net
    of tax                                                         (3,123)           -       (3,123)
   Early extinguishment of debt, net of tax                           (77)           -          (77)
Cumulative effect of change in accounting principles                    -       (1,793)       1,793
                                                              --------------------------------------
Net loss                                                        $  (2,806)     $  (614)    $ (2,192)
- ----------------------------------------------------------------------------------------------------
Earnings per common share from continuing
 operations                                                         $1.13      $  2.61     $  (1.48)
Earnings (loss) per common share from
 discontinued operations                                             (.19)         .25         (.44)
Extraordinary items:
   Discontinuance of SFAS No. 71                                    (7.45)           -        (7.45)
   Early extinguishment of debt                                      (.18)           -         (.18)
Cumulative effect of change in accounting principles                 -           (4.35)        4.35
                                                              --------------------------------------
Loss per common share                                           $   (6.69)     $ (1.49)    $  (5.20)
- ----------------------------------------------------------------------------------------------------

(1) 1993 income from continuing operations was reduced by $610, or $1.46 per share, for a restructuring charge, and $54, or $.13 per share, for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates.

 In 1993, income from continuing operations was $476, including the items in note (1) to the table above. Excluding these one-time effects, 1993 income from continuing operations and related earnings per share were $1,140 and $2.72, respectively. As normalized, 1993 income from continuing operations increased $64, or 6.0 percent, over 1992 and related earnings per share increased $.11, or 4.2 percent. The increase was primarily attributable to improvements in telephone, domestic cellular and publishing operations, and lower financing costs, partially offset by increased losses associated with developing businesses.

         During 1993, the U S WEST board of directors approved a plan to dispose of the Capital Assets segment, which includes activities related to financial services, financial guarantee insurance operations and real estate. The Capital Assets segment has been accounted for as discontinued operations in accordance with Accounting Principles Board Opinion No. 30, which provides for the reporting of the operating results of discontinued operations separately from continuing operations. The company recorded a provision of $100 (after tax), or $.24 per share, for the estimated loss on disposal of the discontinued operations and an additional provision of $20 to reflect the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. Income from discontinued operations to June 1, 1993, was $38, net of $15 in income taxes. Income from discontinued operations subsequent to June 1, 1993, is being deferred and was included within the provision for loss on disposal of the Capital Assets segment.





                                    U S WEST

                                    1 9 9 4

                              --------------------

         An extraordinary, non-cash charge of $3.1 billion (after tax) was incurred in conjunction with U S WEST's decision to discontinue accounting for the operations of USWC in accordance with SFAS No. 71. SFAS No. 71 generally applies to regulated companies that meet certain requirements, including a requirement that a company be able to recover its costs, competition notwithstanding, by charging its customers at prices established by its regulators. U S WEST's decision to discontinue the application of SFAS No. 71 was based on the belief that competition, market conditions and technological advances, more than prices established by regulators, will determine the future cost recovery by USWC. As a result of this change, the remaining asset lives of USWC's telephone plant were shortened to more closely reflect the useful (economic) lives of such plant. USWC's accounting and reporting for regulatory purposes were not affected by the change.

         During 1993, USWC refinanced long-term debt issues aggregating $2.7 billion in principal amount. These refinancings allowed the company to take advantage of favorable interest rates. Extraordinary costs associated with the redemptions reduced 1993 income by $77 (after tax).

         The accounting change in 1992 relates to two accounting standards issued by the Financial Accounting Standards Board. The first is SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," which mandates that employers reflect in their current expenses an accrual for the cost of providing retirement medical and life insurance benefits to current and future retirees. Prior to 1992, U S WEST, like most corporations, recognized these costs as they were paid. U S WEST also adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires that employers accrue for the estimated costs of benefits, such as workers' compensation and disability, provided to former or inactive employees who are not eligible for retirement. Adoption of SFAS Nos. 106 and 112 resulted in a one-time, non-cash charge against 1992 earnings of $1,793, net of tax, including $53 related to SFAS No. 112.

         Revenue growth and continued cost controls in 1993 resulted in a 6.7 percent increase in EBITDA, excluding the effects of the 1993 restructuring charge.





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------

Income from Continuing Operations - Base and Developing Businesses

- --------------------------------------------------------------------------------------------------------------
                                                          Percent                                 Increase
                                                         Ownership     1993 (1)     1992 (2)      (Decrease)
                                                        ------------------------------------------------------
BASE BUSINESSES:
  U S WEST Communications Inc.                               100       $ 435            $950        $ (515)
  Publishing and other                                       100         180             207           (27)
                                                                       ---------------------------------------
Total base                                                               615           1,157          (542)
                                                                       ---------------------------------------
DEVELOPING BUSINESSES:
  Consolidated:
    Domestic wireless                                        100         (46)            (17)          (29)
  Unconsolidated equity investments:
    Time Warner Entertainment L.P. (2)                      25.5         (19)              -           (19)
    TeleWest Communications plc                             50.0         (21)            (13)           (8)
    Mercury One-2-One                                       50.0         (22)             (9)          (13)
  Other (3)                                                              (31)            (42)           11
                                                                       ---------------------------------------
Total developing                                                        (139)            (81)          (58)
                                                                       ---------------------------------------
Income from continuing operations                                      $ 476          $1,076        $ (600)
- --------------------------------------------------------------------------------------------------------------

(1) 1993 income from continuing operations was reduced by $610 for a restructuring charge, and $54 for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates.

(2) Percent ownership represents pro-rata priority capital and residual equity interests.

(3) Includes divisional expenses associated with developing businesses.

During 1993, income from the company's base operations increased to $1,237, excluding the effects of the 1993 restructuring charge and the cumulative effect in 1993 of the increase in income tax rates. This represents an increase of $80, or 6.9 percent, over 1992. The increase is attributable to higher demand for telephone services, including the effects of growth in access lines, and continued cost controls, partially offset by lower prices.

         The loss from developing businesses increased as a result of the company's 1993 TWE investment and higher losses associated with international ventures.





                                    U S WEST

                                    1 9 9 4

                              --------------------


SALES AND OTHER REVENUES

- ---------------------------------------------------------------------------------------------------------------------
                                                                                         Increase (Decrease)
                                                                                       ------------------------
                                                        1993          1992               $               %
                                                      ---------------------------------------------------------------
BASE BUSINESSES:
  USWC operations:
    Local service                                       $3,829        $3,674            $155             4.2
    Access charges - interstate                          2,147         2,047             100             4.9
    Access charges - intrastate                            682           673               9             1.3
    Long-distance network
     service                                             1,442         1,420              22             1.5
    Other services                                         556           510              46             9.0
                                                      ---------------------------------------------------------------
  Total USWC                                             8,656         8,324             332             4.0
  Publishing and other                                   1,070         1,092             (22)           (2.0)
                                                      ---------------------------------------------------------------
Total base                                               9,726         9,416             310             3.3
                                                      ---------------------------------------------------------------
DEVELOPING BUSINESSES: (1)
  Domestic wireless                                        561           407             154            37.8
  International directories                                  7             -               7               -
                                                      ---------------------------------------------------------------
Total developing                                           568           407             161            39.6
                                                      ---------------------------------------------------------------
Total revenues                                         $10,294        $9,823            $471             4.8
- ---------------------------------------------------------------------------------------------------------------------

(1) Includes consolidated subsidiaries. All other developing businesses are accounted for using the equity method.

An analysis of the change in USWC's revenues follows:

LOCAL SERVICE

- ----------------------------------------------------------------------------------------------------------------------
                                                                                                           Increase
    Price                                                     Refund                                    --------------
    Changes                                                   Activity      Demand          Other         $        %
- ----------------------------------------------------------------------------------------------------------------------
    $(6)                                                      $(11)         $176            $(4)          $155    4.2
- ----------------------------------------------------------------------------------------------------------------------

         The increase in local service revenues was primarily attributable to access line growth of 3.7 percent in 1993.

INTERSTATE ACCESS CHARGES

- ----------------------------------------------------------------------------------------------------------------------
                                                                                                           Increase
   Price                                                      Refund                                   ---------------
  Changes                                                     Activity      Demand          Other         $         %
- ----------------------------------------------------------------------------------------------------------------------
    $(71)                                                     $6            $175            $(10)         $100    4.9
- ----------------------------------------------------------------------------------------------------------------------

         Increased demand for interstate services, as evidenced by an increase of 8.5 percent in interstate billed access minutes of use, more than offset the effects of price decreases. USWC reduced its annual interstate access prices by approximately $60, effective July 1, 1993, in addition to $90, effective July 1, 1992, primarily due to FCC-mandated changes that resulted in a cost shift to intrastate jurisdictions.

INTRASTATE ACCESS CHARGES

- ----------------------------------------------------------------------------------------------------------------------
                                                                                                            Increase
    Price                                                     Refund                                     -------------
    Changes                                                   Activity      Demand          Other         $        %
- ----------------------------------------------------------------------------------------------------------------------
    $(18)                                                     $8            $19             -             $9      1.3
- ----------------------------------------------------------------------------------------------------------------------

         Intrastate access charges increased primarily as a result of increased demand and lower refunds, largely offset by the effects of price decreases.





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------

LONG-DISTANCE NETWORK SERVICE

- ----------------------------------------------------------------------------------------------------------------------
                                                                                                          Increase
    Price                                                     Refund                                    --------------
    Changes                                                   Activity      Demand          Other         $       %
- ----------------------------------------------------------------------------------------------------------------------
    $(7)                                                      $(1)          $31             $(1)          $22    1.5
- ----------------------------------------------------------------------------------------------------------------------

         The increase in long-distance network service revenues reflects business growth, partially offset by the impacts of competition, particularly in Wide Area Telephone Service and "800" services, and price decreases.

OTHER SERVICES   Other services revenues increased 9.0 percent in 1993 due to increased revenue from billing and collection services and continued market penetration in voice messaging services.

PUBLISHING AND OTHER

- -----------------------------------------------------------------------------------------------------------
                                                                                              Decrease
                                                                                       --------------------
                                                          1993          1992             $             %
                                                        ---------------------------------------------------
Publishing                                                $949          $949               -             -
Other - net                                                121           143           $(22)         (15.4)
                                                        ---------------------------------------------------
Total                                                   $1,070        $1,092           $(22)          (2.0)
- -----------------------------------------------------------------------------------------------------------

         Revenue for the entire publishing and other group was reduced by approximately $86 in 1993 due to the sale of certain publishing and telephone equipment distribution operations. Revenues from ongoing operations increased $64, or 5.9 percent, primarily as a result of price increases related to publishing activities. Volume of Yellow Pages directory advertising was essentially flat in 1993.

DEVELOPING BUSINESSES

- -------------------------------------------------------------------------------------------------------------
                                                                                              Increase
                                                                                        ---------------------
                                                           1993          1992              $              %
                                                          ---------------------------------------------------
Domestic wireless                                         $561          $407            $154            37.8
International directories                                    7             -               7               -
- -------------------------------------------------------------------------------------------------------------

         Domestic wireless revenues increased as a result of an expanded cellular customer base, which grew by 45 percent during 1993. This growth reflects increased penetration and a migration to the retail distribution channel. Average cellular revenue declined by 5.6 percent to approximately $76 per customer, per month. Revenue from international directories reflects the 1993 start up of U S WEST Polska, a publisher of directories in Poland.

COSTS AND EXPENSES

- ----------------------------------------------------------------------------------------------------------------
                                                                                         Increase (Decrease)
                                                                                       -------------------------
                                                         1993          1992             $                %
                                                        --------------------------------------------------------
Employee-related expenses                               $3,584        $3,487             $97             2.8
Other operating expenses                                 2,065         1,995              70             3.5
Taxes other than income taxes                              417           378              39            10.3
Depreciation and amortization                            1,955         1,881              74             3.9
Restructuring charge                                     1,000             -           1,000             -
Interest expense                                           439           453            (14)            (3.1)
Equity losses in
  unconsolidated ventures                                   74            43              31            72.1
Other income (expense) - net                               (15)          (17)             (2)          (11.8)
- ----------------------------------------------------------------------------------------------------------------

Employee-related expenses at USWC increased by $41, or 1.4 percent, over 1992. This increase was attributable to basic wage increases, increased overtime costs (affected by flood damage in the midwestern states) and costs incurred for temporary employees in conjunction with customer service initiatives. These factors were partially offset by the effects of work-force reductions, primarily in conjunction with the company's 1991 restructuring plan. During 1993, USWC reduced its employee level by 2,755 employees. The work-force reductions and the company's emphasis on health-care cost containment through managed care and other programs, and earnings on the amounts funded for postretirement benefit costs, resulted in a decline in health-care costs of approximately $25 in 1993. Growth in the company's domestic wireless business also contributed to the increase in employee-related expenses.

         Other operating expenses increased by $56, or 3.5 percent, at USWC as a result of higher network software costs and increased advertising expenses. Higher marketing costs related to an expanding domestic cellular subscriber base also contributed to the increase in other operating expenses, partially offset by lower expenses due to the sale of certain publishing and telephone equipment distribution operations.





                                    U S WEST

                                    1 9 9 4

                              --------------------

         Taxes other than income taxes increased due in part to adjustments made in 1992 for resolution of certain longstanding appeals.

         Depreciation and amortization expense increased $71, or 4.1 percent, at USWC as a result of a higher depreciable asset base and increased rates of depreciation. These effects were partially offset by the completion of depreciation reserve deficiency amortization programs in several jurisdictions.

         Interest expense decreased principally due to the effects of lower interest rates, partially offset by increased debt of approximately $1.8 billion used to fund new initiatives, including the investment in TWE. U S WEST's average borrowing cost decreased to 6.7 percent in 1993, from 7.7 percent in 1992.

         Equity losses associated with developing businesses increased to $74, compared with $43 in 1992. The increase in these losses is primarily due to new investments in 1993, including the company's investment in Mercury One-2-One.

PROVISION FOR INCOME TAXES

- -----------------------------------------------------------------------------------------------------------------
                                                                                              Decrease
                                                                                       --------------------------
                                                          1993          1992            $                 %
                                                         --------------------------------------------------------
Provision for income taxes                                $269          $493          $(224)              (45.4)
Effective tax rate                                        36.1%         31.4%             -                   -
- -----------------------------------------------------------------------------------------------------------------

         The increase in the effective tax rate resulted primarily from the $54 cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates and the effects of discontinuing SFAS No. 71, partially offset by the tax effects of the restructuring charge.

         Please refer to "Results of Operations - 1994 Compared with 1993" for a discussion of the 1993 restructuring charge.

DISCONTINUED OPERATIONS During 1993, U S WEST sold $2.0 billion of finance receivables and the business of US WEST Financial Services to NationsBank Corporation. The sales price was in line with the company's estimate. Proceeds from the sale of $2.1 billion were used to repay related debt.

         During 1993, U S WEST Real Estate Inc. sold five properties for proceeds of approximately $66.

LIQUIDITY AND CAPITAL RESOURCES Cash provided by operating activities decreased by $35 over 1992, primarily due to a $200 increase in postretirement benefit funding, partially offset by an income tax refund in 1992 of approximately $125, and growth in base businesses.

         Debt increased by approximately $1.8 billion compared with 1992 (including $1.2 billion of short-term debt), principally as a result of the company's investment in TWE. During 1993, U S WEST refinanced debt issues aggregating $2.7 billion in principal amount. This refinancing has reduced interest expense by approximately $35 annually. During 1992, U S WEST called for early redemption of six debt issues aggregating $747 in principal amount.

         Debt related to discontinued operations decreased by approximately $1.9 billion in 1993. The decrease was related to the 1993 sale of the assets and the business of U S WEST Financial Services to NationsBank.

         Total capital expenditures associated with continuing operations were $2,441 in 1993 and $2,554 in 1992. Capital expenditures at USWC were $2,182 in 1993 and $2,357 in 1992. The 1993 capital expenditures of USWC were substantially devoted to the continued modernization of telephone plant.

         During fourth quarter 1993, proceeds of $1,020 resulting from the sale of 22 million shares of common stock were used to reduce short-term indebtedness, including indebtedness incurred in conjunction with the TWE investment, and for general corporate purposes.





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------

                                   REPORT OF
                                   MANAGEMENT

The Consolidated Financial Statements of U S WEST have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. The integrity and objectivity of information in these financial statements, including estimates and judgments, are the responsibility of management, as is all other financial information included in this report.

         U S WEST maintains a system of internal accounting controls designed to provide a reasonable assurance as to the integrity and reliability of financial statements, the safeguarding of assets and the prevention and detection of material errors or fraudulent financial reporting. Monitoring of such systems includes an internal audit program designed to assess objectively the effectiveness of internal controls and recommend improvements therein.

         Limitations exist in any system of internal accounting controls based on the recognition that the cost of the system should not exceed the benefits derived. U S WEST believes that the company's system provides reasonable assurance that transactions are executed in accordance with management's general or specific authorizations and is adequate to accomplish the stated objectives.

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

Richard D. McCormick
Chairman and Chief Executive Officer

James M. Osterhoff
Executive Vice President and Chief Financial Officer
January 18, 1995

                                   REPORT OF
                            INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREOWNERS OF U S WEST INC.:

We have audited the accompanying consolidated balance sheets of U S WEST Inc. as of December 31, 1994 and 1993 and the related consolidated statements of operations, cash flows and shareowners' equity for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of U S WEST Inc. as of December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

         As discussed in Note 5 to the Consolidated Financial Statements, the company discontinued accounting for the operations of U S WEST Communications Inc. in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," in 1993. As discussed in Note 14 to the Consolidated Financial Statements, the company changed its method of accounting for postretirement benefits other than pensions and other postemployment benefits in 1992.

Coopers & Lybrand L.L.P.
Denver, Colorado
January 18, 1995





                                    U S WEST

                                    1 9 9 4

                              --------------------


                                 U S WEST INC.

                                      1994

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 DOLLARS IN MILLIONS (EXCEPT PER SHARE AMOUNTS)

- ------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                                    1994          1993          1992
                                                                                       ---------------------------------------------
Sales and other revenues                                                               $ 10,953      $ 10,294     $   9,823
Employee-related expenses                                                                 3,779         3,584         3,487
Other operating expenses                                                                  2,203         2,065         1,995
Taxes other than income taxes                                                               412           417           378
Depreciation and amortization                                                             2,052         1,955         1,881
Restructuring charge                                                                         --         1,000            --
Interest expense                                                                            442           439           453
Equity losses in unconsolidated ventures                                                    121            74            43
Gains on sales of assets:
   Partial sale of joint venture interest                                                   164            --            --
   Rural telephone exchanges                                                                 82            --            --
   Paging assets                                                                             68            --            --
Other income (expense) - net                                                                 25           (15)          (17)
                                                                                       ---------------------------------------------
Income from continuing operations before income taxes                                     2,283           745         1,569
Provision for income taxes                                                                  857           269           493
                                                                                       ---------------------------------------------
Income from continuing operations                                                         1,426           476         1,076

Discontinued operations:
   Estimated loss from June 1, 1993 through disposal, net of tax                             --          (100)           --
   Income tax rate change                                                                    --           (20)           --
   Income, net of tax (to June 1, 1993)                                                      --            38           103
                                                                                       ---------------------------------------------
Income before extraordinary items and cumulative
   effect of change in accounting principles                                              1,426           394         1,179

Extraordinary items:
   Discontinuance of SFAS No. 71, net of tax                                                 --        (3,123)           --
   Early extinguishment of debt, net of tax                                                  --           (77)           --

Cumulative effect of change in accounting principles:
   Transition effect of change in accounting for
      postretirement benefits other than pensions
      and other postemployment benefits, net of tax                                          --            --        (1,793)
                                                                                       ---------------------------------------------
Net income (loss)                                                                      $  1,426      $ (2,806)    $    (614)
                                                                                       ---------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) per common share:
   Continuing operations                                                               $   3.14      $   1.13     $    2.61
   Discontinued operations:
      Estimated loss from June 1, 1993 through disposal                                      --         (0.24)           --
      Income tax rate change                                                                 --         (0.04)           --
      Income (to June 1, 1993)                                                               --          0.09          0.25
   Extraordinary items:
      Discontinuance of SFAS No. 71                                                          --         (7.45)           --
      Early extinguishment of debt                                                           --         (0.18)           --
   Cumulative effect of change in accounting principles                                      --            --         (4.35)
                                                                                       ---------------------------------------------
Earnings (loss) per common share                                                       $   3.14      $  (6.69)    $   (1.49)
                                                                                       ---------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------
Average common shares outstanding (thousands)                                           453,316       419,365       412,518

The accompanying notes are an integral part of the Consolidated Financial Statements.





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------

                          CONSOLIDATED BALANCE SHEETS
                              Dollars in millions


- ------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                                                                1994         1993
                                                                                                        ----------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                                            $    209      $   128
   Accounts and notes receivable, less allowance for
      credit losses of $62 and $54, respectively                                                           1,693        1,570
   Inventories and supplies                                                                                  189          193
   Deferred tax asset                                                                                        352          336
   Prepaid and other                                                                                         323          273
                                                                                                        ----------------------------
Total current assets                                                                                       2,766        2,500

Property, plant and equipment - net                                                                       13,997       13,232

Investment in Time Warner Entertainment                                                                    2,522        2,552
Intangible assets - net                                                                                    1,858          514
Investment in international ventures                                                                         881          477
Net assets of discontinued operations                                                                        302          554
Other assets                                                                                                 878          851
                                                                                                        ----------------------------
Total assets                                                                                            $ 23,204      $20,680
                                                                                                        ----------------------------
- ------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
   Short-term debt                                                                                      $  2,837      $ 1,776
   Accounts payable                                                                                          944          977
   Employee compensation                                                                                     367          386
   Dividends payable                                                                                         251          236
   Current portion of restructuring charges                                                                  337          456
   Other                                                                                                   1,278        1,150
                                                                                                        ----------------------------
Total current liabilities                                                                                  6,014        4,981

Long-term debt                                                                                             5,101        5,423
Postretirement and postemployment benefit obligations                                                      2,502        2,699
Deferred income taxes                                                                                        890          201
Unamortized investment tax credits                                                                           231          280
Deferred credits and other                                                                                 1,033        1,235

Preferred stock subject to mandatory redemption                                                               51           --

Common shareowners' equity:
   Common shares - no par, 2,000,000,000 authorized; 476,880,420 and 448,126,801 issued; 469,343,048 and 441,139,829
      outstanding, respectively                                                                            8,056        6,996
   Cumulative deficit                                                                                       (458)        (857)
   LESOP guarantee                                                                                          (187)        (243)
   Foreign currency translation adjustments                                                                  (29)         (35)
                                                                                                        ----------------------------
Total common shareowners' equity                                                                           7,382        5,861
                                                                                                        ----------------------------
Total liabilities and shareowners' equity                                                               $ 23,204      $20,680
                                                                                                        ----------------------------
- ------------------------------------------------------------------------------------------------------------------------------------
Contingencies (see Note 16 to the Consolidated Financial Statements)
- ------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the Consolidated Financial Statements.





                                    U S WEST

                                    1 9 9 4

                              --------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                              Dollars in millions

- ------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                                    1994          1993          1992
                                                                                       ---------------------------------------------
OPERATING ACTIVITIES
Net income (loss)                                                                      $  1,426      $ (2,806)    $    (614)
Adjustments to net income (loss):
   Discontinuance of SFAS No. 71                                                             --         3,123            --
   Cumulative effect of change in accounting principles                                      --            --         1,793
   Restructuring charge                                                                      --         1,000            --
   Depreciation and amortization                                                          2,052         1,955         1,881
   Gains on sales of assets:
      Partial sale of joint venture interest                                               (164)           --            --
      Rural telephone exchanges                                                             (82)           --            --
      Paging assets                                                                         (68)           --            --
   Equity losses in unconsolidated ventures                                                 121            74            43
   Discontinued operations                                                                   --            82          (103)
   Deferred income taxes and amortization of investment tax credits                         373          (225)            4
Changes in operating assets and liabilities:
   Restructuring payments                                                                  (289)         (120)          (98)
   Accounts and notes receivable                                                           (104)          (90)           44
   Inventories, supplies and other                                                          (81)          (56)          (24)
   Accounts payable and accrued liabilities                                                 (10)          238           133
Other - net                                                                                  67            47           198
                                                                                       ---------------------------------------------
Cash provided by operating activities                                                     3,241         3,222         3,257
- ------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Expenditures for property, plant and equipment                                           (2,597)       (2,449)       (2,250)
Investment in Time Warner Entertainment                                                      --        (1,557)           --
Investment in Atlanta Cable Properties                                                     (745)           --            --
Investment in international ventures                                                       (350)         (230)         (173)
Proceeds from disposals of property, plant and equipment                                     96            45            75
Proceeds from sale of paging assets                                                         143            --            --
Other - net                                                                                (119)          (10)           91
                                                                                       ---------------------------------------------
Cash (used for) investing activities                                                     (3,572)       (4,201)       (2,257)
- ------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net proceeds from short-term debt                                                         1,280           687            25
Proceeds from issuance of long-term debt                                                    251         2,282           344
Repayments of long-term debt                                                               (526)       (2,969)         (770)
Dividends paid on common stock                                                             (886)         (812)         (796)
Proceeds from issuance of common stock                                                      364         1,150            92
Proceeds from issuance of preferred stock                                                    50            --            --
Purchase of treasury stock                                                                  (20)           --            --
                                                                                       ---------------------------------------------
Cash provided by (used for) financing activities                                            513           338        (1,105)
- ------------------------------------------------------------------------------------------------------------------------------------
Cash provided by (used for) continuing operations                                           182          (641)         (105)

Cash (to) from discontinued operations                                                     (101)          610          (237)
- ------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS
Increase (decrease)                                                                          81           (31)         (342)
Beginning balance                                                                           128           159           501
                                                                                       ---------------------------------------------
Ending balance                                                                         $    209      $    128     $     159
                                                                                       ---------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the Consolidated Financial Statements.





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------

                 CONSOLIDATED STATEMENTS OF SHAREOWNERS' EQUITY
                              Dollars in millions



- ------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                                       1994          1993         1992
                                                                                        --------------------------------------------
COMMON SHARES
   Beginning balance                                                                    $    6,996   $     5,770   $    5,607
   Issuance of common stock                                                                    694         1,224          144
   Settlement of litigation                                                                    210            --           --
   Benefit trust contribution (OPEB)                                                           185            --            -
   (Purchase) issuance of treasury stock                                                       (20)            6           20
   Other                                                                                        (9)           (4)          (1)
                                                                                        --------------------------------------------
   Ending balance                                                                            8,056         6,996        5,770
- ------------------------------------------------------------------------------------------------------------------------------------
(CUMULATIVE DEFICIT) RETAINED EARNINGS
   Beginning balance                                                                          (857)        2,826        4,316
   Net income (loss)                                                                         1,426        (2,806)        (614)
   Dividends declared ($2.14, $2.14 and $2.12 per share, respectively)                        (980)         (905)        (876)
   Market value adjustment for securities                                                      (64)           35           --
   Other                                                                                        17            (7)          --
                                                                                        --------------------------------------------
   Ending balance                                                                             (458)         (857)       2,826
- ------------------------------------------------------------------------------------------------------------------------------------
LESOP GUARANTEE
   Beginning balance                                                                          (243)         (294)        (342)
   Activity                                                                                     56            51           48

   Ending balance                                                                             (187)         (243)        (294)
- ------------------------------------------------------------------------------------------------------------------------------------
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS
   Beginning balance                                                                           (35)          (34)           7
   Activity                                                                                      6            (1)         (41)
                                                                                        --------------------------------------------
   Ending balance                                                                              (29)          (35)         (34)
- ------------------------------------------------------------------------------------------------------------------------------------
TOTAL COMMON SHAREOWNERS' EQUITY                                                        $    7,382   $     5,861   $    8,268
                                                                                        ============================================
COMMON SHARES AUTHORIZED AT DECEMBER 31 (THOUSANDS)                                      2,000,000     2,000,000    2,000,000
- ------------------------------------------------------------------------------------------------------------------------------------
COMMON SHARES OUTSTANDING (THOUSANDS)
   Beginning balance                                                                       441,140       414,462      409,936
   Issuance of common stock                                                                 18,647        26,516        3,948
   Settlement of litigation                                                                  5,506            --           --
   Benefit trust contribution (OPEB)                                                         4,600            --           --
   (Purchase) issuance of treasury stock                                                      (550)          162          578
                                                                                        --------------------------------------------
   Ending balance                                                                          469,343       441,140      414,462
                                                                                        --------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the Consolidated Financial Statements.





                                    U S WEST

                                    1 9 9 4

                              --------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992 (DOLLARS IN MILLIONS,
                           EXCEPT PER SHARE AMOUNTS)

                                       1
              NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
- --------------------------------------------------------------------------------

BASIS OF PRESENTATION: The Consolidated Financial Statements include the accounts of U S WEST Inc. ("U S WEST" or "company") and its majority-owned subsidiaries, except for discontinued operations as discussed in Note 17 to the Consolidated Financial Statements. All significant intercompany amounts and transactions have been eliminated. Investments in less than majority-owned ventures are accounted for using the equity method.

         In the third quarter of 1993, U S WEST discontinued accounting for its regulated telephone operations, hereafter referred to as U S WEST
Communications ("USWC"), under Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." (See Note 5 to the Consolidated Financial Statements.)

         U S WEST operates in one industry segment (Communications and Related Services) as defined in SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." The company's Capital Assets segment has been discontinued.

         The largest volume of the company's services are provided to AT&T. During 1994, 1993 and 1992, revenues related to those services provided to AT&T were $1,130, $1,160 and $1,203, respectively. Related accounts receivable at December 31, 1994 and 1993 totaled $98 and $97, respectively.

         Certain reclassifications within the Consolidated Financial Statements have been made to conform to the current year presentation.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include highly liquid investments with original maturities of three months or less that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates.

INVENTORIES AND SUPPLIES: New and reusable materials of USWC are carried at average cost, except for significant individual items that are valued based on specific costs. Non-reusable material is carried at its estimated salvage value. Inventories of U S WEST's non-telephone operations are carried at the lower of cost or market on a first-in, first-out basis.

PROPERTY, PLANT AND EQUIPMENT: The investment in property, plant and equipment is carried at cost, less accumulated depreciation. Additions, replacements and substantial betterments are capitalized. Costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred.

         USWC's provision for depreciation of property, plant and equipment is based on various straight-line group methods using remaining useful (economic) lives based on industrywide studies. Prior to discontinuing SFAS No. 71, depreciation was based on lives specified by regulators. (See Note 5 to the Consolidated Financial Statements.) When the depreciable property, plant and equipment of USWC is retired or sold, the original cost less the net salvage value is generally charged to accumulated depreciation.

         The non-telephone operations of U S WEST provide for depreciation using the straight-line method. When such depreciable property, plant and equipment is retired or sold, the resulting gain or loss is recognized currently as an element of other income.

         Depreciation expense was $2,029, $1,941 and $1,857 in 1994, 1993 and 1992, respectively.

         Interest related to qualifying construction projects is capitalized and is reflected as a reduction of interest expense. At USWC, prior to discontinuing SFAS No. 71, capitalized interest was included as an element of other income. Amounts capitalized by U S WEST were $44, $20 and $29 in 1994, 1993 and 1992, respectively.

INTANGIBLE ASSETS: The costs of identified intangible assets and goodwill are amortized by the straight-line method over periods ranging from five to 40 years. These assets are evaluated, with other related assets, for impairment using a discounted cash flow methodology. Amortization expense was $23, $14 and $24 in 1994, 1993 and 1992, respectively.

FOREIGN CURRENCY TRANSLATION: For international investments, assets and liabilities are translated at year-end exchange rates, and income statement items are translated at average exchange rates for the year. Resulting translation adjustments are recorded as a separate component of common shareowners' equity.





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------

REVENUE RECOGNITION: Local telephone service, cellular access and cable television revenues are generally billed monthly, in advance, and revenues are recognized the following month when services are provided. Revenues derived from other telephone services, including exchange access, long-distance and cellular airtime usage, are billed and recorded monthly as services are provided.

         Directory advertising revenues and related directory costs are generally deferred and recognized over the period during which directories are utilized, normally 12 months. The balance of deferred directory costs included in prepaid and other is $217 and $197 at December 31, 1994 and 1993, respectively.

FINANCIAL INSTRUMENTS: Net interest income or expense on interest rate swaps is recognized over the life of the swaps as an adjustment to interest expense. Gains and losses on forward contracts, designated as hedges of interest rate exposure on debt refinancings, are deferred and recognized as an adjustment to interest expense over the life of the underlying debt. Gains and losses on foreign exchange forward, option, and combination option contracts, designated as hedges, are included in common shareowners' equity and recognized in income on sale of the investment.

COMPUTER SOFTWARE: The cost of computer software, whether purchased or developed internally, is charged to expense with two exceptions. Initial operating systems software is capitalized and amortized over the life of the related hardware, and initial network applications software is capitalized and amortized over three years. Subsequent upgrades to capitalized software are expensed. Capitalized computer software of $146 and $148 at December 31, 1994 and 1993, respectively, is recorded in property, plant and equipment. The company amortized capitalized computer software costs of $86, $51 and $24, in 1994, 1993 and 1992, respectively.

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

         For financial statement purposes, investment tax credits of USWC are being amortized over the economic lives of the related property, plant and equipment in accordance with the deferred method of accounting for such credits.

EARNINGS (LOSS) PER COMMON SHARE: Earnings (loss) per common share are computed on the basis of the weighted average number of shares of common stock outstanding during each year.

                                       2
                NOTE 2: ACQUISITION OF ATLANTA CABLE PROPERTIES
- --------------------------------------------------------------------------------

On December 6, 1994, U S WEST acquired the stock of Wometco Cable Corp. and subsidiaries, and the assets of Georgia Cable Holdings Limited Partnership and subsidiary partnerships (the "Atlanta Cable Properties"), for cash of $745 and 12,779,206 U S WEST common shares valued at $459, for a total purchase price of approximately $1.2 billion. The Atlanta Cable Properties' results of operations have been included in the consolidated results of operations since the date of acquisition.

         The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets acquired (primarily identified intangibles) based on their estimated fair values.

         The identified intangibles and goodwill are being amortized on a straight-line basis over 25 years.

         Following are summarized, consolidated, unaudited, pro forma results of operations for U S WEST for the years ended December 31, 1994 and 1993, assuming the acquisition occurred as of the beginning of the respective periods:

- --------------------------------------------------------------
Year Ended December 31,                   1994          1993
                                       -----------------------
Revenue                                $11,148       $10,494
Net income (loss)                        1,415        (2,817)
Earnings (loss) per common share          3.04         (6.52)
- --------------------------------------------------------------





                                    U S WEST

                                    1 9 9 4

                              --------------------

                                       3
                NOTE 3: INVESTMENT IN TIME WARNER ENTERTAINMENT
- --------------------------------------------------------------------------------

On September 15, 1993, U S WEST acquired 25.51 percent pro-rata priority capital and residual equity interests ("equity interests") in Time Warner Entertainment Company L.P. ("TWE") for an aggregate purchase price of $2.553 billion, consisting of $1.532 billion in cash and $1.021 billion in the form of a four-year promissory note bearing interest at a rate of 4.391 percent per annum. TWE owns and operates substantially all of the entertainment assets previously owned by Time Warner Inc., consisting primarily of its filmed entertainment, programming-HBO and cable businesses. As a result of U S WEST's admission to the partnership, certain wholly owned subsidiaries of Time Warner Inc. ("General Partners") and subsidiaries of Toshiba Corporation and ITOCHU Corporation hold equity interests of 63.27, 5.61 and 5.61 percent, respectively. In connection with the TWE investment, the company acquired 12.75 percent of the common stock of Time Warner Entertainment Japan Inc., a joint venture company established to expand and develop the market for entertainment services in Japan.

         The company has an option to increase its equity interests in TWE from
25.51 up to 31.84 percent depending on cable operating performance, as defined in the TWE Partnership Agreement. The option is exercisable, in whole or part, between January 1, 1999, and May 31, 2005, for an aggregate cash exercise price of $1.25 billion to $1.8 billion, depending on the year of exercise. Either TWE or U S WEST may elect that the exercise price for the option be paid with partnership interests rather than cash.

         Pursuant to the TWE Partnership Agreement and U S WEST Admission Agreement, there are six levels of capital. From the most to least senior, the capital accounts are: senior preferred (held by the General Partners); A preferred (held pro rata by all partners); B, C and D preferreds (all held by the General Partners); and common (residual equity interests held pro rata by all partners). Of the $2.553 billion contributed by U S WEST, $1.658 billion represents A preferred capital and $895 represents common capital. The TWE Partnership Agreement provides for special allocations of income and distributions of partnership capital, which are based on the fair value of assets contributed to the partnership. Partnership income, to the extent earned, is allocated as follows: (1) to the partners so that the economic burden of the income tax consequences of partnership operations is borne as though the partnership was taxed as a corporation ("special tax income"); (2) to the partners' preferred capital accounts in order of priority shown above, at various rates of return ranging from 8 percent to 13.25 percent; and (3) to the partners' common capital according to their residual partnership interests. To the extent partnership income is insufficient to satisfy all special allocations in a particular accounting period, the unearned portion is carried over until satisfied out of future partnership income. Partnership losses generally will be allocated in reverse order, first to eliminate prior allocations of partnership income, except senior preferred and special tax income, next to reduce initial capital amounts, other than senior preferred, then to reduce the senior preferred account and finally, to eliminate special tax income. Also, the senior preferred is scheduled to be distributed in three annual installments beginning July 1, 1997. The value of the C and D preferreds will be determined at future dates and is dependent on achieving certain operating targets between 1992 and 2001.

         Beginning July 1, 1994, the TWE Partnership Agreement generally permits cash distributions to the partners to pay applicable taxes on their allocable taxable income from TWE. In addition, beginning July 1, 1995, and subject to restricted payment limitations and availability under the applicable financial ratios contained in the TWE Credit Agreement, distributions other than tax-related distributions also are permitted. For other than distributions related to taxes or the senior preferred, the TWE Partnership Agreement requires certain cash distribution thresholds be met to the limited partners before the General Partners receive their full share of distributions. No cash distributions were made to U S WEST in 1994.

         The company accounts for its investment in TWE under the equity method of accounting. The excess of fair market value over the book value of total partnership net assets implied by the company's investment is $5.7 billion. This excess is being amortized on a straight-line basis over 25 years. The company's recorded share of TWE operating results represents allocated TWE net income or loss adjusted for the amortization of the excess of fair market value over the book value of the partnership net assets. As a result of this amortization and the special income allocations described above, U S WEST's recorded pretax share of TWE's 1994 and 1993 operating results was ($18) and ($20), respectively.

         As consideration for its expertise and participation in the cable operations of TWE, the company earns a management fee of $130 over five years, which is payable over a four-year period beginning in 1995. Management fees of $26 and $8 were recorded to other income in 1994 and 1993, respectively.





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------


Summarized financial information for TWE is presented below:

- --------------------------------------------------------------
Year Ended December 31,
Summarized Operating Results              1994          1993
                                       -----------------------
Revenue                                $ 8,460       $ 7,946
Operating expenses (1)                   7,612         7,063
Interest and other expense, net (2)        647           611
                                       -----------------------
Income before income taxes
  and extraordinary item                   201           272
Income before extraordinary item           161           208
                                       -----------------------
Net income                             $   161       $   198
                                       -----------------------
- --------------------------------------------------------------

(1) Includes depreciation and amortization of $943 and $902 in 1994 and 1993, respectively.
(2) Includes corporate services of $60 in 1994 and 1993.


- --------------------------------------------------------------
December 31,
Summarized Financial Position             1994          1993
                                       -----------------------
Current assets                         $ 3,573       $ 3,745
Non-current assets                      15,089        14,218
Current liabilities                      2,857         2,265
Non-current liabilities                  7,909         8,162
Senior preferred capital                 1,663         1,536
Partners' capital                        6,233         6,000
- --------------------------------------------------------------

In early 1995, Time Warner Inc. announced its intention to simplify its corporate structure by establishing a separate, self- financing enterprise to house its cable and telecommunications properties. Any change in the structure of TWE would require the approval of U S WEST and its TWE partners.


                                       4
                         NOTE 4: RESTRUCTURING CHARGES
- --------------------------------------------------------------------------------

         The company's 1993 results reflect a $1 billion restructuring charge (pretax). The restructuring charge includes only the specific, incremental and direct costs that can be estimated with reasonable accuracy and are clearly identifiable with the related plan. The related restructuring plan (the "Plan") is designed to provide faster, more responsive customer services, while reducing the costs of providing these services. As part of the Plan, the company is developing new systems that will enable it to monitor networks to reduce the risk of service interruptions, activate telephone service on demand, provide automated inventory systems and centralize its service centers so customers can have their telecommunications needs met with one phone call. The company is consolidating its existing 560 customer service centers centers into 26 centers in 10 cities and reducing its total work force by approximately 9,000 employees (including the remaining employee reductions associated with the restructuring plan announced in 1991). The Plan provides for the reduction of 2,450 management and 6,550 occupational employees.

         Following is a schedule of the costs included in the 1993 restructuring charge:

- --------------------------------------------------------------
Employee separation                                  $   230
Systems development                                      400
Real estate                                              130
Relocation                                               110
Retraining and other                                      65
Asset write-down                                          65
                                                     ---------
Total                                                $ 1,000
- --------------------------------------------------------------

         Employee separation costs include severance payments, health-care coverage and postemployment education benefits. Systems development costs include the replacement of existing, single-purpose systems with new systems designed to provide integrated, end-to-end customer service. The work-force reductions would not be possible without the development and installation of the new systems, which will eliminate the current, labor-intensive interfaces between existing processes. Real estate costs include preparation costs for the new service centers. The relocation and retraining costs are related to moving employees to the new service centers and retraining employees on the methods and systems required in the new, restructured mode of operation.

         During 1994, 497 management and 1,683 occupational employees left the company under the Plan. The following table shows amounts charged to the restructuring reserve:

- --------------------------------------------------------------
                                                     Amount
                                                     ---------
Employee separation (1)                              $    75
Systems development                                      127
Real estate                                               50
Relocation                                                21
Retraining and other                                      16
                                                     ---------
1994 restructuring reserve activity                  $   289
                                                     ---------
- --------------------------------------------------------------

(1) Includes $56 associated with work-force reductions under the 1991 restructuring plan.

         The company's 1991 restructuring plan included a pretax charge of $364 due to planned work-force reductions and the write-off of certain intangible and other assets. The portion of the 1991 restructuring charge related to work-force reductions was $240, and covered approximately 6,000 employees. The balance of the unused reserve associated with work-force reductions at December 31, 1993, was $56. All expenditures and work-force reductions under the 1991 plan were completed by the end of 1994.





                                    U S WEST

                                    1 9 9 4

                              --------------------


                                       5
                     NOTE 5: PROPERTY, PLANT AND EQUIPMENT
- --------------------------------------------------------------------------------

The composition of property, plant and equipment follows:

- --------------------------------------------------------------
December 31,                              1994          1993
                                      ------------------------
Land and buildings                    $  2,604      $  2,521
Telephone network equipment
  and outside plant                     23,519        22,479
General purpose computer and other       4,157         3,569
Construction in progress                   734           592
                                      ------------------------
                                        31,014        29,161
                                      ------------------------
Less accumulated depreciation:
  Buildings                                698           656
  Telephone network equipment
   and outside plant                    14,175        13,389
  General purpose computer and other     2,144         1,884
                                      ------------------------
                                        17,017        15,929
                                      ------------------------
Property, plant and equipment - net   $ 13,997      $ 13,232
                                      ------------------------
- --------------------------------------------------------------

         In 1994, USWC sold certain rural telephone exchanges with a cost basis of $122. The company received consideration for the sales of $93 in cash and $81 in replacement property. The company will receive an additional $30 of replacement property in 1995.

DISCONTINUANCE OF SFAS NO. 71 U S WEST incurred a non-cash, extraordinary charge of $3.1 billion, net of an income tax benefit of $2.3 billion, in conjunction with its decision to discontinue accounting for the operations of USWC in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," as of September 30, 1993. SFAS No. 71 generally applies to regulated companies that meet certain requirements, including a requirement that a company be able to recover its costs, notwithstanding competition, by charging its customers at prices established by its regulators. U S WEST's decision to discontinue application of SFAS No. 71 was based on the belief that competition, market conditions and the development of multimedia technology, more than prices established by regulators, will determine the future cost recovery by USWC. As a result of this change, the remaining asset lives of USWC's plant were shortened to more closely reflect the useful (economic) lives of such plant.

         Following is a list of the major categories of telephone property, plant and equipment and the manner in which depreciable lives were affected by the discontinuance of SFAS No. 71:

- --------------------------------------------------------------
                                   Average Life (years)
                             ---------------------------------
                                  Before           After
Category                      Discontinuance   Discontinuance
                             ---------------------------------
Digital switch                    17-18              10
Digital circuit                   11-13              10
Aerial copper cable               18-28              15
Underground copper cable          25-30              15
Buried copper cable               25-28              20
Fiber cable                         30               20
Buildings                         27-49            27-49
General purpose computers           6                6
- --------------------------------------------------------------

         The company employed two methods to determine the amount of the extraordinary charge. The "economic life" method assumed that a portion of the plant-related effect is a regulatory asset that was created by the under-depreciation of plant under regulation. This method yielded the plant-related adjustment that was confirmed by the second method, a discounted cash flows analysis.

         Following is a schedule of the nature and amounts of the after-tax charge recognized as a result of the company's discontinuance of SFAS No. 71:

- --------------------------------------------------------------
Plant related                                      $ 3,124
Tax-related regulatory assets and liabilities         (208)
Other regulatory assets and liabilities                207
                                                   -----------
Total                                              $ 3,123
                                                   -----------
- --------------------------------------------------------------





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------

                                       6
                                 NOTE 6: DEBT
- --------------------------------------------------------------------------------

Short-term Debt  The components of short-term debt follow:

- ----------------------------------------------------------------------------------------------------------------
December 31,                                                                               1994          1993
                                                                                        ------------------------
Notes payable:
  Commercial paper                                                                      $ 2,305       $ 1,029
Current portion of long-term debt,
  including $500 and $450 payable to
  TWE, in 1994 and 1993, respectively                                                       732           795
Allocated to discontinued operations - net                                                 (200)          (48)
                                                                                        ------------------------
Total                                                                                   $ 2,837       $ 1,776
                                                                                        ------------------------
- ----------------------------------------------------------------------------------------------------------------

         The weighted average interest rate on commercial paper was 5.97 percent and 2.77 percent at December 31, 1994 and 1993, respectively.

         U S WEST is permitted to borrow up to approximately $1.9 billion under short-term formal lines of credit, all of which was available at December 31, 1994.

Long-term Debt Interest rates and maturities of long-term debt at December 31 follow:

- -------------------------------------------------------------------------------------------------------------------------------
                                                             Maturities
                                   ----------------------------------------------------------------     Total       Total
Interest rates                        1996          1997         1998          1999    Thereafter         1994          1993
                                   --------------------------------------------------------------------------------------------
Up to 5%                           $   271      $     --      $    35       $    --       $   240      $   546       $   844
Above 5% to 6%                          13            25          300            --           261          599           561
Above 6% to 7%                          --            --           --           226         1,290        1,516         1,383
Above 7% to 8%                         670            16           --            --         2,507        3,193         2,061
Above 8% to 9%                          28            --           --           126           290          444           504
Above 9% to 10%                         --            29           --            15           355          399           399
                                   --------------------------------------------------------------------------------------------
                                   $   982      $     70      $   335       $   367       $ 4,943        6,697         5,752
                                   ================================================================
Capital lease obligations and other                                                                        153           139
Unamortized discount - net                                                                              (1,239)         (101)
Allocated to discontinued operations - net                                                                (510)         (367)
                                                                                                   ----------------------------
Total                                                                                                  $ 5,101       $ 5,423
                                                                                                   ----------------------------
- -------------------------------------------------------------------------------------------------------------------------------

Long-term debt consists principally of debentures and medium-term notes, debt associated with the company's Leveraged Employee Stock Ownership Plans (LESOP), and zero coupon, subordinated notes convertible at any time into U S WEST common shares. The zero coupon notes have a yield to maturity of approximately
7.3 percent and are recorded at a discounted value of $498. Long-term debt also includes a note payable to TWE of $271 in 1994 and $555 in 1993.

         During 1993, U S WEST refinanced debt issues aggregating $2.7 billion in principal amount. Expenses associated with the refinancing resulted in an extraordinary charge to income of $77, net of a tax benefit of $48. The refinancing allowed the company to take advantage of favorable interest rates.

         Interest payments, net of amounts capitalized, were $534, $680 and $704 for 1994, 1993 and 1992, respectively, of which $103, $212 and $220, respectively, relate to discontinued operations.





                                    U S WEST

                                    1 9 9 4

                              --------------------

                                       7
                         NOTE 7: LEASING ARRANGEMENTS
- --------------------------------------------------------------------------------

         U S WEST has entered into operating leases for office facilities, equipment and real estate. Rent expense under operating leases was $288, $275 and $274 in 1994, 1993 and 1992, respectively.

         Minimum future lease payments as of December 31, 1994, under non-cancellable operating leases, follow:

- -------------------------------------------------------------
Year
- -------------------------------------------------------------
1995                                                 $   153
1996                                                     140
1997                                                     128
1998                                                     123
1999                                                     109
Thereafter                                               853
                                                     --------
Total                                                $ 1,506
                                                     --------
- -------------------------------------------------------------


                                       8
                   NOTE 8: DERIVATIVE FINANCIAL INSTRUMENTS
- --------------------------------------------------------------------------------

         The company is exposed to market risks arising from changes in interest rates and foreign exchange rates. Derivative financial instruments are used by the company to manage these risks.

INTEREST RATE RISK MANAGEMENT The company enters into interest rate swap agreements to manage its market exposure to fluctuations in interest rates. Swap agreements are primarily used to effectively convert existing commercial paper to fixed-rate debt. This allows the company to achieve interest savings over issuing fixed-rate debt directly. Additionally, the company has entered into interest rate swaps to effectively terminate existing swaps.

         Under an interest rate swap, the company agrees with another party to exchange interest payments at specified intervals over a defined term. Interest payments are calculated by reference to the notional amount based on the fixed- and variable-rate terms of the swap agreements. The net interest received or paid as part of the interest rate swap is accounted for as an adjustment to interest expense.

         The company also entered into a currency swap to convert Swiss franc-denominated debt to dollar-denominated debt. This allowed the company to achieve interest savings over issuing fixed-rate, dollar-denominated debt. Under the currency swap, the company agreed with another party to exchange dollars for francs within the terms of the loan, which include periodic interest payments and principal upon origination and maturity. The currency swap and foreign currency debt are combined and accounted for as if fixed-rate, dollar-denominated debt were issued directly.

         The following table summarizes terms of swaps pertaining to continuing operations as of December 31, 1994. Variable rates are primarily indexed to the 30-day commercial paper rate.

- -----------------------------------------------------------------------------------
                                                           Weighted Average Rate
                                                         --------------------------
Continuing operations       Notional Amount  Maturities     Receive        Pay
- -----------------------------------------------------------------------------------
Variable to fixed                $ 785       1995 - 2004       6.14         6.47
Fixed to variable                    5          1995           6.61         5.87
Currency                            71          1999             --         6.53
- -----------------------------------------------------------------------------------





                                    U S WEST
                                       43

                             U  S  W E S T  I N C.

                              --------------------

         The following table summarizes terms of swaps pertaining to discontinued operations as of December 31, 1994. Variable rates are indexed to three- and six-month LIBOR.

- -----------------------------------------------------------------------------------
                                                           Weighted Average Rate
                                                         --------------------------
Discontinued operations     Notional Amount  Maturities     Receive        Pay
- -----------------------------------------------------------------------------------
Variable to fixed (1)            $ 380       1996 - 1997       5.69         9.03
Fixed to variable (1)              380       1996 - 1997       7.29         5.80
Variable rate basis
  adjustment (2)                    10          1997           5.89         7.04
- -----------------------------------------------------------------------------------

(1) The fixed to variable swap has the same terms as the variable to fixed swap and was entered into to terminate the variable to fixed swap. The net interest cost on the swaps is a cost of discontinued operations and is included in the discontinued operations loss provision.
(2) Variable rate debt based on U. S. Treasury securities is swapped to a LIBOR-based interest rate.

         In 1993, the company executed forward contracts to sell U. S. Treasury securities to reduce debt issuance risks by allowing the company to lock in the Treasury rate component of the future debt issue. At December 31, 1994, deferred credits of $8 and deferred charges of $51 on closed interest rate forward contracts are included as part of the carrying value of the underlying debt. The deferred credits and charges are being recognized as a yield adjustment over the life of the debt, which matures at various dates through 2043. The net deferred charge is directly offset by the lower coupon rate achieved on the debt issuance. At December 31, 1994, there were no open forward contracts on interest rates.

         The counterparties to these derivative contracts are major financial institutions. The company is exposed to credit loss in the event of non-performance by these counterparties. The company manages this exposure by monitoring the credit standing of the counterparty and establishing dollar and term limitations that correspond to the respective credit rating of each counterparty. The company does not have significant exposure to an individual counterparty and does not anticipate non-performance by any counterparty.

FOREIGN EXCHANGE RISK MANAGEMENT The company enters into forward and option contracts to manage the market risks associated with fluctuations in foreign exchange rates after considering offsetting foreign exposures among international operations.

         The company enters into forward contracts to exchange foreign currencies at agreed rates on specified future dates. This allows the company to fix the cost of firm foreign commitments. The commitments and the forward contracts are for periods up to one year. The gain or loss on forward contracts designated as hedges of firm foreign investment commitments are included in common shareowners' equity and are recognized in income on sale of the investment.

         The company also enters into foreign exchange combination option contracts to protect against adverse changes in foreign exchange rates. These option contracts combine purchased options to cap the foreign exchange rate and written options to finance the premium of the purchased options. The commitments and combination option contracts are for periods up to one year. Gains or losses on the contracts, designated as hedges of firm investment commitments, are included in common shareowners' equity and are recognized in income on sale of the investment.

         The counterparties to these contracts are major financial institutions. The company is exposed to credit loss in the event of non-performance by these counterparties. The company does not have significant exposure to an individual counterparty and does not anticipate non-performance by any counterparty.

         At December 31, 1994, the company has outstanding forward and combination option contracts to purchase British pounds in the notional amounts of $135 and $35, respectively. All contracts mature within one year.

         Cumulative deferred credits on foreign exchange contracts of $7 and deferred charges of $25, and deferred taxes (benefits) of $3 and ($10), respectively, are included in common shareowners' equity at December 31, 1994.





                                    U S WEST

                                    1 9 9 4

                              --------------------


                                       9
                 NOTE 9: FAIR VALUES OF FINANCIAL INSTRUMENTS
- --------------------------------------------------------------------------------

         Fair values of cash equivalents, other current amounts receivable and payable, and short-term debt, including discontinued operations, approximate carrying values due to their short-term nature.

         The fair values of mandatorily redeemable preferred stock, foreign exchange forward and combination option contracts approximate the carrying values.

         The fair values of interest rate swaps are based on estimated amounts the company would receive or pay to terminate such agreements, taking into account current interest rates and creditworthiness of the counterparties.

         The fair value of long-term debt, including discontinued operations, is based on quoted market prices where available or, if not available, is based on discounting future cash flows using current interest rates.

- -------------------------------------------------------------------------
December 31,                              1994             1993
                                  ---------------------------------------
Continuing and                     Carrying   Fair   Carrying   Fair
discontinued operations             Value    Value     Value    Value
                                  ---------------------------------------
Debt (includes
  short-term portion)             $ 9,221  $ 8,700   $ 8,695   $ 8,940
Interest rate swap
  agreements - assets                  --      (15)       --       (29)
Interest rate swap
  agreements - liabilities             --       20        --        89
                                  ---------------------------------------
Debt-net                          $ 9,221  $ 8,705   $ 8,695   $ 9,000
                                  ---------------------------------------
- -------------------------------------------------------------------------


                                      10
           NOTE 10: PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION
- --------------------------------------------------------------------------------

         U S WEST has 50,000,000 authorized shares of preferred stock. On September 2, 1994, U S WEST issued to Fund American Enterprises Holdings Inc. ("FFC") 50,000 shares of a class of newly created 7 percent Series B Cumulative Redeemable Preferred Stock for a total of $50. (See Note 17 to the Consolidated Financial Statements.) The preferred stock was recorded at fair market value of $51.

U S WEST has the right, commencing five years from September 2, 1994, to redeem the shares for one thousand dollars per share plus unpaid dividends and a redemption premium. The shares are mandatorily redeemable in year 10 at face value plus unpaid dividends. At the option of FFC, the preferred stock also can be redeemed for common shares of Financial Security Assurance, a member of the Capital Assets segment.





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------

                                      11
                         NOTE 11: SHAREOWNERS' EQUITY
- --------------------------------------------------------------------------------

COMMON STOCK At December 31, 1994, the company held 7,537,372 treasury shares with a cost basis of $163, or $21.63 per share.

         On December 6, 1994, 12,779,206 shares of U S WEST common stock were issued to, or in the name of, the holders of Wometco Cable Corp. in accordance with a merger agreement. (See Note 2 to the Consolidated Financial Statements.)

         In connection with the settlement of shareowner litigation ("Rosenbaum v. U S WEST Inc. et al."), the company issued approximately 5.5 million shares of U S WEST common stock in March 1994 to class members connected with this litigation.

         U S WEST issued, to certified class members, non-transferable rights to purchase shares of common stock directly from U S WEST, on a commission-free basis, at a 3 percent discount from the average of the high and low trading prices of such stock on the New York Stock Exchange on February 23, 1994, the pricing date designated in accordance with the settlement. U S WEST received net proceeds of $210 from the offering.

         During fourth quarter 1993, the company issued 22 million additional shares of U S WEST common stock for net cash proceeds of $1,020. The company used the net proceeds to reduce short-term indebtedness, including indebtedness incurred from the TWE investment, and for general corporate purposes.

LEVERAGED EMPLOYEE STOCK OWNERSHIP PLANS (LESOP) U S WEST maintains employee savings plans for management and occupational employees under which the company matches a certain percentage of eligible contributions made by the employees with shares of company stock. The company established two LESOPs in 1989 to provide the company stock used for matching contributions to the savings plans.

         The long-term debt of the LESOP trusts, which is unconditionally guaranteed by the company, is included in the accompanying consolidated balance sheets and corresponding amounts have been recorded as reductions to common shareowners' equity. The trusts will repay the debt with company contributions and certain dividends received on shares of the company's common stock held by the LESOP. Total company contributions to the trusts (excluding dividends) were $80, $75 and $78 in 1994, 1993 and 1992, respectively, of which $19, $24 and
$28, respectively, have been classified as interest expense. The company recognizes expense based on the cash payments method. Dividends on unallocated shares held by the LESOP were $11, $14 and $17 in 1994, 1993 and 1992, respectively.

SHAREHOLDER RIGHTS PLAN The board of directors of the company has adopted a shareholder rights plan which, in the event of a takeover attempt, would entitle existing shareowners to certain preferential rights. The rights expire on April 6, 1999, and are redeemable by the company at any time prior to the date they would become effective.

SHARE REPURCHASE Subsequent to the acquisition of the Atlanta Cable Properties (See Note 2 to the Consolidated Financial Statements), the company announced its intention to purchase U S WEST common shares in the open market up to an amount equal to those issued in conjunction with the acquisition, subject to market conditions. In December 1994, the company purchased 550,400 shares of U S WEST common stock at an average price per share of $36.30.





                                    U S WEST

                                    1 9 9 4

                              --------------------

                                      12
                NOTE 12: PARTIAL SALE OF JOINT VENTURE INTEREST
- --------------------------------------------------------------------------------

TeleWest Communications plc ("TeleWest"), the cable television/ telephone joint venture in the United Kingdom owned by U S WEST and Tele-Communications Inc., made an initial public offering of its ordinary shares in November 1994. Following the offering, in which U S WEST sold 24.4 percent of its joint venture interest, U S WEST owns approximately 37.8 percent of TeleWest. Net proceeds of approximately $650 will be used by TeleWest to finance construction and operations costs, invest in affiliated companies and repay debt. It is the company's policy to recognize as income any gains or losses related to the sale of investee stock. U S WEST recognized a gain of $105 in 1994, net of $59 in deferred taxes, for the partial sale of its joint venture interest in TeleWest.


                                      13
                        NOTE 13: STOCK INCENTIVE PLANS
- --------------------------------------------------------------------------------

U S WEST maintains stock incentive plans for executives and key employees, and non-employees. The 1994 Stock Plan was approved by shareowners on May 6, 1994. The 1994 Stock Plan is a successor plan to the USWEST Inc. Stock Incentive Plan and the USWEST1991 Stock Incentive Plan (The "Predecessor Plans"). No further grants of options or restricted stock may be made under the Predecessor Plans. The plan is administered by the Human Resources Committee of the board of directors with respect to officers, executive officers and outside directors and by a special committee with respect to all other eligible employees and eligible non-employees. The maximum aggregate number of shares of common stock of the company that may be granted in any calendar year for all purposes under the plan will be three-quarters of 1 percent of the shares of common stock outstanding (excluding shares of such common stock held in the company's treasury) on the first day of such calendar year. In the event that fewer than the full aggregate number of shares of common stock available for issuance in any calendar year are issued, the shares not issued will be added to the shares available for issuance in any subsequent year or years. Options may be exercised no later than 10 years after the date on which the option was granted. A total of 8,300,853 shares of U S WEST common stock were reserved for issuance under the 1994 Stock Plan and the Predecessor Plans at December 31, 1994.

         Data for outstanding options under the plan is summarized as follows:

- ----------------------------------------------------------------
                                      Number of      Average
                                       Shares*    Option Price
                                     ---------------------------
Outstanding January 1, 1992           3,420,406      $ 33.97
- ----------------------------------------------------------------
Granted                               1,410,311        38.13
Exercised                              (327,221)       26.15
Canceled or expired                     (53,346)       36.17
                                     ---------------------------
Outstanding December 31, 1992         4,450,150        35.81
- ----------------------------------------------------------------
Granted                               1,486,106        48.83
Exercised                              (412,444)       31.73
Canceled or expired                    (222,273)       36.87
                                     ---------------------------
Outstanding December 31, 1993         5,301,539        39.76
- ----------------------------------------------------------------
Granted                               2,438,409        36.15
Exercised                              (139,762)       33.72
Canceled or expired                    (214,149)       40.71
                                     ---------------------------
Outstanding December 31, 1994         7,386,037      $ 38.66
                                     ---------------------------
- ----------------------------------------------------------------

* Includes options granted in tandem with SARs.

         Options to purchase 2,374,394 and 1,412,791 shares were exercisable at December 31, 1994 and 1993, respectively. A total of 914,816 and 8,649,750 shares of U S WEST common stock were available for grant under the plans in effect at December 31, 1994 and 1993, respectively.





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------

                                      14
                          NOTE 14: EMPLOYEE BENEFITS
- --------------------------------------------------------------------------------

PENSION PLAN Effective January 1, 1993, U S WEST merged its two defined benefit pension plans, covering substantially all management and occupational employees, in a single plan. Management benefits are based on a final pay formula, while occupational benefits are based on a flat benefit formula. U S WEST uses the projected unit credit method for the determination of pension cost for financial reporting purposes and the aggregate cost method for funding purposes. No funding was required in 1994, 1993 or 1992.

         The composition of the net pension credit and the actuarial assumptions of the plan follow:

- ----------------------------------------------------------------
Year Ended December 31,            1994      1993       1992
                               ---------------------------------
Details of pension credit:
  Service cost -- benefits
   earned during the period     $   197   $   148    $   141
  Interest cost on projected
   benefit obligation               561       514        480
  Actual return on plan assets      188    (1,320)      (411)
  Net amortization and deferral    (946)      578       (318)
                               ---------------------------------
Net pension credit              $     0   $   (80)   $  (108)
                               ---------------------------------
- ----------------------------------------------------------------

         The expected long-term rate of return on plan assets used in determining net pension cost was 8.50 percent for 1994, 9.00 percent for 1993 and 9.25 percent for 1992.

         The funded status of the plan follows:

- ----------------------------------------------------------------
December 31,                              1994          1993
                                       -------------------------
Accumulated benefit obligation,
  including vested benefits of
  $5,044 and $5,286, respectively      $ 5,616       $ 5,860
                                       -------------------------
- ----------------------------------------------------------------
Plan assets at fair value,
  primarily stocks and bonds           $ 8,388       $ 8,987
Less: Projected benefit obligation       7,149         7,432
                                       -------------------------
Plan assets in excess of projected
  benefit obligation                     1,239         1,555
Unrecognized net (gain) loss               161           (70)
Prior service cost not yet recognized in
  net periodic pension cost                (67)          (72)
Balance of unrecognized net asset
  at January 1, 1987                      (785)         (865)
                                       -------------------------
Prepaid pension asset                  $   548       $   548
                                       -------------------------
- ----------------------------------------------------------------

         The actuarial assumptions used to calculate the projected benefit obligation follow:

- ----------------------------------------------------------------
December 31,                              1994          1993
                                       -------------------------
Discount rate                             8.00          7.25
Average rate of increase in future
  compensation levels                     5.50          5.50
- ----------------------------------------------------------------

         Anticipated future benefit changes have been reflected in the above calculations.





                                    U S WEST

                                    1 9 9 4

                              --------------------


POSTRETIREMENT BENEFITS OTHER THAN PENSIONS U S WEST and most of its subsidiaries provide certain health care and life insurance benefits to retired employees. Effective January 1, 1992, U S WEST adopted SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions," which mandates that employers reflect in their current expenses the cost of providing retirement medical and life insurance benefits to current and future retirees. Prior to 1992, U S WEST recognized these costs as they were paid. Adoption of SFAS No. 106 resulted in a one-time, non-cash charge against 1992 earnings of $1,741 net of a deferred income tax benefit of $1,038, for the prior service of active and retired employees. The effect on 1992 income from continuing operations of adopting SFAS No. 106 was approximately $47, or $.11 per share.

         In conjunction with the adoption of SFAS No. 106, for financial reporting purposes, the company elected to immediately recognize the accumulated postretirement benefit obligation for current and future retirees, net of the fair value of plan assets. However, the Federal Communications Commission and certain state jurisdictions permit amortization of the transition obligation over the average remaining service period of active employees for regulatory accounting purposes.

         U S WEST uses the projected unit credit method for the determination of postretirement medical costs for financial reporting purposes. The composition of net postretirement benefit costs and actuarial assumptions underlying plan benefits follow:

- ------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                               1994                        1993                         1992
                                             ---------------------------------------------------------------------------------------
                                             Medical  Life   Total       Medical  Life    Total       Medical  Life   Total
                                             ---------------------------------------------------------------------------------------
Service cost -- benefits earned during
  the period                                 $  62   $  13   $  75       $  60    $ 11    $  71       $ 57    $  10   $  67
Interest on accumulated benefit obligation     221      39     260         235      36      271        223       33     256
Actual return on plan assets                     3       1       4         (73)    (52)    (125)       (19)     (29)    (48)
Net amortization and deferral                  (68)    (31)    (99)         27      22       49         --       --      --
                                             ---------------------------------------------------------------------------------------
Net postretirement benefit costs             $ 218   $  22   $ 240       $ 249    $ 17    $ 266       $261    $  14   $ 275
                                             ---------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------

         The expected long-term rate of return on plan assets used in determining net postretirement benefit costs was 8.50 percent for 1994 and 9.00 percent in 1993 and 1992.

         The funded status of the plan follows:

- ------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                                    1994                        1993
                                                                      --------------------------------------------------------------
                                                                       Medical    Life    Total    Medical     Life   Total
                                                                      --------------------------------------------------------------
Accumulated postretirement benefit obligation attributable to:
  Retirees                                                            $ 1,733    $248   $ 1,981    $1,795   $   311  $ 2,106
  Fully eligible plan participants                                        264      38       302       274        48      322
  Other active plan participants                                          940     135     1,075       983       170    1,153
                                                                      --------------------------------------------------------------
Total accumulated postretirement benefit obligation                     2,937     421     3,358     3,052       529    3,581
Unrecognized net gain (loss)                                              243      90       333        65       (25)      40
Fair value of plan assets, primarily stocks, bonds and
  life insurance (1)                                                     (894)   (374)   (1,268)     (613)     (388)  (1,001)
                                                                      --------------------------------------------------------------
Accrued postretirement benefit obligation                             $ 2,286    $137   $ 2,423    $2,504   $   116  $ 2,620
                                                                      --------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------

(1) Medical plan assets include U S WEST common stock of $164 in 1994.

The actuarial assumptions used to calculate the accumulated postretirement benefit obligation follow:

- --------------------------------------------------------------
December 31,                              1994          1993
                                          --------------------
Discount rate                             8.00          7.25
Medical trend*                            9.70         10.30
- --------------------------------------------------------------

* Medical cost trend rate gradually declines to an ultimate rate of 6 percent in 2006.

         A 1-percent increase in the assumed health care cost trend rate for each future year would have increased the aggregate of the service and interest cost components of 1994 net postretirement benefit cost by approximately $50 and increased the 1994 accumulated postretirement benefit obligation by approximately $450.

         For USWC, the annual amount funded will generally follow the amount of expense allowed in regulatory jurisdictions.

         Anticipated future benefit changes have been reflected in these postretirement benefit calculations.

OTHER POSTEMPLOYMENT BENEFITS U S WEST adopted, effective January 1, 1992, SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires that employers accrue for the estimated costs of benefits, such as workers' compensation and disability, provided to former or inactive employees who are not eligible for retirement. Adoption of SFAS No. 112 resulted in a one-time, non-cash charge against 1992 earnings of $53, net of a deferred income tax benefit of $32.





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------

                                      15
                             NOTE 15: INCOME TAXES
- --------------------------------------------------------------------------------


The components of the provision for income taxes follow:

- --------------------------------------------------------------
Year Ended December 31,            1994      1993       1992
                                ------------------------------
Federal:
  Current                       $   418   $   422    $   427
  Deferred                          351      (145)        46
  Investment tax credits - net      (47)      (56)       (63)
                                ------------------------------
                                    722       221        410
                                ------------------------------
State and local:
  Current                            52        71         62
  Deferred                           83       (23)        21
                                ------------------------------
                                    135        48         83
                                ------------------------------
Provision for income taxes      $   857   $   269    $   493
                                ------------------------------
- --------------------------------------------------------------

         Amounts paid for income taxes were $313, $391 and $459 in 1994, 1993 and 1992, respectively, inclusive of discontinued operations.

         The effective tax rate differs from the statutory tax rate as follows:

- --------------------------------------------------------------
Year Ended December 31,
In percent                         1994      1993       1992
                                ------------------------------
Federal statutory tax rate         35.0      35.0       34.0
Investment tax credit amortization (1.3)     (3.0)      (4.2)
State income taxes -
  net of federal effect             3.9       4.0        3.5
Rate differential on reversing
  temporary differences              --      (2.2)      (3.1)
Depreciation on capitalized
  overheads - net                    --       1.4        2.1
Tax law change - catch-up adjustment --       3.1         --
Restructuring charge                 --      (1.5)        --
Other                              (0.1)     (0.7)      (0.9)
                                ------------------------------
Effective tax rate                 37.5      36.1       31.4
                                ------------------------------
- --------------------------------------------------------------

The components of the net deferred tax liability follow:

- --------------------------------------------------------------
December 31,                              1994          1993
                                       -----------------------
Property, plant and equipment          $ 1,504       $ 1,340
Leases                                     690           663
State deferred taxes - net of
  federal effect                           395           277
Intangible assets                          164            --
Investment in partnerships                 142            46
Other                                       84            94
                                       -----------------------
Deferred tax liabilities                 2,979         2,420
                                       -----------------------
Postemployment benefits, including
  pension                                  718           736
Restructuring, discontinued
  operations and other                     417           620
Unamortized investment tax credit           79            94
State deferred taxes - net of
  federal effect                           232           220
Other                                      317           260
                                       -----------------------
Deferred tax assets                      1,763         1,930
                                       -----------------------
Net deferred tax liability             $ 1,216       $   490
                                       -----------------------
- --------------------------------------------------------------

         The current portion of the deferred tax asset was $352 and $336 at December 31, 1994 and 1993, respectively, resulting primarily from restructuring charges and compensation-related items.

         On August 10, 1993, federal legislation was enacted that increased the corporate tax rate from 34 percent to 35 percent retroactive to January 1, 1993. The cumulative effect on deferred taxes of the 1993 increase in income tax rates was $74, including $20 for discontinued operations.

         The net deferred tax liability includes $678 in 1994 and $607 in 1993 related to discontinued operations.





                                    U S WEST

                                    1 9 9 4

                              --------------------

                                      16
                    NOTE 16: COMMITMENTS AND CONTINGENCIES
- --------------------------------------------------------------------------------

At USWC, there are pending regulatory actions in local regulatory jurisdictions that call for price decreases, refunds or both. In one such instance, the Utah Supreme Court has remanded a Utah Public Service Commission ("PSC") order to the PSC for reconsideration, thereby establishing two exceptions to the rule against retroactive ratemaking: 1) unforeseen and extraordinary events, and 2) misconduct. The PSC's initial order denied a refund request from interexchange carriers and other parties related to the Tax Reform Act of 1986. This case is still in the discovery process. If a formal filing - made in accordance with the remand from the Supreme Court - alleges that the exceptions apply, the range of possible risk to USWC is $0 to $140.

         U S WEST has issued letters of credit, which expire in July 1995, in conjunction with its investment in Binariang Sdn Bhd, a Malaysian telecommunications company, totaling $110.

                                      17
                       NOTE 17: DISCONTINUED OPERATIONS
- --------------------------------------------------------------------------------


During second quarter 1993, the U S WEST board of directors approved a plan to dispose of the Capital Assets segment through the sale of segment assets and businesses. Accordingly, the company recorded an after-tax charge of $100, or $.24 per share, for the estimated loss on disposition. An additional provision of $20, or $.04 per share, is related to the effect of the 1993 increase in federal income tax rates. The Capital Assets segment includes activities related to financial services and financial guarantee insurance operations. Also included in the segment is U S WEST Real Estate Inc., for which disposition was announced in 1991 and a $500 valuation allowance was established to cover both carrying costs and losses on disposal of related properties. The entire Capital Assets segment has been accounted for as discontinued operations in accordance with Accounting Principles Board Opinion No. 30.

         During 1994, U S WEST reduced its ownership interest in Financial Security Assurance ("FSA"), a member of the Capital Assets segment, to 60.9 percent, and its voting interest to 49.8 percent through a series of transactions. In May and June 1994, U S WEST sold 8.1 million shares of FSA, including 2.0 million shares to Fund American Enterprises Holdings Inc. ("FFC"), in an initial public offering of FSA common stock at $20 per share. U S WEST received $154 in net proceeds from the offering. On September 2, 1994, U S WEST issued to FFC 50,000 shares of cumulative redeemable preferred stock for a total of $50. (See Note 10 to the Consolidated Financial Statements.) FFC's voting interest in FSA is 21.0 percent, achieved through a combination of direct share ownership of common and preferred FSA shares, and a voting trust agreement with U S WEST. The company retained certain risks in asset-backed obligations related to the commercial real estate portfolio.

         FFC has a right of first offer and a call right to purchase from U S WEST up to 9.0 million shares, or approximately 57 percent, of outstanding FSA stock held by U S WEST. U S WEST anticipates its ownership will be further reduced by 1996.

         During 1994, U S WEST Real Estate sold 12 buildings, six parcels of land and other assets for approximately $327. An additional property was sold in January 1995 for approximately $37. During 1993, five properties were sold for approximately $66. The sales were in line with company estimates. Proceeds from building sales were primarily used to pay related debt. U S WEST has completed all construction of existing buildings in the commercial real estate portfolio and expects to substantially complete the liquidation of its portfolio by 1998. The remaining balance of assets subject to sale is approximately $607, net of reserves.

         In December 1993, the company sold $2.0 billion of finance receivables and the business of U S WEST Financial Services to NationsBank Corporation. Sales proceeds of $ 2.1 billion were used primarily to repay related debt. The pretax gain on the sale of approximately $100, net of selling expenses, was in line with management's estimate and was included in the company's estimate of provision for loss on disposal. The management team that previously operated the entire Capital Assets segment transferred to NationsBank.





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------

         Building sales and operating revenues of discontinued operations were $553 in 1994, $710 in 1993 and $672 in 1992. Income from discontinued operations for 1993 (to June 1) and 1992 totaled $38 and $103, respectively. Income (loss) from discontinued operations subsequent to June 1, 1993 is being deferred and was included within the provision for loss on disposal.

NET ASSETS OF DISCONTINUED OPERATIONS
- --------------------------------------------------------------
December 31,                              1994          1993
                                       -----------------------
Assets
Cash and cash equivalents              $     7       $    24
Finance receivables - net                1,073         1,131
Investment in real estate -
  net of valuation allowance               465           711
Investments in securities at
  market value                             155           895
Investment in FSA                          329            --
Other assets                               362           600
                                       -----------------------
Total assets                           $ 2,391       $ 3,361
                                       -----------------------
Liabilities
Debt                                   $ 1,283       $ 1,496
Deferred income taxes                      693           681
Accounts payable, accrued liabilities
  and other                                103           244
Unearned premiums                           --           346
Minority interests                          10            40
                                       -----------------------
Total liabilities                        2,089         2,807
                                       -----------------------
Net assets of discontinued operations  $   302       $   554
                                       -----------------------
- --------------------------------------------------------------

         The assets and liabilities of the Capital Assets segment have been separately classified on the consolidated balance sheets as net assets of discontinued operations.

         Finance receivables primarily consist of contractual obligations under long-term leases that the company intends to run off. These long-term leases primarily consist of investments in leveraged leases related to aircraft and power plants. For leveraged leases, the cost of the assets leased is financed primarily through non-recourse debt that is netted against the related lease receivable.

         The components of finance receivables follow:

- --------------------------------------------------------------
December 31,                              1994          1993
                                      ------------------------
Receivables                            $ 1,095       $ 1,208
Unguaranteed estimated residual values     467           477
                                      ------------------------
                                         1,562         1,685
Less: Unearned income                      459           490
  Credit loss and other allowances          30            64
                                      ------------------------
Finance receivables - net              $ 1,073       $ 1,131
                                      ------------------------
- --------------------------------------------------------------

         Investments in securities, which are designated as available for sale, are carried at market value. Any resulting unrealized gains or losses, net of applicable deferred income taxes, are reflected as a component of common shareowners' equity. The 1994 net unrealized loss of $64 (net of a deferred tax benefit of $34) and the 1993 net unrealized gain of $35 (net of deferred taxes of $19), are included in common shareowners' equity.

         The amortized cost and estimated market value of investments in securities follow:

- ------------------------------------------------------------------------------------------------------------------------------------
                                                 December 31, 1994                              December 31, 1993
                                    ------------------------------------------------------------------------------------------------
                                                Gross       Gross                              Gross       Gross
                                   Carrying   Unrealized Unrealized     Fair      Carrying   Unrealized  Unrealized    Fair
Marketable Securities               Amount      Gains    Losses (1)     Value      Amount      Gains       Losses      Value
                                    ------------------------------------------------------------------------------------------------
Municipal                            $113          --       $  13       $ 100       $ 742       $ 51        $  1       $ 792
Other                                  65          --          10          55          99          4          --         103
                                    ------------------------------------------------------------------------------------------------
Total                                $178          --       $  23       $ 155       $ 841       $ 55        $  1       $ 895
- ------------------------------------------------------------------------------------------------------------------------------------

(1) Common shareowners' equity at December 31, 1994, also includes a net unrealized loss on marketable securities of $49 (net of a deferred tax benefit of $26), associated with the company's equity investment in FSA.





                                    U S WEST

                                    1 9 9 4

                              --------------------


Debt Interest rates and maturities of debt associated with discontinued operations at December 31 follow:

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                           Maturities
                                                    --------------------------------------------------------  Total    Total
Interest rates                                        1995     1996      1997     1998      1999 Thereafter    1994     1993
                                                    --------------------------------------------------------------------------------
Up to 5%                                            $   50   $   --    $   --   $   --    $   --   $    5   $    55   $  496
Above 5% to 6%                                           5       --        10       --        --       --        15        5
Above 6% to 7%                                         100       --        54       --        --       --       154       54
Above 7% to 8%                                           7        5         5       --        --       --        17       26
Above 8% to 9%                                          --       35        --       --       150        4       189      264
Above 9% to 10%                                         61       --        48        5        --       --       114      177
Above 10%                                               --       --        --       29        --       --        29       29
Commercial paper rates                                  --       --        --       --        --       --        --       30
                                                    ========================================================
                                                    $  223   $   40    $  117   $   34    $  150   $    9       573    1,081
Allocated from continuing operations - net                                                                      710      415
                                                                                                            ------------------------
Total                                                                                                       $ 1,283   $1,496
- ------------------------------------------------------------------------------------------------------------------------------------

         Debt of $119 and $124 at December 31, 1994 and 1993, respectively, was collateralized by first deeds of trust on associated real estate, assignment of rents from leases, and operating and management agreements.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK - FINANCIAL GUARANTEES The company retained certain risks in asset-backed obligations related to the commercial real estate portfolio. The principal amounts insured on the asset-backed and municipal obligations follow. The 1994 amounts do not include the financial guarantees for FSA, which is now accounted for under the equity method.

- -------------------------------------------------------------
                        Asset-Backed (1)       Municipal (2)
                          December 31,         December 31,
                      ---------------------------------------
Term to Maturity         1994      1993        1994     1993
                      ---------------------------------------
0 to 5 Years          $   540  $  5,955          -- $  1,888
5 to 10 Years             537     2,050          --    2,771
10 to 15 Years            391     1,286          --    2,176
15 to 20 Years             --       593          --    2,346
20 and Above               --     2,501          --    4,606
                      ---------------------------------------
Total                 $ 1,468  $ 12,385          -- $ 13,787
                      ---------------------------------------
- -------------------------------------------------------------

(1) Excludes amounts ceded to other insurers of $6,210 in 1993 and includes $25 of assumed obligations in 1993.
(2) Excludes amounts ceded to other insurers of $5,576 in 1993 and includes $1,218 of assumed obligations in 1993.

         The principal amount of insured obligations in the municipal portfolio, net of amounts ceded, include the following types of issues:

- -------------------------------------------------------------
December 31,
Type of Issue                             1994          1993
                                      -----------------------
General obligation                    $     --      $  3,487
Tax-backed revenue                          --         2,919
Housing revenue                             --         1,879
Municipal utility revenue                   --         1,783
Health care revenue                         --         1,399
Transportation revenue                      --           710
Other                                       --         1,610
                                      -----------------------
Total                                 $     --      $ 13,787
- -------------------------------------------------------------

         Concentrations of collateral associated with insured asset-backed obligations, net of amounts ceded, follow:

- -------------------------------------------------------------
December 31,
Type of Collateral                        1994          1993
                                      -----------------------
Residential mortgages                 $     --      $  3,874
Consumer receivable                         --         1,443
Securities:
  Government debt                           --         2,039
  Non-government securities                 --         1,709
Commercial mortgages:
  Commercial real estate                   530           809
  Corporate secured                        888         1,018
Investor-owned utility first
  mortgage bonds                            --           772
Other asset-backed                          50           721
                                      -----------------------
Total                                 $  1,468      $ 12,385
                                      -----------------------
- -------------------------------------------------------------





                                    U S WEST

                             U  S  W E S T  I N C.

                              --------------------

ADDITIONAL FINANCIAL INFORMATION Information for U S WEST Financial Services Inc., a member of the discontinued segment, follows:

- -------------------------------------------------------------
Year Ended December 31,
Summarized Operating Results       1994      1993       1992
                                -----------------------------
Revenues                        $    54   $   410    $   302
Income before parent support
  and income taxes                    *         *         83
Income before parent support          *         *         55
Net income                            *         *         55
- -------------------------------------------------------------

* Results of Financial Services are included in discontinued operations

- -------------------------------------------------------------
December 31,
Summarized Financial Position             1994          1993
                                       ----------------------
Net finance receivables                $   981       $ 1,020
Total assets                             1,331         1,797
Total debt                                 533           957
Total liabilities                        1,282         1,748
Shareowners' equity                         49            49
- -------------------------------------------------------------


                                      18
                 NOTE 18: QUARTERLY FINANCIAL DATA (UNAUDITED)
- --------------------------------------------------------------------------------


         Quarterly financial data, and per share market and dividend data, follows:

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                           First   Second     Third   Fourth
Quarterly Financial Data                                                                 Quarter  Quarter   Quarter  Quarter
- ------------------------------------------------------------------------------------------------------------------------------------
1994
Sales and other revenues                                                                  $2,641   $2,708   $ 2,765   $2,839
Income from continuing operations before income taxes                                        522      609       514      638
Income from continuing operations and net income                                             324      375       318      409
Earnings per common share                                                                   0.73     0.83      0.70     0.89
- ------------------------------------------------------------------------------------------------------------------------------------
1993
Sales and other revenues                                                                  $2,510   $2,541   $ 2,577   $2,666
Income (loss) from continuing operations before income taxes                                 449      436      (534)     394
Income (loss) from continuing operations                                                     296      291      (375)     264
Net income (loss)                                                                            316      159    (3,545)     264
Earnings (loss) per common share from continuing operations                                 0.71     0.70     (0.90)    0.62
Earnings(loss) per common share                                                             0.76     0.38     (8.50)    0.62
- ------------------------------------------------------------------------------------------------------------------------------------

1994 first-quarter income from continuing operations includes $15 ($.03 per share) for a gain on the sale of certain rural telephone exchanges. 1994 second-quarter net income includes gains of $16 ($.04 per share) and $41 ($.09 per share) for the sales of certain rural telephone exchanges and paging operations, respectively. 1994 fourth-quarter net income includes gains of $105 ($.23 per share) for the partial sale of a joint venture interest and $20 ($.04 per share) for the sale of certain rural telephone exchanges.

1993 second-quarter net income was reduced by $100 ($.24 per share) for a charge related to discontinued operations and $50 ($.12 per share) for the early extinguishment of debt. 1993 third-quarter net loss includes a restructuring charge of $610 ($1.46 per share) and $74 ($.18 per share), including $20 ($.05 per share) related to discontinued operations, for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. 1993 third-quarter net loss also includes extraordinary charges of $3,123 ($7.49 per share) for the discontinuance of SFAS No. 71, and $27 ($.06 per share) for the early extinguishment of debt.

1993 net income (loss) related to discontinued operations was $20 ($.05 per share) and ($82) ($.20 per share) for the first and second quarters, respectively. Income (loss) subsequent to June 1, 1993, is being deferred and was included within the provision for loss on disposal of the Capital Assets segment.

- -------------------------------------------------------------
Per share Market and           Market Price
Dividend Data         --------------------------
(Whole dollars)          High       Low    Close   Dividends
- -------------------------------------------------------------
1994
First                 $46.250  $ 38.500  $40.750    $  0.535

Second                 43.750    38.250   41.875       0.535
Third                  43.125    38.250   38.750       0.535
Fourth                 38.875    34.625   35.625       0.535
- -------------------------------------------------------------
1993
First                 $43.875  $ 37.750  $43.625    $  0.535
Second                 46.000    40.625   45.875       0.535
Third                  49.375    44.500   49.250       0.535
Fourth                 50.750    45.750   45.875       0.535
- -------------------------------------------------------------





                                    U S WEST

                                    1 9 9 4
                             --------------------
                          U S WEST Board of Directors



                                   [PICTURE]
                                Dick Cheney (54)

A former secretary of Defense in the Bush administration, he is a senior fellow with the American Enterprise Institute in Washington, D.C. The former five-term congressman from Wyoming also served as chief of staff for President Ford. Mr. Cheney joined the U S WEST board in 1993.


                                   [PICTURE]
                           Remedios Diaz-Oliver (56)

The chief executive officer and president of All American Container Inc., which sells and distributes glass, plastic and metal containers for a variety of products worldwide. Ms. Diaz-Oliver joined the U S WEST board in 1988.


                                   [PICTURE]
                               Grant A. Dove (66)

The managing partner of Technology Strategies and Alliances, a strategic planning and investment banking firm. Mr. Dove spent nearly 30 years in a number of executive positions with Texas Instruments. He joined the U S WEST board in 1988 and chairs the Human Resources Committee.


                                   [PICTURE]
                             Allan D. Gilmour (60)

The former vice chairman of the Ford Motor Company, Mr. Gilmour held several executive assignments since joining Ford in 1960. He served as the company's chief financial officer before taking over leadership of its international automotive operations and, later, the Ford Automotive Group. He joined the U S WEST board in 1992.


                                   [PICTURE]
                             Pierson M. Grieve (67)

The chairman and chief executive officer of Ecolab Inc., a leading worldwide developer and marketer of premium cleaning, sanitizing and maintenance products and services for the hospitality, institutional and res-idential markets. He joined the U S WEST board in 1990, and chairs the Board Affairs Committee.


                                   [PICTURE]
                           Shirley M. Hufstedler (69)

A partner in the law firm of Hufstedler, Kaus & Ettinger. She served as secretary of Education during the Carter administration and, for 11 years, as a judge for the 9th U.S. Circuit Court of Appeals. Ms. Hufstedler joined the U S WEST board in 1983, and chairs the Public Policy Committee.


                                   [PICTURE]
                             Allen F. Jacobson (68)

The former chairman and chief executive officer of 3M. Mr. Jacobson has been a member of the U S WEST board since 1983, and chairs the Corporate Development and Finance Committee.


                                   [PICTURE]
                           Richard D. McCormick (54)

Named president and chief executive officer of U S WEST January 1, 1991, and chairman of the board May 1, 1992. Mr. McCormick was president of Northwestern Bell Telephone Company before joining U S WEST as executive vice president in 1985. He became a member of the company's board in 1986.


                                   [PICTURE]
                          Marilyn Carlson Nelson (55)

The vice chair of Carlson Holdings Inc., a group of com-panies involved in marketing services, travel and hospitality services. Ms. Nelson is also chair of Citizens State Bank of Waterville, Minn., and Montgomery, Minn. She joined the U S WEST board in 1993.


                                   [PICTURE]
                               Frank Popoff (59)

The chairman and chief executive officer of The Dow Chemical Company. Since joining Dow Chemical in 1959, he also served as the company's president and chief operating officer and executive vice president for international operations. Mr. Popoff joined the U S WEST board in 1993.


                                   [PICTURE]
                              Glen L. Ryland (70)

The president of RYCO Inc. He is former chairman, president and chief executive officer of Frontier Holdings Inc., and its principal subsidiary, Frontier Airlines. He joined the U S WEST board in 1983, and chairs the Audit Committee.


                                   [PICTURE]
                             Jerry O. Williams (56)

The president and chief executive officer of Grand Eagle Enterprises Inc., a private investment group. Mr. Williams is former president and chief operating officer of AM International Inc., a manufacturer and seller of design, display, reproduction and finishing products and supplies in the graphics industry. He joined the U S WEST board in 1988.


                                   [PICTURE]
                            Daniel Yankelovich (70)

The founder and chairman of DYG Inc., a leading market research firm. He also founded Yankelovich, Skelly and White, one of the nation's largest opinion research organiza-tions. Mr. Yankelovich joined the U S WEST board in 1983, and chairs the Trust Investment Committee.


                                  In Memoriam
                        U S WEST lost two valued members
               of its family - Mary M. Gates and Jack D. Sparks -
                         since the 1994 annual meeting.

                           Ms. Gates, a member of the
              U S WEST board since 1992, passed away June 9, 1994.
                      She also served as a director of the
                U S WEST NewVector Group from 1990 to 1991, and
                  of Pacific Northwest Bell from 1979 to 1988.

                        Mr. Sparks, who retired from the
               U S WEST board in 1993, passed away Dec. 22, 1994.
                The former chairman, chief executive officer and
           president of the Whirlpool Corporation, he was elected to
                          the U S WEST board in 1985.

                 Their experience and insights were invaluable,
                            and they will be missed.





                                   U S WEST
                             --------------------

                             U  S  W E S T  I N C.
                             --------------------
                       Executive and Subsidiary Officers



Richard D. McCormick*                                            James H. Stever*
Chairman, President and                                          Executive Vice President and
Chief Executive Officer                                          Acting Chief Human Resources Officer

A. Gary Ames*                                                    James T. Anderson*
President and Chief Executive Officer                            Vice President and Treasurer
U S WEST Communications Group
                                                                 Lorne G. Rubis*
Richard J. Callahan*                                             Vice President
Executive Vice President, U S WEST;                              Quality
President, U S WEST International and
Business Development Group                                       Judith A. Servoss*
                                                                 Vice President
Charles M. Lillis*                                               Public Relations
Executive Vice President, U S WEST;
President and Chief Executive Officer,                           H. Laird Walker
U S WEST Diversified Group                                       Vice President
                                                                 Federal Relations
James M. Osterhoff*
Executive Vice President and                                     Thomas E. Pardun
Chief Financial Officer                                          President and Chief Executive Officer
                                                                 U S WEST Multimedia Group
Charles P. Russ III*
Executive Vice President,                                        Jan Peters
General Counsel and Secretary                                    Chief Operating Officer
                                                                 U S WEST NewVector Group
C. Scott McClellan*
Acting Executive Vice President                                  Solomon D. Trujillo
Public Policy                                                    President and Chief Executive Officer
                                                                 U S WEST Marketing Resources Group

                                                                 Pearre Williams
                                                                 President
                                                                 Corporate Development Division

                                                                 * Executive officer





                            The U S WEST Foundation


     During 1994 the U S WEST Foundation invested more than $25 million in education,

 economic development, arts and community-betterment projects in the 14 states served by U S WEST  Communications.

 The Foundation also moved in a new direction: encouraging innovative programs to meet community needs through information technologies.

       For more information on the foundation, please call (800) 843-3383





                                   U S WEST
                             --------------------

                               SHAREOWNER INFORMATION


U S WEST Shareowner Services                 Expected Dividend
If you have questions about your             Record Dates
U S WEST account or need to                  April 19, 1995
make changes, please write:                  July 20, 1995
                                             October 20, 1995
For general information, transfers,          January 19, 1996
the U S WEST Investor's
Handbook or the company's                    Expected Dividend
current Form 10-K Report:                    Payment Dates
U S WEST                                     May 1, 1995
P.O. Box 8935                                August 1, 1995
Boston, MA 02266-8935                        November 1, 1995
                                             February 1, 1996
For dividend reinvestment:
U S WEST                                     Annual Meeting
P.O. Box 8936
Boston, MA 02266-8936                        The annual meeting of share-
                                             owners will be held at 10 a.m.
Shareowner Toll-Free Numbers:                Friday, May 5, 1995, at the
For information or inquiries,                Boise Centre, 850 West Front Street,
call 1-800-537-0222. For recorded            Boise, Idaho 83702.
messages about the company's                 A signer will be at the meeting to
activities, call 1-800-449-0000.             assist the hearing impaired.

Shareowners calling from Alaska,             Stock Exchange Listings
Hawaii or outside the United                 U S WESTcommon stock is listed
States, please call collect:                 on the New York, Pacific, London,
0-505-989-2004.                              Zurich, Basel, Geneva, Amsterdam
                                             and Tokyo stock exchanges.
Shareowner Investment Plan                   USWEST's ticker symbol is
Shareowners can reinvest their               "USW," and the company is listed
dividends and/or make optional               in newspaper stock tables under
payments for a fee of $1.00 per              USWEST.
account, per quarter. Contact
U S WEST Shareowner Services                 Corporate Headquarters
for enrollment information.                  U S WEST Inc.
                                             7800 East Orchard Road
                                             P.O. Box 6508
                                             Englewood, CO 80155-6508
                                             303-793-6500


(C) Printed on recycled paper.               (C) 1995 U S WEST Inc.


                                    USWEST

                            7800 EAST ORCHARD ROAD
                                 P.O. BOX 6508
                           ENGLEWOOD, CO  80155-6508

                             APPENDIX TO EXHIBIT 13

            Furnished in Accordance With Rule 304 of Regulation S-T

                            NARRATIVE DESCRIPTION OF
                        GRAPHIC AND IMAGE INFORMATION IN
                  U S WEST'S 1994 ANNUAL REPORT TO STOCKHOLDERS

Page of
Annual
Report                    Description
- ---------                 --------------
Front Cover               Centered on the page, in portrait style, within a border containing a background of numbers 1 through 9 and the words "results, growth, value, cash, yield and performance," is the following text:

                                                        "U S WEST
                                                         --------
                                                          Making
                                                           the
                                                          RIGHT
                                                       Connections
                                                         --------
                                                      Annual Report
                                                          1994"

1                         A bar graph illustrating U S WEST revenues for the years 1990 through 1994, as follows:  1990,
                          $9,369 million; 1991, $9,528 million; 1992, $9,823 million; 1993, $10,294 million; and 1994,
                          $10,953 million.

1                         A bar graph illustrating normalized income from continuing operations for the years 1990 through 1994 (excluding one-time items described in Note 1), as follows:  1990, $1,145 million;
                          1991, $1,070 million; 1992, $1,076 million; 1993, $1,140 million; and 1994, $1,229 million.

2                         Picture of Richard D. McCormick beneath a caption which reads:
                          "Chairman and Chief Executive Officer Richard D. McCormick looks back on the highlights and challenges of 1994, and ahead to a larger, more exciting role for the company in "connecting people with their world."

Page of
Annual
Report                    Description
- ---------                 --------------
3                         A bar graph illustrating annual percentage growth and year-end access lines (in millions), respectively, of U S WEST Communications, Inc. for the years 1990 through 1994 (excluding the effects of 1994 rural exchange sales), as follows:  1990, 2.8%/12.6; 1991, 3.0%/12.9; 1992, 3.2%/13.3; 1993, 3.7%/13.8;
                          and 1994, 4.0%/14.3.

3                         A bar graph illustrating annual percentage growth and year-end cellular subscribers (in thousands), respectively, of U S WEST for 1990 through 1994, as follows:  1990, 55%/219; 1991, 37%/300; 1992,
                          38%/415; 1993, 45%/601; and 1994, 61%/968.

4                         A bar graph illustrating annual percentage growth of earnings before interest, taxes, depreciation and amortization ("EBITDA") and full year EBITDA (in millions), respectively, for the years
                          1990 through 1994 (excluding equity losses, other income and one-time items), as follows:  1990,
                          8.2%/$3,889; 1991, .8%/$3,920; 1992, 1.1%/$3,963, 1993, 6.7%/$4,228; and 1994, 7.8%/$4,559.

9                         A bar graph illustrating 1994 percentage population growth for the states of Nevada, 5.4%;
                          Arizona, 3.3%; Idaho, 3.0%; Utah, 2.6%; Colorado, 2.6%; New Mexico, 2.3%; Georgia, 2.2%; Texas,
                          2.0%; Montana, 1.8%; and Oregon, 1.7%; and indicating Arizona, Idaho, Utah, Colorado, New
                          Mexico, Montana and Oregon are in the U S WEST Communications, Inc. 14-state region.  Source:
                          U.S. Census Bureau (12/31/94).

9                         A pie chart illustrating a summary of U S WEST Communications, Inc. 1994 revenues by percentage and amount of total U S WEST Communications, Inc. revenues (in millions), respectively, as follows:  local service, 45%/$4,067; interstate access charges,  25%/$2,269; intrastate access charges, 8%/$729;
                          long-distance network services, 15%/$1,329; and other services, 7%/$604.

Page of
Annual
Report                    Description
- ---------                 --------------
10                        A bar graph illustrating U S WEST international customers for 1990 through 1994, including wireless customers, directory contracts sold and customer equivalents for gateway switches and cable TV/telephone services, as follows:  1990, 400,000; 1991, 600,000; 1992, 900,000; 1993,
                          1,100,000; and 1994, 1,800,000.

18                        A graphic illustration of U S WEST's three key objectives, or "value drivers" for achieving cash flow improvement:  1) growth through the development of multimedia networks and a broadened wireless presence (new revenue); 2) customer loyalty through continuous improvement in customer service (customer retention); and 3) improved productivity through systems re-
                          engineering and other cost controls (cost reduction), as described under "U S WEST Competitive
                          Strategy."

18                        A bar graph illustrating the number of U S WEST Communications, Inc. employees per access lines from 1990 through 1994, as follows:  1990, 43.7; 1991, 42.5; 1992, 39.3; 1993, 35.9; 1994,
                          33.1.

22                        A map of the United States highlighting U S WEST Communications, Inc. 14-state region.

24                        A bar graph illustrating U S WEST, Inc.'s and U S WEST Communications, Inc.'s actual and projected capital expenditures (in millions), respectively, for 1991 through 1995, as follows:  1991,
                          $2,425/$2,168; 1992, $2,554/$2,357; 1993, $2,441/$2,182; 1994, $2,820/$2,454; 1995, $2,600/$2,100.

55                        Photographs of U S WEST, Inc. Board of Directors.